As filed with the Securities and Exchange Commission on September 24, 2002

                                                   Registration No. 333-________

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                          PRE-EFFECTIVE AMENDMENT No. 1
                                       To
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                         FIRST RELIANCE BANCSHARES, INC.
                 (Name of small business issuer in its charter)

                                 South Carolina
            (State or jurisdiction of incorporation or organization)

                                      6712
            (Primary Standard Industrial Classification Code Number)

                                   80-0030931
                      (I.R.S. Employer Identification No.)

                             2170 W. Palmetto Street
                         Florence, South Carolina 29501
                                 (843) 662-8802
                   (Address and telephone number of principal
               executive offices and Address of principal place of
                business or intended principal place of business)

                               F. R. Saunders, Jr.
                      President and Chief Executive Officer
                         First Reliance Bancshares, Inc.
                               W. Palmetto Street
                         Florence, South Carolina 29501
                                 (843) 662-8802
            (Name, address and telephone number of agent for service)

                                   Copies to:
                          M. Craig Garner, Jr., Esquire
                               McNair Law Firm, PA
                         1301 Gervais Street, Suite 1700
                         Columbia, South Carolina 29201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


----------------------------------------------------------------------------------------------------------
                                      CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
Title of each                                  Proposed maximum     Proposed maximum       Amount of
class of securities      Amount to be          offering price       aggregate offering     registration
to be registered         registered               per share                price               fee
----------------------------------------------------------------------------------------------------------
Common stock, par
value $.01 per share     1,250,000 shares      $8.00                $10,000,000.00         $920.00*

* Previously paid


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 Subject to Completion - Dated ___________, 2002

                                   PROSPECTUS

                                     [LOGO]

                             125,000 Shares Minimum
                            1,250,000 Shares Maximum

                     Common Stock, par value $.01 per share

         First Reliance Bancshares, Inc. is the holding company for First Reliance Bank, a South Carolina banking corporation (the "Bank"), located in Florence, South Carolina. First Reliance Bancshares, Inc. is referred to as the "Holding Company" in this Prospectus, and First Reliance Bank is referred to as the "Bank."

         The Holding Company is offering to sell a minimum of 125,000, and a maximum of 1,250,000, shares of its common stock, par value $.01 per share, at a price of $8.00 per share. The offering is being made only to residents of South Carolina. There is no public market for the common stock, and none is expected to develop in the foreseeable future. The minimum number of shares for which an investor may subscribe in the offering is 200 and the maximum number is 50,000. The Board of Directors of the Holding Company reserves the right to waive these limits without notifying any subscriber. The Board of Directors determined the offering price arbitrarily, without reference to traditional methods of determining price. See "Risk Factors" and "The Offering."


         Directors and executive officers of the Holding Company and their affiliates currently intend to purchase an aggregate of up to 81,250 shares offered hereby. The number will vary depending on the total number of shares sold in the offering, because T. Daniel Turner, a director of the Holding Company, intends to purchase 5% of the total number of shares sold in the offering and the other directors intend to purchase a total of 18,750 shares regardless of how many shares are sold in the offering. Consequently, based on current intentions, if the minimum number of shares offered hereby is sold, the directors will purchase 25,000 shares, or 20.0% of the number of shares sold in the offering, and if the maximum number of shares offered hereby is sold, the directors will purchase 81,250, or 6.5% of the number of shares sold in the offering. See "Risk Factors" and "The Offering."


         Until your subscription is accepted, all funds received will be held in escrow and invested by The Bankers Bank, Atlanta, Georgia, as escrow depository. The shares are offered subject to the right of the Board of Directors to reject any orders in whole or in part and subject to certain conditions. See "The Offering." If your subscription is not accepted your funds deposited in escrow (plus income paid thereon, if any) will be returned promptly.

         The shares of the Holding Company's common stock are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, and are subject to investment risk, including the possible loss of principal. See "Risk Factors" beginning on page 2.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or determined if this Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

====================================================================================================
                                                      Underwriting
                           Price to Public      Discounts/Commissions(1)    Proceeds to Bank(2)
----------------------------------------------------------------------------------------------------
Per Share                       $8.00                      -0-                     $8.00
----------------------------------------------------------------------------------------------------
Total Minimum(3)            $1,000,000.00                  -0-                 $1,000,000.00
----------------------------------------------------------------------------------------------------
Total Maximum              $10,000,000.00                  -0-                 $10,000,000.00
====================================================================================================


(1) The shares will be offered and sold only by the executive officers and directors of the Holding Company, who will receive no commissions in connection with sales of such shares.


(2) Excludes expenses incurred in connection with the offering, which are estimated at $100,000.
(3) If gross proceeds of at least $1,000,000 are not raised through the offering, it will be abandoned and the moneys received pursuant to the offering, plus any interest paid thereon while in escrow, will be returned promptly to subscribers.

              The date of this Prospectus is ________________, 2002

       This Prospectus is not an offer to sell or the solicitation of an offer to buy these securities in any state other than South Carolina, or to any person to whom, it is unlawful to make such an offer or solicitation.

                                TABLE OF CONTENTS


                                                                                                     PAGE

Summary ............................................................................................   1
Risk Factors .......................................................................................   2
Caution Regarding Forward-Looking Statements .......................................................   6
Selected Financial Data of the Holding Company .....................................................   7
The Offering .......................................................................................   8
Use of Proceeds ....................................................................................   10
Capitalization .....................................................................................   11
Market for Common Stock ............................................................................   12
Description of Common Stock ........................................................................   13
Management's Discussion and Analysis ...............................................................   14
Business of the Holding Company and the Bank .......................................................   35
Share Ownership of Directors, Executive Officers and Certain Beneficial Owners .....................   46
Management .........................................................................................   47
Compensation of Officers and Directors .............................................................   49
Certain Related Transactions .......................................................................   53
Shares Eligible for Future Sale ....................................................................   54
Legal Matters ......................................................................................   54
Experts ............................................................................................   54
Additional Information About the Holding Company ...................................................   54
Index to Financial Statements ......................................................................   F-1
Stock Subscription Form ............................................................................   A-1

                                     SUMMARY

         This summary highlights information contained elsewhere in this Prospectus. Because it is a summary, it may not contain all of the information about the offering that is important to you. We encourage you to read this entire document carefully in order to understand the offering.

General


         The Holding Company is a one-bank holding company headquartered in Florence, South Carolina. It provides general commercial and consumer banking services through its wholly owned banking subsidiary, the Bank. The Holding Company was organized as a South Carolina corporation in April 2001 to be the holding company for the Bank. The Bank was organized as a South Carolina banking corporation in August 1999, and became a wholly owned subsidiary of the Holding Company on April 1, 2002 pursuant to a statutory share exchange. At December 31, 2001, the Bank had assets of $86,194,534, deposits of $75,686,644 and stockholders' equity of $7,658,007. See "Selected Financial Data of the Bank," "Management's Discussion and Analysis," "Financial Statements - The Bank" and "Financial Statements - The Holding Company."


         The Bank, the Holding Company's sole subsidiary, is an independent, community-oriented commercial bank emphasizing high-quality, responsive and personalized service. It provides a broad range of consumer and commercial banking services, concentrating on individuals and small and medium-sized businesses desiring a high level of personalized services. The Bank's services include the traditional deposit services of commercial banks, including business and personal checking accounts, NOW accounts and savings and other time deposits of various types, short to intermediate term commercial and personal loans and investment services. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to the maximum amount permitted by law. See "Business of the Holding Company and the Bank."

         The Bank markets its services in its primary service area of the city of Florence and the surrounding area of Florence County, through its main office and one branch office.

Plan of Distribution

         Offers and sales of the shares of common stock will be made only to residents of South Carolina. Such offers and sales will be made on behalf of the Holding Company only by executive officers and directors of the Holding Company, who will receive no commissions or other renumeration in connection with sales but who will be reimbursed for reasonable expenses, if any, incurred by them in connection with such activities. See "The Offering."


         Directors and executive officers of the Holding Company and their affiliates currently intend to purchase an aggregate of up to 81,250 shares offered hereby. The number will vary depending on the total number of shares sold in the offering, because T. Daniel Turner, a director of the Holding Company, intends to purchase 5% of the total number of shares sold in the offering and the other directors intend to purchase a total of 18,750 shares. Consequently, based on current intentions, if the minimum number of shares offered hereby is sold, the directors will purchase 25,000 shares, or 20.0% of the number of shares sold in the offering, and if the maximum number of shares offered hereby is sold, the directors will purchase 81,250, or 6.5% of the number of shares sold in the offering. Such persons may subscribe to purchase up to the number of additional shares necessary to achieve the minimum subscription level of 125,000 shares. See "Risk Factors" and "The Offering."


Conditions to Closing of Offering


         The offering will be terminated and all subscription funds, together with any income paid thereon while held in escrow, will be returned promptly to subscribers unless on or before December 31, 2002 (or, if the offering is extended by the Board of Directors to a later date, such later date, but, in any event, not later than March 31, 2003) the Board of Directors has received and accepted subscriptions and payment in full for a minimum of 125,000 shares. See "The Offering."

Risk Factors

         An investment in the shares of common stock involves certain risks, including, among others, absence of an existing trading market for the common stock and lack of assurance that an active trading market will develop, dependence on key employees, significant control of the Bank by the directors, no intention to pay dividends in the foreseeable future and competition from financial institutions with substantially greater financial and other resources than the Holding Company. See "Risk Factors."

The Offering

Securities offered ........   Minimum of 125,000, and maximum of 1,250,000,
                              shares of common stock

Use of proceeds ...........   The Holding Company will use the proceeds of the
                              offering (net of offering expenses estimated at $100,000) to enhance its capital position, to support loan growth and for other general corporate purposes, which may include the opening of additional branches and future acquisitions.
                              See "Use of Proceeds."


         The minimum number of shares an investor may purchase in the offering is 200 shares, and the maximum number is 50,000. However, the Holding Company reserves the right to waive these limits without notifying any subscriber. See "The Offering." If after the offering you would own or control 5% or more of the common stock, you may be required to file applications with state or federal bank regulatory agencies as a condition of the purchase. Due to this fact, the Holding Company will not accept a subscription for a number of shares of common stock that would cause the investor to own or control more than 4.9% of the outstanding shares of the Holding Company's common stock following the completion of the offering. Once you have delivered your Stock Subscription Form and the purchase price to the Holding Company, you may not revoke your subscription. See "The Offering."


                                  RISK FACTORS

         An investment in the common stock involves various risks. The shares of common stock of the Holding Company are not bank deposits and will not be insured by the FDIC or any other governmental agency. You should carefully consider the risk factors listed below. These risk factors may cause the Holding Company's future earnings to be lower or its financial condition to be less favorable than it expects. In addition, other risks of which we are not aware, or which we do not believe are material, may cause the Holding Company's earnings to be lower, or hurt its future financial condition. You should read this section together with the other information in this Prospectus.

Lack of Market

         An active public market for the common stock does not currently exist, and there can be no assurance that an active or established trading market will develop following completion of the offering, or if one develops, that it will continue, or whether the price of the common stock after the offering will be higher or lower than the offering price. As a result, shareholders may not be able to sell their common stock easily. See "The Offering" and "Market for Common Stock."

No Underwriter Involvement


         No underwriter has agreed to purchase any of the common stock. The common stock is being sold directly, by the Holding Company through its directors and executive officers. No broker-dealer or other person has any obligation to purchase, or find purchasers for, any shares of common stock. See "The Offering - Manner of Distribution."


         Because the offering is not underwritten, there can be no assurance that any particular number of shares will be sold. If less than all of the shares offered are sold, the Holding Company and the Bank will have less capital to fund operations and growth, which could result in restricted or slower growth for the Bank, slower expansion of activities, and lower shareholder returns. In addition, the Holding Company could be required to raise additional capital earlier than it would if all of the shares offered were sold. See "The Offering."

Control by Directors and Executive Officers


         The directors and executive officers of the Holding Company and their affiliates currently intend to purchase an aggregate of up to 81,250 shares offered hereby. The number will vary depending on the total number of shares sold in the offering, because T. Daniel Turner, a director of the Holding Company, intends to purchase 5% of the total number of shares sold in the offering and the other directors intend to purchase a total of 18,750 shares. Consequently, based on current intentions, if the minimum number of shares offered hereby is sold, the directors will purchase 25,000 shares, or 20.0% of the number of shares sold in the offering, and if the maximum number of shares offered hereby is sold, the directors will purchase 81,250, or 6.5% of the number of shares sold in the offering.

         In addition, F. R. Saunders, Jr., A. Dale Porter and Paul C. Saunders each own options to acquire 70,000 shares of common stock of the Holding Company. All of such options are exercisable as of the date hereof. Pursuant to each of their employment agreements, upon closing of the offering each will receive additional options to purchase that number of shares of Holding Company common stock equal to 5% of the number of shares sold in the offering. See "Compensation of Officers and Directors - Employment Agreements."

         Following completion of the offering, directors and executive officers of the Holding Company and their affiliates will own an aggregate of 527,740 shares of common stock if the minimum number of shares offered hereby is sold and 752,740 if the maximum number of shares offered hereby is sold, assuming that they purchase the number of shares in the offering which they currently intend to purchase and assuming that they exercise all options that are exercisable by them as of the termination of the offering. These persons may purchase a greater or lesser number of shares in the offering. If such persons purchase the number of shares indicated, then at least 24.30% of the outstanding common stock, and as much as 29.54% of the outstanding common stock will be beneficially owned by directors and executive officers of the Holding Company and their affiliates upon completion of the offering. As a practical matter, such ownership will enable the directors and executive officers to exert substantial control over the Holding Company and the Bank. See "Share Ownership of Directors, Executive Officers and Certain Beneficial Owners."


Arbitrary Offering Price


         The offering price was determined by the Board of Directors arbitrarily and does not necessarily reflect the fair market value of the common stock. The Board of Directors considered a number of factors in determining the offering price for the common stock, including, but not limited to, the Holding Company's current financial condition and the Bank's operating performance as presented in its financial statements, recent trades of the Bank's common stock known to have occurred, the book value of the common stock, and the pro forma financial position of the Holding Company after giving effect to the offering. The price at which the common stock trades after the offering may be higher or lower than the offering price.


Impact of Interest Rates and Economic Conditions

         The results of operations for financial institutions, including the Holding Company and the Bank, may be materially and adversely affected by changes in prevailing economic conditions, including declines in real estate market values, changes in interest rates and changes in the monetary and fiscal policies of the federal government. The Bank has a significant concentration of loans to individuals and small to medium-sized businesses in the Florence area, and any decline in the economy of Florence or Florence County or the surrounding area would likely have an adverse impact on the Bank. It is possible that, collectively, defaults by the Bank's borrowers could be large enough to impair the ability of the Bank to continue its operations. Large loan losses, whether resulting from unforeseeable adverse changes in the national or regional economy or from other causes, could induce a loss of confidence on the part of the Bank's depositors, with a resulting run on the deposits of the Bank or other adverse consequences. In such an event, the FDIC could take over the Bank's assets and operations, resulting in a substantial or total loss to the stockholders of their investment in the Holding Company. See "Business of the Holding Company and the Bank -- Services of the Bank."

Dividends

         The Bank is the only subsidiary, and the only revenue producing operation, of the Holding Company. As a result, the Holding Company's ability to pay dividends depends on its receiving dividends from the Bank. The amount of dividends that the Bank may pay is limited by state and federal laws and regulations. Even if the Bank or the Holding Company has earnings in an amount sufficient to pay dividends, the Board of Directors may decide to retain earnings for the purpose of financing growth. See "Description of Common Stock - Dividends" and "Market for Common Stock."

Competition

         The Holding Company and the Bank compete for loans, deposits and investment dollars with other banks and other kinds of financial institutions and enterprises, such as securities firms, insurance companies, savings and loan associations, credit unions, mortgage brokers and private lenders, many of which have substantially greater resources. Recent legislation expanding the array of firms that can own banks may result in increased competition for the Holding Company and the Bank. The differences in resources and regulations may make it harder for the Holding Company and the Bank to compete profitably, reduce the rates that they can earn on loans and investments, increase the rates they must offer on deposits and other funds, and adversely affect the Holding Company's overall financial condition and earnings. See "Business of the Holding Company and the Bank -Competition," "- Regulation of the Holding Company" and "- Regulation of the Bank."


         As of September 1, 2002, 12 banks and 3 savings institutions operated 35 offices within the city limits of Florence, South Carolina. Most of these institutions also have other branch offices in Florence County, as do some other banks that do not have branches in the City of Florence. In addition, six finance companies and six credit unions have offices located in the city of Florence. All of these institutions aggressively compete for business in the Bank's market area. Most of these competitors are substantially larger than the Bank, have substantially higher lending limits than the Bank and are able to offer certain services, including trust and international banking services, that the Bank is able to offer only through correspondents, if at all. Additionally, certain of these institutions attempt to provide the services associated with community banks. There can be no assurance as to whether or when any additional banks or bank branches will open in the area. However, the opening of any such banks or branches could have a material adverse effect on the Holding Company and the Bank. See "Business of the Holding Company and the Bank-- Competition."


Dependence on Management


         The business of the Holding Company and the Bank is service-oriented, and their success will therefore depend to a large extent upon the services of
(i) F. R. Saunders, Jr., President and Chief Executive Officer of the Holding Company and the Bank, (ii) A. Dale Porter, Executive Vice President, Chief Financial Officer and Secretary of the Holding Company and the Bank, and (iii) Paul C. Saunders, Senior Vice President and Assistant Secretary of the Holding Company and the Bank. The loss of the services of F. R. Saunders, Jr., A. Dale Porter or Paul C. Saunders could adversely affect the business of the Holding Company and the Bank. The Holding Company and the Bank have entered into an employment agreement with each of these officers. In addition, the Bank has obtained key man life insurance policies on F. R. Saunders, Jr. in the amount of $1,000,000 and on each of A. Dale Porter and Paul C. Saunders in the amount of $500,000. However, such agreements and insurance policies do not guarantee continued services of such officers. See "Management."


Possible Extension of the Offering


         The Holding Company reserves the right to extend the offering until as late as March 31, 2003. The Holding Company will have broad discretion in determining which subscriptions to accept, in whole or in part, including if the offering is oversubscribed. As a result, a subscriber cannot be assured of receiving the full number of shares subscribed for, and will forego use of all or a portion of such subscriber's funds pending allocation of available shares. See "The Offering."

Effect of Classified Board of Directors

         The Holding Company's Articles of Incorporation provide for a classified Board of Directors with directors serving staggered three-year terms. The staggered election of directors could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Holding Company, even if such events could be beneficial to the interests of the stockholders of the Holding Company.

Use of Net Proceeds

         The Holding Company intends to use the net proceeds from the offering to enhance its capital position to support loan growth, and for other general corporate purposes, which may include the opening of additional branches and future acquisitions. However, there is a risk that the Holding Company may not raise sufficient funds in the offering to accomplish all of its objectives. In addition, the Holding Company will have significant flexibility in applying the net proceeds of the offering. The Holding Company's failure to apply these funds effectively could have a material adverse effect on its business.


Limited Operating History

         The Holding Company was organized in South Carolina in April 2001 and did not become actively engaged in business until it acquired the Bank in April 2002. The Bank was organized and commenced business in August 1999. Therefore, the Holding Company and the Bank have only a short operating history. An evaluation of the Holding Company's and the Bank's businesses and results of operations, including the Bank's rapid growth, must take into account this short operating history, which may not be indicative of future results. The businesses and prospects of the Holding Company and the Bank should also be considered in light of the risks frequently encountered by companies in their early stages of development and the highly competitive environment in which the Holding Company and the Bank operate. See "Business of the Holding Company and the Bank - Competition."

Rapid Loan Growth

         Loans are the largest category of earning assets for the Bank. Since the Bank commenced business in 1999, the Bank has experienced significant loan growth. At December 31, 2001, total loans were $64,875,191, compared to $46,745,104 at December 31, 2000, an increase of 47.50%. The Bank attributes this growth to customers who had past business contacts with members of the management of the Bank and who have moved accounts to the Bank from other banking institutions. Management of the Bank believes that the Bank has established appropriate loan loss allowances for its loans; however, because the Bank is experiencing such rapid loan growth, many of its loans are too new to exhibit potential problems. See "Management's Discussion and Analysis," "Financial Statements - The Holding Company" and "Financial Statements - The Bank."

Impact on Return on Equity

         The net proceeds from the offering will increase the Holding Company's equity capital, and it will take a significant period of time to invest prudently this capital in assets that produce high rates of return. As a result, the Holding Company's return on equity, which is the ratio of its earnings divided by its equity capital, will decrease as compared to previous periods and may be lower than that of similarly situated financial institutions. Because a company is valued based in part on its return on equity, a decline in the Holding Company's return on equity could cause the trading price of its common stock to decline. See "Use of Proceeds."

                  CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains certain forward-looking statements about the Holding Company and the Bank. These statements are based on many assumptions and estimates and are not guarantees of future performance. The Holding Company's actual results may differ materially from those projected in any forward-looking statements, as they will depend on many factors about which management is unsure, including many factors which are beyond the Holding Company's control. The words "may," "would," "could," "will," "expect," "anticipate," "believe," "intend," "plan" and "estimate," as well as similar expressions, are meant to identify such forward-looking statements. Potential risks and uncertainties include, but are not limited to:

       . significant increases in competitive pressure in the banking and financial services industries;
       . changes in the interest rate environment which could reduce anticipated or actual margins;
       . changes in political conditions or the legislative or regulatory environment;
       . general economic conditions, either nationally or regionally and especially in the Holding Company and the Bank's primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality;
       . changes occurring in business conditions and inflation;
       . changes in technology;
       . changes in monetary and tax policies;
       . changes in the securities markets; and . other risks and uncertainties detailed from time to time in the Holding
         Company's filings with the Securities and Exchange Commission.

                 SELECTED FINANCIAL DATA OF THE HOLDING COMPANY


         The following selected financial data for the six months ended June 30, 2002 are derived from the financial statements and other data of the Holding Company, and the following selected financial data for the six months ended June 30, 2001, for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999 are derived from the financial statements and other data of the Bank. The financial statements for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999, were audited by Tourville, Simpson & Caskey, L.L.P., independent auditors. The selected financial data should be read in conjunction with the financial statements of the Holding Company and the Bank, including the accompanying notes, included elsewhere herein.






                                                                  June 30,                 Year ended
                                                            -------------------   ------------------------------
                                                              2002       2001       2001       2000       1999
                                                              ----       ----       ----       ----       ----
(Dollars in thousands, except per share)
Income Statement Data:
 Interest income                                            $  3,321   $  3,149   $  6,251   $  4,420   $    541
 Interest expense                                              1,147      1,532      2,886      2,055        173
                                                            --------   --------   --------   --------   --------
 Net interest income                                           2,174      1,617      3,365      2,365        368
 Provision for loan losses                                       218        162        347        628        163
                                                            --------   --------   --------   --------   --------
 Net interest income after provision for loan losses           1,956      1,455      3,018      1,737        205
 Noninterest income                                              672        670      1,404        855        109
 Noninterest expense                                           2,171      1,583      3,493      2,130        973
                                                            --------   --------   --------   --------   --------
 Income (loss) before income taxes                               457        542        929        462       (659)
 Income tax expense (benefit)                                    129        185        312        169       (165)
                                                            --------   --------   --------   --------   --------
    Net income (loss)                                       $    328   $    357   $    617   $    293   $   (494)
                                                            ========   ========   ========   ========   ========

Balance Sheet Data:
   Assets                                                   $ 99,473   $ 76,411   $ 86,195   $ 64,366   $ 24,790
   Earning assets                                             92,321     69,061     80,380     58,835     22,807
   Securities (1)                                             16,217     13,497     14,306     10,194      1,231
   Loans (2)                                                  75,517     54,481     64,875     46,745     16,678
   Allowance for loan losses                                   1,126        919      1,045        780        163
   Deposits                                                   86,181     64,664     75,687     54,643     17,995
   Shareholders' equity                                        8,055      7,350      7,658      7,047      6,673

Per-Share Data:
   Basic earnings (losses)                                  $   0.23   $   0.25   $   0.43   $   0.20   $  (0.34)
   Diluted earnings (losses)                                    0.22       0.23       0.41       0.19      (0.34)
   Book value (period end)                                      5.56       5.08       5.29       4.87       4.61

Performance Ratios:
   Return on average assets                                     0.69%      0.99%      0.79%      0.56      (7.43)
   Return on average equity                                     8.36       9.95       8.29       4.28     (19.27)
   Net interest margin (3)                                      4.93       4.90       4.71       4.84       6.19
   Efficiency (4)                                              76.33      69.22      73.36      66.13     204.15

Capital and Liquidity Ratios:
   Average equity to average assets                             8.27%      9.99%      9.58%     12.98      38.53
   Leverage (4.00% required minimum)                            8.00       9.77       8.96      11.03      32.38
   Risk-based capital
    Tier 1                                                     10.14      12.46      11.07      17.97      39.35
    Total                                                      11.32      13.71      12.32      19.22      40.31
   Average loans to average deposits                           83.92      82.48      82.39      85.93      82.25

                                  THE OFFERING


         The Holding Company is hereby offering for sale a minimum of 125,000 shares and a maximum of 1,250,000 shares of common stock at a price of $8.00 per share. The shares offered hereby will be offered and sold only to residents of South Carolina. The shares will be offered and sold for the Holding Company only by directors and executive officers of the Holding Company. No commissions have been or will be paid in connection with the sale of the shares; however, directors and executive officers of the Holding Company will be reimbursed for their reasonable expenses, if any, incurred in connection with their sales activities.


         A minimum purchase of 200 shares (minimum investment of $1,600) will be required of each subscriber, and no person will be permitted to subscribe, directly or indirectly, for more than 50,000 of the shares offered hereby. The Holding Company reserves the right to waive these limitations if the Board of Directors determines that such action would be in the Holding Company's best interests, including enabling it to reach the minimum subscription level. Beneficial ownership of 5% or more of the outstanding shares of common stock could obligate the beneficial owner to comply with certain reporting and disclosure requirements of federal and state banking and securities laws. Due to this fact, the Holding Company will not accept a subscription for a number of shares of common stock that would cause the investor to own or control more than 4.9% of the outstanding shares of the Holding Company's common stock following the completion of the offering.


         The directors and executive officers of the Holding Company and their affiliates intend to purchase an aggregate of up to 81,250 shares offered hereby. The number will vary depending on the total number of shares sold in the offering, because T. Daniel Turner, a director of the Holding Company, intends to purchase 5% of the total number of shares sold in the offering and the other directors intend to purchase a total of 18,750 shares. Consequently, based on current intentions, if the minimum number of shares offered hereby is sold, the directors will purchase 25,000 shares, or 20.0% of the number of shares sold in the offering, and if the maximum number of shares offered hereby is sold, the directors will purchase 81,250, or 6.5% of the number of shares sold in the offering. Such persons may subscribe to purchase up to the number of additional shares necessary to achieve the minimum subscription level of 125,000 shares. Following completion of the offering, directors and executive officers of the Holding Company and their affiliates will own an aggregate of 527,740 shares of common stock if the minimum number of shares offered hereby is sold and 752,740 if the maximum number of shares offered hereby is sold, assuming that they purchase the number of shares in the offering which they currently intend to purchase and assuming that they exercise all options exercisable by them as of the date of the termination of the offering. These persons may purchase a greater or lesser number of shares in the offering. If such persons purchase the number of shares indicated, then at least 24.30% of the outstanding common stock, and as much as 29.54% of the outstanding common stock will be beneficially owned by directors and executive officers of the Holding Company and their affiliates upon completion of the offering.


         Subscriptions for shares of common stock may be made by completing and signing the Stock Subscription Form that accompanies this Prospectus and mailing the Stock Subscription Form, together with a check payable to "The Bankers Bank, as escrow depository for First Reliance Bancshares, Inc." in the amount of the total subscription price, to:

                       A. Dale Porter, Subscription Agent
                         First Reliance Bancshares, Inc.
                             2170 W. Palmetto Street
                         Florence, South Carolina 29501


         The completed Stock Subscription Form with the check may also be personally delivered to Mr. Porter at the foregoing address. The offering price will be deemed to have been received only upon (i) clearance of an uncertified check or (ii) receipt of a certified check drawn upon a U.S. bank. Once you have delivered your Stock Subscription Form and the purchase price to the Holding Company, you may not revoke your subscription. A postage paid, addressed envelope is included for the return of the Stock Subscription Form. If paying by uncertified check, please note that the funds paid thereby may take five business days or more to clear. Accordingly, investors who wish to pay the offering price by means of uncertified check are urged to make payment sufficiently in advance of the termination date of the offering to ensure that such payment is received and clears by such date.


         Failure to include the full subscription price with the Stock Subscription Form may cause the subscription to be rejected in whole or in part. The Board of Directors reserves the right, exercisable in its absolute discretion, to reject all or part of any subscription for any reason, or to withdraw or cancel the offering at any time without notice to any subscriber. If all or part of a subscription is not accepted by the Holding Company or if the offering is withdrawn or canceled, the amount of subscription funds relating to the unaccepted subscription or portion thereof and any interest paid thereon will be returned promptly to the subscriber.

         The method of delivery of Stock Subscription Forms and payment of the offering price will be at the election and risk of the subscriber, but if sent by mail, it is recommended that Stock Subscription Forms and payments be sent by registered mail, return receipt requested, and that a sufficient number of days be allowed to ensure delivery and clearance of payment prior to the termination date.


         Subscriptions will be accepted until 5:00 p.m. Florence, South Carolina time on December 31, 2002 unless the offering is continued by the Board of Directors in their sole discretion to a date no later than March 31, 2003. However, if the offering is fully subscribed before such time, the offering may be declared closed at the earliest date on which the shares are fully subscribed. Written notice of any continuation of the offering will be given to all persons who are already subscribers at the time of the continuation, but any such continuation will not alter the binding and irrevocable nature of previously submitted subscriptions. Such a continuation may cause an increase in the expenses incurred in connection with the offering. Shares duly subscribed for will be issued promptly after the closing of the offering.



         All subscription funds will be held in escrow pursuant to an escrow agreement among The Bankers Bank, Atlanta, Georgia, and the Holding Company and invested by The Bankers Bank, as escrow depository, from time to time in federally insured deposit accounts, short-term certificates of deposit or short-term securities issued or fully guaranteed by the United States government. The interest earnings on the subscription funds held in escrow will be the property of the Holding Company if the offering closes. If the offering does not close on or before December 31, 2002 (or a later date if the offering is continued by the Board of Directors but not later than March 31, 2003), the offering will be abandoned and the funds deposited into escrow together with any interest paid thereon will be returned promptly to the subscribers.


         Inquiries regarding the offering should be directed to F. R. Saunders, Jr., the President and Chief Executive Officer of the Holding Company and the Bank, at 2170 W. Palmetto Street, Florence, South Carolina 29501, or you may call him at (843) 662-8802.

Right to Amend or Terminate the Offering

         The Holding Company expressly reserves the right to amend the terms and conditions of the offering. In the event of a material change to the terms of the offering, the Holding Company will file an amendment to its registration statement, of which this Prospectus is a part, and resolicit subscribers to the extent required. In the event of such a resolicitation, all proceeds received will be returned promptly to any subscriber who does not provide the subscription agent with an affirmative reconfirmation of the subscription. The Holding Company expressly reserves the right, at any time prior to delivery of shares of common stock offered hereby, to terminate the offering if the offering is prohibited by law or regulation or if the Board of Directors concludes in its judgment, that it is not in the best interests of the Holding Company to complete the offering under the circumstances. If the offering is so terminated, all funds received, plus any income received thereon, will be promptly refunded.

Manner of Distribution


         The shares will be offered and sold only by directors and executive officers of the Holding Company who will be reimbursed for their reasonable expenses but will not receive compensation for such services. The directors and executive officers intend to market the shares first to shareholders of the Holding Company and then to customers of the Bank and to their own personal contacts. The directors and executive officers plan to market to these parties
(i) by delivering offering materials through the mail or (ii) through personal and telephonic contact. The directors and executive officers are not authorized to make statements about the Holding Company or the Bank unless such information is set forth in this Prospectus, nor will they render investment advice. The directors and executive officers will not be deemed to be brokers or dealers under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), based on the definition of dealer contained therein and the exemption for brokers provided by Rule 3a4-1 promulgated thereunder.

         No broker-dealer or other person is obligated to purchase any of the shares of common stock offered, or to find purchasers for any shares. Because the offering is not underwritten, there can be no assurance that any particular number of shares will be sold.

                                 USE OF PROCEEDS


         The net proceeds to the Holding Company from the sale of the shares of common stock offered hereby are estimated to be between $900,000 and $9,900,000, depending upon the number of shares sold in the offering and after deduction of the estimated offering expenses of $100,000.

         The proceeds of the offering will strengthen the Holding Company's capital base and position it to continue to exceed minimum regulatory capital ratios, which will allow for future growth through expansion of its existing business. The Holding Company plans to contribute all of the net proceeds to the Bank. The Bank will use the proceeds primarily to increase the capital position of the Bank to allow the Bank to support additional loan growth while maintaining appropriate capital ratios. The FDIC and the South Carolina State Board of Financial Institutions (the "State Board") have adopted risk-based capital guidelines for banks and bank holding companies that regulate the amount of capital a financial institution must have in relation to its loan portfolio. The Holding Company's goal is to maintain a "well capitalized" rating for the Bank, and to do so, the Holding Company must raise additional capital to satisfy the capital regulations as the Bank's loan growth continues.


         In addition, the Bank will use the net proceeds for general corporate purposes, which may include the opening of additional branch locations and future acquisitions. There can be no assurance that any additional branches for the Bank will be established or any future acquisitions will be completed, or if any such branch is established or future acquisition is completed that they will be successful. Pending such investment, the net proceeds may be invested in a variety of short-term, interest-bearing assets including federal funds transactions, interest-bearing deposits in other banks and similar investments. See "Risk Factors - Use of Net Proceeds."


         The net proceeds from the offering will increase the Holding Company's equity capital, and it will take a significant period of time to invest prudently this capital in assets that produce high rates of return. As a result, the Holding Company's return on equity, which is the ratio of its earnings divided by its equity capital, will decrease as compared to previous periods and may be lower than that of similarly situated financial institutions. As of March 31, 2002, the Holding Company's return on equity was 10.83, and the Holding Company currently projects its return on equity to be 9.22% at December 31, 2002. If the minimum number of shares offered hereby is sold, the projected return on equity will decrease to 9.08%, and if the maximum number of shares offered hereby is sold, the projected return on equity will decrease to 8.11%. A company is valued based in part on its return on equity. Thus, a decline in the Holding Company's return on equity could cause the trading price of its common stock to decline. In addition, the offering could cause the Holding Company to have a lower return on equity than other banks and holding companies in its market area. Based on information supplied through Plansmith Corporation, management believes that as of March 31, 2002, other community banks and bank holding companies in South Carolina had returns on equity ranging from 1.73 to
19.45. See "Risk Factors - Impact on Return on Equity."

                                 CAPITALIZATION


         The following table shows (i) the capitalization of the Holding Company at June 30, 2002 and (ii) the consolidated capitalization of the Holding Company on a pro forma basis giving effect to the issuance of a minimum of 125,000 shares and a maximum of 1,250,000 shares and the receipt of the net proceeds from the offering of such shares, after deduction of all estimated expenses ($100,000) of the offering.

         The number of shares shown as outstanding after giving effect to the offering does not include the shares of common stock issuable upon exercise of any options, including the options that will be granted by the Holding Company to F. R. Saunders, Jr., A. Dale Porter and Paul C. Saunders upon completion of the offering. For information concerning the number and terms of these options, see "Compensation of Officers and Directors."

                                        Actual        Minimum          Maximum
Shareholders' Equity                June 30, 2002   As Adjusted      As Adjusted
--------------------                -------------   -----------      -----------

Common Stock, par value
   $0.01 per share,5,000,000
   shares authorized,                 $   14,488      $   15,738     $    26,988
   1,448,830, 1,573,830 (minimum)
   and 2,698,830 shares (maximum),
   respectively, issued and
   outstanding as adjusted

Additional paid-in capital             7,143,891       8,066,525      17,055,275
Retained earnings                        743,915         743,915         743,915
Accumulated other comprehensive
   income, net of taxes                  153,178         153,178         153,178
                                      ----------      ----------     -----------

         Total shareholders' equity   $8,055,472      $8,979,356     $17,979,356
                                      ==========      ==========     ===========

                             MARKET FOR COMMON STOCK

         The common stock is not traded on any stock exchange or in the over-the-counter market, and there is no public trading market for the common stock. Arms-length transactions in the common stock are anticipated to be infrequent and negotiated privately between the persons involved in those transactions.


         On April 1, 2002, the Holding Company acquired the Bank pursuant to a statutory share exchange whereby each share of the common stock of the Bank was exchanged for one share of the common stock of the Holding Company. The Holding Company repurchased the 100 shares of common stock held by F. R. Saunders, Jr., who was the incorporator of the Holding Company, for the purchase price paid by Mr. Saunders for such shares. Other than the issuance of the shares in the share exchange and the repurchase, there have been no transactions in the common stock of the Holding Company.

         As of September 1, 2002, there were 1,448,830 shares of common stock outstanding, held of record by approximately 900 shareholders and there were outstanding options to purchase 236,200 shares of common stock, of which 217,950 are presently exercisable. Pursuant to their employment agreements, each of F.
R. Saunders, Jr., A. Dale Porter and Paul C. Saunders will be granted, effective as of the date of the closing of the offering, options to purchase that number of shares equal to 5% of the total number of shares sold in the offering. See "Compensation of Officers and Directors - Employment Agreements."


         The Holding Company has the discretionary authority to repurchase limited amounts of shares of its common stock consistent with regulatory, capital and other restrictions. The Holding Company has no present intention to repurchase any of such shares although it may do so.


         Prior to the reorganization of the Bank into a holding company structure, the Bank's common stock had been traded in infrequent transactions. The Bank maintained a register of all sales of stock reported to the Bank. The following limited trading information relating to arms-length transactions in the common stock of the Bank has been compiled from information made available to the Bank and maintained in the stock register, and should not be viewed as complete or necessarily reflective of the actual or market value of the common stock of the Holding Company. The following prices for the common stock of the Bank have been adjusted to reflect the one for one stock dividend that was paid April 1, 2002.

                                    Stock Price
                                    -----------
                                 Low           High
                                 ---           ----
2000
----
First Quarter                    $6.00         $6.50
Second Quarter                   $6.00         $7.50
Third Quarter                    $8.00         $8.00
Fourth Quarter                   $7.00         $8.00

2001
----
First Quarter                    $8.00         $8.00
Second Quarter                   $7.00         $8.00
Third Quarter                    $6.50         $8.00
Fourth Quarter                   $6.50         $7.00

2002
----
First Quarter                    $7.00         $7.50
Second Quarter                   $7.00         $7.50

                           DESCRIPTION OF COMMON STOCK


         The Holding Company is authorized to issue up to 5,000,000 shares of common stock, par value $.01 per share. As of September 1, 2002, there were 1,448,830 shares of its common stock outstanding held by approximately 900 holders of record. The Holding Company has no other class of stock authorized. All shares of Holding Company common stock are entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Holding Company, whether voluntary or involuntary, to share equally in the assets of the Holding Company available for distribution to shareholders. Each holder of the common stock is entitled to one vote for each share on all matters submitted to the shareholders. No preemptive right, cumulative voting right, redemption right, sinking fund provision or right of conversion exists with respect to the common stock.


Dividends

         Dividends on the common stock are payable when, as, and if declared by the Board of Directors from funds legally available therefor. The Holding Company depends on dividends received on the stock that it holds of the Bank, its only subsidiary, for funds to pay its expenses and to pay dividends on its common stock. Regulatory restrictions, including the obligation to maintain sufficient capital in the Bank and general restrictions on dividends applicable to state banks, in addition to other factors such as the prior payment of interest on and principal of the Bank's deposits and other indebtedness, the realization of sufficient Bank earnings and other expenses, limit the funds available for payment of dividends on the Bank's stock. Although no direct regulatory restrictions on the payment of dividends on the common stock of the Holding Company exist, the declaration and payment of such dividends are dependent on, among other factors, the maintenance of adequate capital in the Holding Company, the prior payment of scheduled installments of interest on and principal of the Holding Company's indebtedness then due, if any, and other expenses.

         The Bank paid a one for one stock dividend on April 1, 2002. The Bank has not paid any cash dividends on its common stock since the Bank's organization, and the Holding Company does not anticipate paying cash dividends in the foreseeable future.

Board of Directors

         As permitted in the articles of incorporation of the Holding Company, the directors are divided into three classes, with the members of one class to be elected each year for a three-year term.

         The classification of directors could delay or frustrate the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Holding Company, even if such events could be beneficial to the interests of the shareholders of the Holding Company.

Redemption


         Under current regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Holding Company may purchase or redeem its stock in amounts of up to 10% of its consolidated net worth in any 12-month period without prior regulatory approval. Additional repurchases may be made upon written approval by the Federal Reserve, provided, among other things, the Holding Company has adequate capital. The Holding Company's management, in its sole discretion and without any obligation, may repurchase shares of Holding Company common stock in the foreseeable future, although no plans to do so exist currently.


Transfer Agent

         The transfer agent and registrar for the common stock is Registrar and Transfer Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The Holding Company, a South Carolina corporation, is a one-bank holding company for the Bank and is headquartered in Florence, South Carolina. The Bank is the Holding Company's only subsidiary, and the Holding Company conducts no business other than through its ownership of the Bank. The Bank is a community bank serving individuals and small to medium sized businesses with special focus on real estate related lending and on services for the professional community. The Bank has its main office and one branch office in Florence. The Bank offers deposit accounts and associated services to businesses and individuals, makes loans and invests in qualified securities. In addition, the Bank's income includes fees on deposit accounts and loans.

                              Basis of Presentation


         The following discussion should be read in conjunction with the "Selected Financial Data of the Holding Company," the Holding Company's Financial Statements and the Notes thereto and the Bank's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Prospectus. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below were calculated using the detailed financial information contained in the Holding Company's and the Bank's Financial Statements, the Notes thereto and the other financial data included elsewhere herein.

         The Holding Company became a bank holding company on April 1, 2002 pursuant to a statutory share exchange whereby each share of common stock of the Bank was exchanged for one share of common stock of the Holding Company. The transaction was accounted for as a pooling of interests. Accordingly, the information presented below is based on the current financial statements of the Holding Company as of June 30, 2002 and the historical financial statements of the Bank.


                              Results of Operations


    Six months ended June 30, 2002 compared to six months ended June 30, 2001


                               Net Interest Income


         For the six months ended June 30, 2002, net interest income, the major component of net income, was $2,173,807 compared to $1,617,071 for the same period of 2001, an increase of $556,736. For the six months ended June 30, 2002, net interest income was $1,142,507 compared to $865,148 for the comparable period of 2001. The improvements in the 2002 periods were primarily attributable to increases in average earning assets and decreases on rates paid for deposits. The average rate realized on interest-earning assets decreased to 7.54% from 9.55%, however, average earning assets increased from $66,527,309 for the six months ended June 30, 2001 to $88,880,635 for the six months ended June 30, 2002. The average rate paid on interest-bearing liabilities decreased to 3.11% from 5.59% for the six month periods ended June 30, 2002 and 2001, respectively.

         The net interest spread, which is the yield on average earning assets less the yield paid on interest-bearing liabilities, and net interest margin, which is net interest income divided by average earning assets, were 4.43% and 4.93%, respectively, for the six-month period ended June 30, 2002, compared to 3.96% and 4.90% for the six month period ended June 30, 2001. For the quarter ended June 30, 2002, the net interest spread and net interest margin were 4.45% and 4.94%, respectively as compared to 4.14% and 5.05%, respectively for the quarter ended June 30, 2001.


                     Provision and Allowance for Loan Losses


         The provision for loan losses is the charge to operating earnings that management feels is necessary to maintain the allowance for possible loan losses at an adequate level. For the six months ended June 30, 2002 and 2001, the provision was $218,161 and $162,500, respectively. For the three months ended June 30, 2002 and 2001, the provision for loan losses was $127,761 and $90,000, respectively. The Bank's nonperforming loans totaled $358,594 at June 30, 2002 and $24,303 at June 30, 2001. Classified loans increased from $69,317 at June 30, 2001 to $512,172 at June 30, 2002. Based on present information, management believes the allowance for loan losses is adequate at June 30, 2002 to meet presently known and inherent risks in the loan portfolio. The allowance for loan losses is 1.49% of total loans at June 30, 2002. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. The Bank maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable, but which may not prove to be accurate. Thus, there is a risk that charge-offs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of the Holding Company's net income and, possibly, its capital.


                 Allocation of Loan Loss Reserve As of June 30, 2002
                 ---------------------------------------------------

                                                                                Percent of
                                                                                loans in each
                                                                                category to
Balance at the end of the period applicable to                      Amount      total loans
----------------------------------------------                      ------      ------------
Domestic
  Commercial, financial, and agricultural                         $ 339,973        19.32%
  Real estate - construction                                        109,647        11.43%
  Real estate - mortgage                                            493,750        54.55%
  Installment loans to individuals                                  174,490        14.54%
  Lease financing                                                       N/A           N/A
Foreign                                                                 N/A           N/A
Unallocated                                                           7,880         0.16%
                                                               ------------     ---------
                                                                $ 1,125,739       100.00%


                               Noninterest Income


         Total noninterest income for the six months ended June 30, 2002 was $672,412, an increase of $2,352 compared to $670,060 for the six months ended June 30, 2001. Total noninterest income for the quarter ended June 30, 2002 was $329,592, a decrease of $47,186 or 12.52%, from $376,778 in the second quarter of 2001.

         Service charge income decreased $23,529 from the six months ended June 30, 2001 to the six months ended June 30, 2002 and $17,790 from the three months ended June 30, 2001 to the three months ended June 30, 2002. These decreases were the result of a new demand deposit product that has no service charges and the reduction in the number of NSF checks. Residential mortgage origination fees decreased from $319,009 to $307,171 for the six months ended June 30, 2002, compared to the six months ended June 30, 2001 and decreased from $196,211 to $143,277 for the three months ended June 30, 2002, compared to the three months ended June 30, 2001. Mortgage originations have declined as rates have leveled off and fewer customers are refinancing their mortgages.


                               Noninterest Expense


         Total noninterest expense for the first six months of 2002 was $2,170,347, an increase of $587,272, or 37.10%, when compared to the first six months of 2001. For the quarter ended June 30, 2002, noninterest expense was $1,142,569, an increase of $287,675, or 33.65%, over the comparable period of 2001. The primary reasons for the increase in both periods was due to expenses associated with operating the Second Loop Road branch and the addition of employees at the main office. The Second Loop Road branch opened on May 11, 2001.

         The primary component of noninterest expense is salaries and benefits, which were $1,270,653 and $893,698 for the six months ended June 30, 2002 and 2001, respectively and $686,927 and $463,744 for the three months ending June 30, 2002 and 2001, respectively. Since June 30, 2001, the Bank has added eight full time positions in its training, mortgage loans, and insurance agency and investment brokerage departments to meet increased demands in these areas. Other operating expense increased $152,082 for the six month period ending June 30, 2002, an increase of 26.87% over the related period in 2001. This increase was also due to certain expenses associated with operating the Bank's new branch and its normal growth. In addition, the Holding Company incurred $47,748 in expenses associated with its incorporation and acquisition of the Bank.

                                  Income Taxes


         For the six months ended June 30, 2002 and 2001, the effective income tax rate was 28.25% and 34.16%, respectively, and the income tax provision was $129,296 and $184,990, respectively. For the quarter ended June 30, 2002, the effective tax rate was 22.47% compared to 31.73% for the second quarter of 2001. The decreases in income taxes were the result of decreases in income before taxes for the periods presented.


                                   Net Income


         The combination of the above factors resulted in net income of $328,415 for the six months ended June 30, 2002 compared to $356,566 for the comparable period in 2001. For the quarter ended June 30, 2002, net income was $156,427, a decrease of $46,345 when compared to the second quarter of 2001.


                             Assets and Liabilities


         During the first six months of 2002, total assets increased $13,278,651, or 15.41%, when compared to December 31, 2001. The primary source of growth in assets was the increase of $10,641,979, or 16.40%, in loans receivable. Investment securities also increased by $1,987,235 to $16,435,321 at June 30, 2002, when compared to December 31, 2001. Deposits increased $10,494,780, or 13.87%, to $86,181,424 as of June 30, 2002. The largest increase in deposits was in interest-bearing demand deposits, which increased $6,061,717, or 65.52%, to $15,313,098 at June 30, 2002. The increase in interest bearing demand deposits is attributable to the Bank's new Platinum Checking product. This product's higher interest rates and lack of transaction limitations has encouraged customers to move their money to such an account at the Bank from other financial institutions and from savings and money market accounts at the Bank.


                              Investment Securities


         Investment securities totaled $16,435,321 at June 30, 2002, compared to $14,305,686 at December 31, 2001. Investment securities totaling $16,217,221 were designated as available-for-sale. Nonmarketable equity securities totaled $218,100 at June 30, 2002.

                                      Loans


         Gross loans increased $10,641,979, or 16.40%, during the six months ended June 30, 2002. The largest increase in loans was in residential 1-4 family loans which increased $4,006,378, or 34.18%, to $15,726,618 at June 30, 2002.
Balances within the major loans receivable categories as of June 30, 2002 and December 31, 2001 are as follows:

                                                     June 30,       December 31,
                                                       2002             2001
                                                   ------------    -------------
 Mortgage loans on real estate:
   Residential 1-4 family                          $ 15,726,618    $  11,720,240
   Commercial                                        18,545,365       15,029,012
   Construction                                       8,630,458        6,748,992
   Second mortgages                                   4,275,011        4,266,248
   Equity lines of credit                             2,644,746        1,641,940
                                                   ------------    -------------
      Total mortgage loans                           49,822,198       39,406,432

 Commercial and industrial                           14,591,231       13,977,706
 Consumer                                            10,982,748       11,310,260
 Other, net                                             120,993          180,793
                                                   ------------    -------------

     Total gross loans                             $ 75,517,170    $  64,875,191
                                                   ============    =============

                       Risk Elements in the Loan Portfolio

The following is a summary of risk elements in the loan portfolio:


                                                                               June 30,        June 30,
                                                                                 2002           2001
                                                                             -------------  -------------
 Loans: Nonaccrual loans                                                       $  21,308      $  11,672

 Accruing loans more than 90 days past due                                     $ 337,286      $  12,631

 Classified loans identified by the internal review mechanism                  $ 512,172      $  69,317


Activity in the Allowance for Loan Losses is as follows:


                                                                               June 30,        June 30,
                                                                                 2002           2001
                                                                             -------------  -------------
 Balance, January 1,                                                         $  1,045,014    $    780,407
 Provision for loan losses for the period                                         218,161         162,500
 Net loans (charged-off) recovered for the period                                (137,436)        (24,224)
                                                                             ------------   -------------

 Balance, end of period                                                      $  1,125,739    $    918,683
                                                                             ============   =============

 Gross loans outstanding, end of period                                      $ 75,517,170    $ 54,481,285
                                                                             ============   =============

 Allowance for loan losses to loans outstanding                                      1.49%           1.69%


                                    Deposits

     Total deposits increased $10,494,780, or 13.87%, from December 31, 2001 to $86,181,424 at June 30, 2002. The largest increase was in interest bearing demand deposits which increased $6,061,717, or 65.52%, to $15,313,098 at June 30, 2002. Expressed in percentages, noninterest-bearing deposits increased 15.41% and interest-bearing deposits increased 13.57%.

     Balances within the major deposit categories as of June 30, 2002 and December 31, 2001 are as follows:

                                                               June 30, 2002    December 31, 2001
                                                              ---------------  -------------------
Noninterest-bearing transaction accounts                        $  14,051,222      $  12,175,551
Interest-bearing demand deposits                                   15,313,098          9,251,381
Savings deposits                                                   13,742,331         14,237,621
Time deposits $100,000 and over                                    18,288,913         14,874,927
Other time deposits                                                24,785,860         25,147,164
                                                                -------------      -------------

    Total deposits                                              $  86,181,424      $  75,686,644
                                                                =============      =============

                      Advances from Federal Home Loan Bank

     Advances from the Federal Home Loan Bank of Atlanta were $3,000,000 as of June 30, 2002. Of this amount, the following have scheduled maturities greater than one year:

        Maturing on     Interest Rate                                Principal
          07/16/03      2.530%                                      $   500,000
          01/16/04      3.040%                                          500,000
          01/17/12      3.825% - fixed, callable 01/17/05             1,000,000
                                                                    -----------
                                                                    $ 2,000,000
                                                                    ===========
                                    Liquidity

     The Holding Company meets its liquidity needs through scheduled maturities of loans and investments on the asset side and through pricing policies for interest-bearing deposit accounts on the liability side. The level of liquidity is measured by the loan-to-total funds ratio, which was at 83.26% at June 30, 2002 and 83.59% at December 31, 2001.

     Securities available-for-sale, which totaled $16,217,221 at June 30, 2002, serve as a ready source of liquidity. The Bank also has lines of credit available with correspondent banks to purchase federal funds for periods from one to seven days. At June 30, 2002, unused lines of credit totaled $10,434,000.

     During the period ended June 30, 2002, cash has been used primarily to fund loan growth. The cash used for loan growth has been provided by increases in deposits and $3,000,000 of Federal Home Loan Bank Advances. Principal payments for these advances are due in $1,000,000 increments in the years 2003, 2004 and 2012.

                          Critical Accounting Policies

     The Holding Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. The Holding Company's significant accounting policies are described in the footnotes to the consolidated financial statements at December 31, 2001 as filed in its annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions that have a material impact on the carrying value of certain assets and liabilities. The Holding Company considers these accounting policies to be critical accounting policies. The judgments and assumptions the Holding Company uses are based on historical experience and other factors, which it believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions the Holding Company makes, actual results could differ from these judgments and estimates which could have a material impact on the Holding Company's carrying values of assets and liabilities and its results of operations.

     The Holding Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the portion of this discussion that addresses allowance for loan losses for a description of the Holding Company's processes and methodology for determining its allowance for loan losses.

                                Capital Resources

     Total shareholders' equity increased $397,465 to $8,055,472 at June 30, 2002. This is the result of net income for the period of $328,415, unrealized gains on securities available-for-sale of $89,934, and $3,000 received from the exercise of stock options. These increases to shareholders' equity were partially offset by the $23,884 reduction to surplus related to the planned stock offering.

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Bank consists of common stockholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

     The Bank is also required to maintain capital at a minimum level based on adjusted quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

     The following table summarizes the Bank's risk-based capital at June 30, 2002:

Shareholders' equity                                          $  8,125,423

Less: unrealized gains on available-for-sale securities            153,178
                                                              ------------
Tier 1 capital                                                   7,972,245

Plus: allowance for loan losses (1)                                984,946
                                                              ------------
Total capital                                                 $  8,957,191
                                                              ============

Net risk-weighted assets                                      $ 78,654,176
                                                              ============

Risk-based capital ratios
   Tier 1 capital (to risk-weighted assets)                         10.14%
   Total capital (to risk-weighted assets)                          11.39%
   Tier 1 capital (to total average assets)                          8.00%

(1) limited to 1.25% of gross risk-weighted assets

                             Off-Balance Sheet Risk

     Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank's customers at predetermined interest rates for a specified period of time. At June 30, 2002, the Bank had issued commitments to extend credit of $11,390,644 and standby letters of credit of $113,000 through various types of commercial lending arrangements. Approximately $8,476,494 of these commitments to extend credit had variable rates.

     The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at June 30, 2002.

                                             After One       After Three
                               Within         Through          Through        Within        Greater
                                 One           Three           Twelve           One           Than
                                Month         Months           Months          Year         One Year         Total
                              ---------    ------------     ------------    ----------    ------------    -----------
Unused commitments
  to extend credit            $ 53,780        $366,066       $6,602,046     $7,021,892      $4,368,752    $11,390,644
Standby letters of credit            -               -          113,000        113,000               -        113,000
                              --------        --------       ----------     ----------      ----------    -----------
  Totals                      $ 53,780        $366,066       $6,715,046     $7,134,892      $4,368,752    $11,503,644

     The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

    Year ended December 31, 2001, compared with year ended December 31, 2000

     Net interest income increased $999,833, or 42.27%, to $3,365,220 in 2001 from $2,365,387 in 2000. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $22,601,376, or 46.21%, mainly due to continued growth in the loan portfolio. The primary components of interest income were interest on loans, including fees, of $5,236,089, and interest on taxable investment securities of $766,410.

     The Bank's net interest spread and net interest margin were 3.90% and 4.71%, respectively, in 2001, compared to 3.12% and 4.84%, respectively, in 2000. The increase in net interest spread was primarily the result of management's efforts to maintain interest rates on loans, and to borrow at lower interest rates during a declining interest rate environment. Yields on all earning assets declined in 2001. Yields on earning assets decreased from 9.04% in 2000 to 8.74% in 2001. Yields on interest-bearing liabilities decreased from 5.92% in 2000 to 4.84% in 2001.

     The provision for loan losses was $347,000 in 2001 compared to $628,312 in 2000. The allowance for loan losses was 1.61% of total loans at December 31, 2001 as compared to 1.67% of total loans at December 31, 2000. The Bank establishes its loan loss allowance by grading each loan in its loan portfolio. The Bank has experienced significant loan growth during its first few years of operations. However, due to its short operating history, the Bank's loan portfolio is not mature enough to use as a basis for determining a loan loss allowance. In its initial years, the Bank chose to take a conservative approach for the loan loss allowance and allocate 1.5% of its loan portfolio until the Bank has a tested history. The Bank has reduced the loan loss allowance to 1.35%, but continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio. Net charge-offs as a percentage of average loans were 0.20% and 0.05% for the six months ending June 30, 2002 and June 30, 2001, respectively.

     Noninterest income increased $548,792, or 64.20%, to $1,403,562 in 2001 from $854,770 in 2000. The increase is primarily attributable to increased residential mortgage origination fees and service charges on deposit accounts. Mortgage origination fees increased $291,549, or 68.66%, to $716,203 for the year ended December 31, 2001. The decline in interest rates during 2001 resulted in more home mortgage loans and refinancings. Service charges increased $176,885, or 53.98%, to $504,582 for the year ended December 31, 2001. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2001. During 2001, the Bank began selling securities and insurance. Income from these activities totaled $82,279 in 2001.

     Noninterest expense increased $1,363,703, or 64.04%, to $3,493,130 in 2001 from $2,129,427 in 2000. Noninterest expenses increased in all categories as a result of continued growth. Other operating expenses increased $392,846 to $1,204,593 for the year ended December 31, 2001. The Bank had increased data processing expense of $77,318 due to the opening of the Second Loop branch and the increase in loan and deposit transactions. Salaries and employee benefits increased $725,334, or 63.01%, to $1,876,552 in 2001 from $1,151,218 in 2000.
This increase is attributable to normal pay increases, the opening of the Second Loop branch, and the opening of the brokerage business.


     The efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on sales of assets. The efficiency ratio is used to measure the ratio of noninterest expense incurred by a bank to generate revenues against the revenues of the Bank. The Bank's efficiency ratio was 73.36% in 2001, compared to 66.13% in 2000. An efficiency ratio of 73.36% means that the Bank's noninterest expense in 2001 was equal to 73.36% of the Bank's net interest income and noninterest income.


     Net income was $616,554 in 2001, compared to $293,018 in 2000. The increase in net income reflects the Bank's continued growth, as average-earning assets increased from $48,914,151 for the year ended December 31, 2000 to $71,515,527 for the year ended December 31, 2001. Return on average assets during 2001 was 0.79%, compared to 0.56% during 2000, and return on average equity was 8.29% during 2001, compared to 4.28% during 2000.

     A comparison between 2000 and 1999 is not relevant because the Bank was only open for business four and a half months in 1999.

                               Net Interest Income

     General. The largest component of the Bank's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and on borrowings used to support such assets. Net interest income is determined by the yields earned on the Bank's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Total interest earning assets yield less total interest bearing liabilities rate represents the Bank's net interest rate spread.

     Average Balances, Income and Expenses, and Rates. The following table sets forth, for the years indicated, certain information related to the Bank's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

                Average Balances, Income and Expenses, and Rates


                                            2001                               2000
                                            ----                               ----
                                           Average     Income/     Yield/     Average     Income/     Yield/
(Dollars in thousands)
 Assets:
   Earning Assets:
   Loans (1)                              $ 54,921    $  5,236      9.53 %   $ 38,167    $  3,697      9.69 %

   Securities, taxable (2)                  11,191         766      6.84        6,094         423      6.94
   Securities, tax exempt (2)                1,666          94      5.64            -           -         -

   Federal funds sold                        3,625         149      4.11        4,333         280      6.46
   Time deposits with other banks                -           -         -          310          19      6.13
   Nonmarketable equity securities             113           6      5.31           10           1     10.00
                                          --------    --------
    Total earning assets                    71,516       6,251      8.74       48,914       4,420      9.04
                                          --------    --------               --------    --------
   Cash and due from banks                   2,372                              1,568
   Premises and equipment                    3,666                              2,230
   Other assets                                992                                481
   Allowance for loan losses                  (903)                              (429)
                                          --------                           --------
    Total assets                          $ 77,643                           $ 52,764
                                          ========                           ========

 Liabilities:
   Interest-bearing liabilities:
   Interest-bearing transaction accounts  $  4,943          97      1.96 %   $  2,182          40      1.83 %
   Savings deposits                         13,514         474      3.51        7,800         400      5.13
   Time deposits                            38,527       2,231      5.79       23,594       1,554      6.59
   Other short-term borrowings               2,650          84      3.17        1,155          61      5.28
                                          --------    --------               --------    --------
    Total interest-bearing liabilities      59,634       2,886      4.84       34,731       2,055      5.92
                                          --------    --------               --------    --------
   Demand deposits                           9,678                             10,839
   Accrued interest and other liabilities      895                                347
   Shareholders' equity                      7,436                              6,847
                                          --------                           --------
    Total liabilities and shareholders'
    equity                                $ 77,643                           $ 52,764
                                          ========                           ========

   Net interest spread                                              3.90 %                             3.12 %
   Net interest income                                $  3,365                           $  2,365
                                                      ========                           ========
   Net interest margin                                              4.71 %                             4.84 %

(1) The effect of fees collected on loans is not significant to the computations. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available-for-sale.

                              Rate/Volume Analysis

     Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate/volume (change in rate multiplied by the change in volume) is provided as follows:


                                                                    2001 compared to 2000
                                                               Due to increase
                                                               (decrease) in

(Dollars in thousands)                                       Volume     Rate      Volume/Rate    Total
                                                            -------    -----    -------------   ------
Interest income:
Taxable securities                                          $   353   $   (5)   $   (5)        $   343
Nontaxable securities                                             -        -        94              94
Loans                                                         1,623      (61)      (23)          1,539
Federal funds sold                                              (46)    (102)       17            (131)
Certificates of deposit with other financial institutions       (19)     (19)       19             (19)
Nonmarketable equity securities                                  13       (1)       (7)              5
                                                            -------   ------    ------               -
Total interest income                                         1,924     (188)       95           1,831
                                                            -------   ------    ------         -------
Interest expense:
Interest-bearing deposits                                     1,327     (310)     (209)            808
Other borrowings                                                 79      (25)      (31)             23
                                                            -------   ------    ------         -------
Total interest expense                                        1,406     (335)     (240)            831
                                                            -------   ------    ------         -------
Net interest income                                         $   518      147       335           1,000
                                                            =======   ======    ======         =======

                                                                    2001 compared to 1999
                                                               Due to increase
                                                               (decrease) in

(Dollars in thousands)                                       Volume     Rate      Volume/Rate    Total
                                                            -------    -----    -------------   ------
Interest income:
Taxable securities                                          $   367   $    2    $   32         $   401
Loans                                                         4,011      (57)     (627)          3,327
Federal funds sold                                              123        4         4             131
Certificates of deposit with other financial institutions         -        -        19              19
Nonmarketable equity securities                                   -        -         1               1
                                                            -------   ------    ------         -------
Total interest income                                         4,501      (51)     (571)          3,879
                                                            -------   ------    ------         -------
Interest expense:
Interest-bearing deposits                                     1,713       10       110           1,833
Other borrowings                                                 90       (5)      (36)             49
                                                            -------   ------    ------         -------
Total interest expense                                        1,803        5        74           1,882
                                                            -------   ------    ------         -------
Net interest income                                         $ 2,698   $  (56)   $ (645)        $ 1,997
                                                            =======   ======    ======         =======

                               Net Interest Income

     Interest Sensitivity. The Bank monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Bank is the measurement of the Bank's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

     The following table sets forth the Bank's interest rate sensitivity at December 31, 2001.

                          Interest Sensitivity Analysis

                                                             After One     After Three                    Greater
                                                              Through        Through                      Than One
December 31, 2001                              Within One      Three         Twelve       Within One    Year or Non-
 (Dollars in thousands)                          Month        Months         Months          Year        Sensitive       Total
                                               ----------    ---------     -----------    ----------    -----------    --------
 Assets
 Interest-earning assets
    Loans                                      $  26,061     $   4,452       $  9,141     $  39,654      $   25,221    $ 64,875
    Securities, taxable                              502             -            889         1,391           9,888      11,279
    Securities, nontaxable                             -             -              -             -           3,027       3,027
    Nonmarktable securities                          142             -              -           142               -         142
    Federal funds sold                             1,057             -              -         1,057               -       1,057
                                               ---------     ---------       --------     ---------      ----------    --------
      Total earning assets                        27,762         4,452         10,030        42,244          38,136      80,380
                                               ---------     ---------       --------     ---------      ----------    --------

 Liabilities
 Interest-bearing liabilities:
    Interest-bearing deposits:
      Demand deposits                              9,251             -              -         9,251               -       9,251
      Savings deposits                            14,238             -              -        14,238               -      14,238
      Time deposits                                2,475        10,516         23,246        36,237           3,785      40,022
                                               ---------     ---------       --------     ---------      ----------    --------
         Total interest-bearing deposits          25,964        10,516         23,246        59,726           3,785      63,511
                                               ---------     ---------       --------     ---------      ----------    --------
    Repurchase agreements                          1,927             -              -         1,927               -       1,927
                                               ---------     ---------       --------     ---------      ----------    --------
         Total interest-bearing liabilities       27,891        10,516         23,246        61,653           3,785      65,438
                                               ---------     ---------       --------     ---------      ----------    --------
 Period gap                                    $    (129)    $  (6,064)      $(13,216)    $ (19,409)     $   34,351
                                               =========     =========       ========     =========      ==========
 Cumulative gap                                $    (129)    $  (6,193)      $(19,409)    $ (19,409)     $   14,942
                                               =========     =========       ========     =========      ==========
 Ratio of cumulative gap to
  total earning assets                             (0.16) %      (7.70) %      (24.15) %     (24.15) %        18.59 %

     The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Bank the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. However, the Bank is not obligated to vary the rates paid on these deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates.

         The Bank generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Bank is cumulatively liability-sensitive over the twelve-month time frame. However, the Bank's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Bank's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     Provision and Allowance for Loan Losses


         General. The Bank has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a periodic basis, the Bank's Board of Directors reviews and approves the appropriate level for the Bank's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system and an analysis of economic conditions in the Bank's market. The objective of management has been to fund the allowance for loan losses at approximately 1.00% to 1.50% of total loans outstanding until a tested history is established. In its initial years, the Board of Directors chose to take a conservative approach for the loan loss allowance and allocate 1.50% of its loan portfolio. The Board has recently reduced the loan loss allowance to 1.35%, but continues to use its internal loan risk grading process to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.


         Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Bank's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.



         Although the Board has set the loan loss allowance at 1.35% of its total loan portfolio, the Bank also reviews its loans on a loan-by-loan basis to ensure that its loan loss allowance is adequate. If, pursuant to its loan review process, the Bank determines that the loan loss allowance should exceed 1.35%, the Bank will use the higher loan loss allowance. However, if the results of the loan review process produce a loan loss allowance less than 1.35%, the Bank will still continue to use the 1.35% loan loss allowance until the Bank has a tested history. The Bank's loan-by-loan review process is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. The Bank presently calculates its required loan loss allowance by determining the risk associated with each loan. Its classification system contains grades one through five plus the Regulatory Grades of Substandard, Doubtful and Loss. Each grade requires a pre-determined amount for the loan loss allowance as follows: Grade 1 - .50%, Grade 2 - .50%, Grade 3 - .75%, Grade 4 - 1.0%, Grade 5 - 5.0%, Substandard - 15%, Doubtful - 50% and Loss - 100%.

     Each loan is graded based on pre-determined criteria. This includes credit beacon score and debt service coverage. Loans are required to be downgraded at 60 days past due. As a result, non-performing loans automatically affect the allowance. Collateral type, industry code and major employers are used to monitor loan concentrations. The policy of the Bank limits the Bank's concentration of credit such that the Bank may not make 10% or more of its unsecured loans, or 15% or more of its secured loans, to any of the following:

[X] One borrower and/or a related group of borrowers
[X] A company in the local economy, its employees, and its major suppliers
[X] One industry group
[X] Borrowers outside First Reliance Bank's normal trade area and
[X] An unrelated group of borrowers with a common category of collateral

These concentrations are not used to determine allowance needs unless set patterns are determined or there is a significant change in the economic environment. Concentrations are reviewed on a monthly or quarterly basis.

         In addition, management monitors the overall portfolio quality through observable trends in delinquency, chargeoffs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Bank's monitoring and analysis system are also reviewed periodically by the banking regulators and the Bank's independent auditors. To date, the Bank has not had a sufficient number of loans or charge-offs to justify allocation for the loan loss allowance based on loan type.


         Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events that it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Bank does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

         The following table sets forth certain information with respect to the Bank's allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999.

                            Allowance for Loan Losses

(Dollars in thousands)                                                       2001              2000               1999
                                                                        ------------       ------------       -----------
Total loans outstanding at end of period                                $     64,875       $     46,745       $    16,678
                                                                        ============       ============       ===========
Average loans outstanding                                               $     54,921       $     38,167       $     3,225
                                                                        ============       ============       ===========
Balance of allowance for loan losses at beginning of period             $        780       $        163       $         -
Loans charged off:
   Real estate - construction                                                      -                  -                 -
   Real estate - mortgage                                                          -                  -                 -
   Commercial and industrial                                                       6                  -                 -
   Consumer and other                                                            121                 12                 -
                                                                        ------------       ------------       -----------
     Total loan losses                                                           127                 12                 -
                                                                        ------------       ------------       -----------
Recoveries of previous loan losses:
   Real estate - construction                                                      -                  -                 -
   Real estate - mortgage                                                          -                  -                 -
   Commercial and industrial                                                       -                  -                 -
   Consumer and other                                                             45                  1                 -
                                                                        ------------       ------------       -----------
     Total recoveries                                                             45                  1                 -
                                                                        ------------       ------------       -----------
Net charge-offs                                                                   82                 11                 -
Provision for loan losses                                                        347                628               163
                                                                        ------------       ------------       -----------
Balance of allowance for loan losses at end of period                   $      1,045       $        780       $       163
                                                                        ============       ============       ===========

Ratios:
Net charge-offs to average loans outstanding                                    0.15%              0.03%             0.00%
Net charge-offs to loans at end of year                                         0.13%              0.02%             0.00%
Allowance for loan losses to average loans                                      1.90%              2.04%             5.05%
Allowance for loan losses to loans at end of year                               1.61%              1.67%             0.98%
Net charge-offs to allowance for loan losses                                    7.85%              1.41%             0.00%
Net charge-offs to provisions for loan losses                                  23.63%              1.75%             0.00%


                  Allocation of Loan Loss Reserve as of December 31, 2001
                  -------------------------------------------------------

                                                                                Percent of
                                                                                loans in each
                                                                                category to
Balance at the end of the period applicable to                       Amount     total loans
----------------------------------------------                    ----------    -------------
Domestic
  Commercial, financial, and agricultural                         $  242,597        21.55%
  Real estate - construction                                         117,077        10.40%
  Real estate - mortgage                                             566,697        50.34%
  Installment loans to individuals                                   196,216        17.43%
  Lease financing                                                        N/A           N/A
Foreign                                                                  N/A           N/A
Unallocated                                                            3,152         0.28%
                                                                  ----------       -------
                                                                  $1,045,014       100.00%

                             Nonperforming Assets


         Nonperforming Assets. There were loans totaling $8,872 in nonaccrual status at December 31, 2001. There were no loans in nonaccrual status at December 31, 2000. There were $146,436 in loans 90 days or more overdue and still accruing interest at December 31, 2001. There were $6,684 in loans 90 days or more overdue and still accruing interest at December 31, 2000. There were no restructured loans at December 31, 2001 or 2000.

         Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due and the interest on such loan is viewed by management to be uncollectible. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan that would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Holding Company's nonaccrual loans had been current in accordance with their original terms, and the amount of interest income on such loans that was included in net income is immaterial.

         Potential Problem Loans. At December 31, 2001, the Bank had $703,919 in classified loans. The Bank had $50,556 in classified loans at December 31, 2000. The increase in classified loans was due to growth in the number of loans held by the Bank and the maturity of such loans. The results of the Bank's internal loan review process are considered in determining management's assessment of the adequacy of theallowance for loan losses. However, the Bank has exceeded its overall objective, which has been to maintain the allowance for loan losses at approximately 1.00% to 1.50% of total loans to provide for potential problem loans until a historyhas been established.


                         Noninterest Income and Expense

         Noninterest Income. Noninterest income for the year ended December 31, 2001, was $1,403,562, an increase of $548,792 from $854,770 for the year ended December 31, 2000. The increase is primarily a result of increased residential mortgage origination fees and service charges on deposit accounts. Mortgage origination fees increased $291,549, or 68.66%, to $716,203 for the year ended December 31, 2001. Service charges increased $176,885, or 53.98%, to $504,582 for the year ended December 31, 2001. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts during 2001.

         Noninterest income for the year ended December 31, 2000, totaled $854,770. The largest component of noninterest income for the year ended December 31, 2000, was residential mortgage origination fees, which totaled $424,654. Service charges on deposit accounts totaled $327,697 for the year ended December 31, 2000.

         For the period August 16, 1999 to December 31, 1999, the largest component of noninterest income was residential mortgage origination fees totaling $42,876.

         The following table sets forth the principal components of noninterest income for the years ended December 31, 2001, and 2000, and for the period August 16, 1999 to December 31, 1999.


(Dollars in thousands)                                2001      2000      1999
                                                    --------  --------  --------
Service charges on deposit accounts                      505       328       41
Credit life insurance commissions                         51        75       17
Residential mortgage origination fees                    716       425       43
Securities and insurance brokerage commissions            82         -        -
Other income                                              50        27        8
                                                    --------  --------  --------
   Total noninterest income                         $  1,404  $    855  $    109
                                                    ========  ========  ========

         Noninterest Expense. Noninterest expense increased $1,363,703, or 64.04%, to $3,493,130 for the year ended December 31, 2001. Of this total, other operating expenses increased $392,846, or 48.40%, to $1,204,593 in 2001 from $811,747 in 2000. The increase in data processing expense of $77,318 was due to the opening of the Second Loop branch and the increase in loan and deposit transactions. Salaries and employee benefits increased $725,334, or 63.01%, to $1,876,552 in 2001 from $1,151,218 in 2000. This increase is attributable to normal pay increases, the opening of the Second Loop branch, and the opening of the brokerage business.

         Salaries and employee benefits were $1,151,218 in 2000. Other operating expenses for the year ended December 31, 2000, were $811,747. Data processing and supplies was the largest portion of other operating expenses totaling $125,126 for the year ended December 31, 2000.

         Salaries and employee benefits comprised the largest component of noninterest expense, which totaled $426,044 for the period August 16, 1999 to December 31, 1999. Of this total, $109,937 related to salaries paid prior to the Bank's opening on August 16, 1999. Other operating expenses totaled $444,217 for the period August 16, 1999 to December 31, 1999. Pre-opening expenses associated with forming the Bank comprise $183,282 of these expenses.

         The following table sets forth the primary components of noninterest expense for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999.

(Dollars in thousands)                                  2001            2000          1999
                                                    -----------     -----------   -----------
Salaries and employee benefits                      $    1,877      $    1,151    $      426
Net occupancy and equipment expense                        412             166           102
Advertising and public relations                            85              63            39
Office supplies, stationery, and printing                  155             121            61
Data processing and supplies                               202             125            64
Computer and software                                      120              84            25
Professional fees and services                             159             100           113
Employee education and conventions                          84              15             7
Loan origination fees                                       29              37            26
Other                                                      370             267           109
                                                    ----------      ----------    ----------
                                                    $    3,493      $    2,129    $      972
    Total noninterest expense                       ==========     ===========    ==========
Efficiency ratio                                         73.36%          66.13%       204.15%

                                 Earning Assets


         Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $54,920,786 in 2001 compared to $38,166,936 in 2000, an increase of $16,753,850, or 43.90%. At
December 31, 2001, total loans were $64,875,191, compared to $46,745,104 at December 31, 2000, an increase of $18,130,087, or 38.78%.


         The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Bank's general emphasis on all types of lending.

                          Composition of Loan Portfolio

December 31,                                   2001                                 2000
                                 ---------------------------------    ---------------------------------
(Dollars in thousands)               Amount      Percent of Total        Amount       Percent of Total
                                 ------------   ------------------    -----------   -------------------
Commercial and industrial       $    13,978            21.55%        $     8,814            18.86%
Real estate
   Construction                       6,749            10.40               6,237            13.34
   Mortgage-residential              17,628            27.17              12,748            27.27
   Mortgage-nonresidential           15,029            23.17               8,587            18.37
Consumer                             11,310            17.43              10,219            21.86
Other                                   181             0.28                 140             0.30
                                -----------    -------------         -----------   ---------------
     Total loans                     64,875           100.00%             46,745           100.00%
Allowance for loan losses            (1,045)                                (780)
                                -----------                          -----------
     Net loans                  $    63,830                          $    45,965
                                ===========                          ===========

         In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Bank's market area to obtain a mortgage on real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase management's willingness to make the loan and, to that extent, also tends to increase the magnitude of the real estate loan portfolio component.

         The largest component of the Bank's loan portfolio is real estate mortgage loans. At December 31, 2001, real estate mortgage loans totaled $32,657,440 and represented 50.34% of the total loan portfolio, compared to $21,334,327, or 45.64%, at December 31, 2000.


         Residential mortgage loans totaled $17,628,428 at December 31, 2001, and represented 27.17% of the total loan portfolio, compared to $12,747,654 at December 31, 2000. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $15,029,012 at December 31, 2001, compared to $8,586,673 at December 31, 2000. This amount represents an increase of $6,442,339, or 75.03%, from the December 31, 2000 amount. The demand for residential and commercial or non-residential real estate loans in the Florence market has remained relatively stable over the last year.


         The Bank's loan portfolio is also comprised heavily of consumer loans. Consumer loans increased $1,091,634, or 10.68%, to $11,310,260 at December 31, 2001, from $10,218,626 at December 31, 2000.

         The Bank's commercial and industrial portfolio grew at a quicker rate than any other loan type in 2001. Commercial and industrial loans increased $5,163,730, or 58.59%, to $13,977,706 at December 31, 2001, from $8,813,976 at
December 31, 2000.


         The Bank's loan portfolio reflects the diversity of its market. The home office of the Holding Company and the Bank is located in Florence County, South Carolina. The economy of Florence County contains elements of medium and light manufacturing, higher education, regional health care and distribution facilities. Management expects the area to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. The Bank does not engage in foreign lending.


         The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Bank. The following table sets forth the Bank's loans maturing within specified intervals at December 31, 2001.

      Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

December 31, 2001                       One Year or       Through        Over Five
 (Dollars in thousands)                    Less         Five Years         Years          Total
                                       ------------   --------------   -------------   -----------
Commercial and industrial              $      7,529    $      5,541    $        908    $    13,978
Real estate                                  28,942           7,889           2,575         39,406
Consumer and other                            3,183           7,371             937         11,491
                                       ------------   -------------    ------------   ------------
                                       $     39,654    $     20,801    $      4,420    $    64,875
                                       ============   =============    ============    ===========

Loans maturing after one year with:
    Fixed interest rates                                                               $    15,466
    Floating interest rates                                                                  9,755
                                                                                       -----------
                                                                                       $    25,221
                                                                                       ===========

         The information presented in the above table is based on the contractual maturities of the individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

         Investment Securities. The investment securities portfolio is also a component of the Bank's total earning assets. Total securities available-for-sale, gross of valuation allowance, averaged $12,856,364 in 2001, compared to $6,094,611 in 2000. At December 31, 2001, total securities available-for-sale were $14,305,686, an increase of $4,111,867, or 40.34%, over the December 31, 2000 balance. Investment securities also contains Federal Home Loan Bank stock. This stock is recorded at its original cost and totaled $142,400 and $12,300 at December 31, 2001 and 2000, respectively.

     The following table sets forth the fair market value of the securities available-for-sale held by the Bank at December 31, 2001 and 2000.

                   Fair Value of Securities available-for-sale

December 31,                                           2001     2000
                                                     -------- --------
(Dollars in thousands)
U.S. government agencies and corporations            $  6,339 $  8,031
Municipals                                              3,027        -
Mortgage-backed securities                              3,417    1,672
Commercial paper                                        1,523      491
                                                     -------- --------
  Total securities available-for-sale                $ 14,306 $ 10,194
                                                     ======== ========

     The following table sets forth the scheduled maturities and average yields, which are not computed on a tax equivalent basis, of securities held at December 31, 2001.


             Investment Securities Maturity Distribution and Yields

                                                     After One But        After Five But
December 31, 2001                Within One Year   Within Five Years    Within Ten Years    After Ten Years         Total
                                ----------------- -------------------  ------------------  -----------------   ---------------
(Dollars in thousands)           Amount   Yield    Amount      Yield    Amount     Yield    Amount    Yield    Amount   Yield
                                 ------  -------   ------     -------   ------    -------   ------   -------   ------  -------
U.S. government agencies and
 corporations                   $   878    6.08 % $ 3,267      6.89 %  $ 1,647     6.84 %  $   547    5.58 %  $ 6,339   6.62 %
Commercial paper                    513    6.63     1,010      7.19          -        -          -       -      1,523   6.99
Municipals                            -       -         -         -          -        -      3,027    7.50      3,027   7.50
                                -------           -------              -------             -------            -------

   Total securities (1)         $ 1,391    6.27 % $ 4,277      6.96 %  $ 1,647     6.84 %  $ 3,574    7.12 %  $10,889   6.90 %
                                =======           =======              =======             =======            =======

(1) Excludes mortgage-backed securities totaling $3,417,024 with a yield of 6.2% and nonmarketable equity securities.

     Other attributes of the securities portfolio, including yields and maturities, are discussed above in "--Net Interest Income-- Interest Sensitivity Analysis."

     Short-Term Investments. Short-term investments, which consist of federal funds sold, averaged $3,624,848 in 2001 compared to $4,332,791 in 2000. At December 31, 2001 and 2000, short-term investments totaled $1,057,000 and $1,883,974, respectively.

                Deposits and Other Interest-Bearing Liabilities

     Average interest-bearing liabilities increased $24,903,343, or 71.70%, to $59,634,217 in 2001, from $34,730,874 in 2000. Average interest-bearing deposits increased $23,407,996, or 69.72%, to $56,984,020, from $33,576,024 in 2000.
These increases resulted from increases in all categories of interest-bearing liabilities, primarily as a result of the continued growth of the Bank.

     Deposits. Average total deposits increased $22,247,205, or 50.09%, to $66,662,516 in 2001, from $44,415,311 in 2000. At December 31, 2001, total deposits were $75,686,644, compared to $54,643,343 a year earlier, an increase of 38.51%.

     The following table sets forth the deposits of the Bank by category at December 31, 2001 and 2000.

                                    Deposits

December 31,                                         2001                 2000
                                             -------------------- --------------------
                                                       Percent of           Percent of
(Dollars in thousands)                         Amount   Deposits    Amount   Deposits
                                             --------- ---------- --------- ----------
Demand deposit accounts                      $  12,176   16.09 %  $   7,849   14.36 %
NOW accounts                                     9,251   12.22        2,698    4.94
Savings accounts                                14,238   18.81       10,833   19.83
Time deposits less than $100,000                25,147   33.23       21,894   40.07
Time deposits of $100,000 or over               14,875   19.65       11,369   20.80
                                             ---------  ------    ---------  ------
   Total deposits                            $  75,687  100.00 %  $  54,643  100.00 %
                                             =========            =========

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Bank's loan portfolio and other earning assets. The Bank's core deposits were $60,811,717 at December 31, 2001.

     Deposits, and particularly core deposits, have been the Bank's primary source of funding and have enabled the Bank to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Bank's primary source of funding in the future. The Bank's loan-to-deposit ratio was 85.72% at December 31, 2001, and 85.55% at December 31, 2000. The maturity distribution of the Bank's time deposits over $100,000 at December 31, 2001, is set forth in the following table:

                 Maturities of Time Deposits of $100,000 or More

                                                                             After Six
                                                               After Three    Through
                                                 Within Three  Through Six     Twelve    After Twelve
(Dollars in thousands)                              Months        Months       Months       Months       Total
                                                 ------------  -----------  -----------  ------------  ---------
Certificates of deposit of $100,000 or more       $   4,550     $   2,608    $   5,476    $   2,241    $  14,875

     Approximately 30.59% of the Bank's time deposits of $100,000 or more had scheduled maturities within three months, and 48.12% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

     Short-term Borrowings. Short-term borrowings consist of securities sold under agreements to repurchase. Average short-term borrowings were $2,650,197 in 2001 compared to $1,154,850 during 2000. Securities sold under agreements to repurchase decreased $139,847, or 6.77%, to $1,927,164 at December 31, 2001.

                                     Capital

     As stated above, the Holding Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material effect on the Holding Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Holding Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Holding Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Holding Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     The Bank exceeded the regulatory capital requirements at December 31, 2001 and 2000 as set forth in the following table:

                     Analysis of Capital and Capital Ratios

December 31,                                                                 2001        2000
                                                                             ----        ----
 (Dollars in thousands)
 Tier 1 capital                                                           $    7,595  $    6,972
 Tier 2 capital                                                                  860         485
                                                                          ----------  ----------
    Total qualifying capital                                              $    8,455  $    7,457
                                                                          ==========  ==========

 Risk-adjusted total assets (including off-balance-sheet exposures)       $   68,626  $   38,798
                                                                          ==========  ==========

 Tier 1 risk-based capital ratio                                               11.07%      17.97%
 Total risk-based capital ratio                                                12.32%      19.22%
 Tier 1 leverage ratio                                                          8.96%      11.03%

                   Liquidity Management and Capital Resources


     Liquidity management involves monitoring sources and uses of funds in order to meet day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Holding Company and the Bank would not be able to perform the primary function of a financial intermediary and, therefore, would not be able to meet the needs of the communities they serve.


     Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. Nevertheless, management believes that cash and cash equivalents in combination with deposit inflows and loan repayments are adequate to meet reasonably foreseeable demands for deposit withdrawals and the funding of new loans. The Bank also has unused lines of credit to purchase federal funds from unrelated banks totaling $11,160,300 at December 31, 2001. The investment portfolio serves as the Bank's principal source of secondary asset liquidity. However, the availability of this source of funds is influenced by market conditions.


     For the year ended December 31, 2001, the Bank had net cash outflows of $4,142,934 for increases in available-for-sale securities and $19,599,802 to fund loans. These outflows were offset mostly by an increase of $21,043,301 in deposits. There were no cash flows that would materially affect future operations outside the normal course of business.

                               Impact of Inflation

     Unlike most industrial companies, the assets and liabilities of financial institutions are primarily monetary in nature. Therefore, interest rates have a more significant effect on their performance than do the general rate of inflation and of goods and services. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                     Impact of Off-Balance Sheet Instruments

     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of the Bank's customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used.

     The Bank uses the same credit underwriting procedures for commitments to extend credit and standby letters of credit as it does for its on-balance sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

     The Bank is not involved in off-balance sheet contractual relationships, other than those disclosed herein, that could result in liquidity needs or other commitments or that could significantly impact earnings.

     As of December 31, 2001, commitments to extend credit totaled $10,831,678 and standby letters of credit totaled $211,894.

                    Accounting and Financial Reporting Issues

     Recent Accounting Pronouncements - In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Bank adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Bank adopted SFAS 142 on January 1, 2002. The adoption of these Statements is not expected to have a material impact on the consolidated financial statements.

     In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which, as amended by SFAS 137 and SFAS 138, is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Bank adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Bank did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

                              Industry Developments

     On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Bank and the Holding Company face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Bank and the Holding Company.

     From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain legislation, if adopted, could significantly change the regulation of banks, bank holding companies and the financial services industry. The Holding Company and the Bank cannot predict whether any such legislation will be adopted or, if adopted, how it would affect the Holding Company or the Bank.

                  BUSINESS OF THE HOLDING COMPANY AND THE BANK

General

     The Holding Company was incorporated under the laws of the State of South Carolina on April 12, 2001 to be the holding company for the Bank, and acquired all of the shares of the Bank on April 1, 2002 in a statutory share exchange accounted for as a pooling of interests. The Bank, a South Carolina banking corporation, is the Holding Company's only subsidiary, and the Holding Company conducts no business other than through its ownership of the Bank. The Holding Company has no indirect subsidiaries or special purpose entities. The Bank commenced operations in August 1999 and currently operates out of its main office and one branch office. The Bank serves the Florence, South Carolina area as an independent, community-oriented commercial bank emphasizing high-quality, responsive and personalized service. The Bank provides a broad range of consumer and commercial banking services, concentrating on individuals and small and medium-sized businesses desiring a high level of personalized services.

Marketing Focus

     The Bank advertises aggressively, using popular forms of media and direct mail, to target market segments and emphasizes the Bank's substantial local ownership, community bank nature, locally oriented operations and ability to provide prompt, knowledgeable and personalized service.

Location and Service Area

     The headquarters facility of the Holding Company and the Bank is located at 2170 W. Palmetto Street, Florence, South Carolina 29501. The Bank also has a branch located at 411 Second Loop Road, Florence, South Carolina. The Bank's primary market area is the City of Florence and the surrounding area of Florence County, South Carolina. According to the South Carolina Department of Commerce, in 2000, Florence County had an estimated population of 125,761. Florence County, which covers approximately 805 square miles, is located in the eastern portion of South Carolina and is bordered by Darlington, Marlboro, Dillon, Williamsburg, Marion, Clarendon, Sumter and Lee Counties. Florence County has a number of large employers, including, Wellman, Inc., DuPont, Amana, Hoffman-LaRoche Pharmaceuticals and a Honda All-Terrain vehicle plant. The principal components of the economy of Florence County are the wholesale and retail trade sector, the manufacturing sector, the services sector and the financial, insurance and real estate sector.

Services of the Bank

         The Bank strives to provide its customers with the breadth of products and services comparable to those offered by large regional banks, while maintaining the quick response and personal service of a locally owned and managed bank. In addition to offering a full range of deposit services and commercial and personal loans, the Bank offers investment services and products such as mortgage loan origination.

         The Bank provides personalized banking services, with an emphasis on knowledge of the individual financial needs and objectives of its customers and prompt response, through an array of services. The Bank seeks to promote continuous long-term relationships. Because management of the Bank is located in Florence, all credit and related decisions are made locally, thereby facilitating a prompt response by persons familiar with the borrower's local business environment.

..   Deposit Services. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered by other banks in the area. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law. The Bank solicits these accounts from individuals, businesses, associations and organizations and governmental authorities.

..   Loan Products. The Bank offers a full range of commercial and consumer loans. The Bank also makes real estate construction and acquisition loans as discussed below under the "Mortgage Loan Division" subheading.

    [X] Commercial loans are extended primarily to small and middle market customers. Such loans include both secured and unsecured loans for working capital needs (including loans secured by inventory and accounts receivable), business expansion (including acquisition of real estate and improvements), asset acquisition and agricultural purposes. Term loans will generally not exceed a five-year maturity with a ten-year amortization schedule. The extensions of term loans are based upon (i) the ability and stability of current management; (ii) stable earnings and upward trends in cash flow to support repayment; (iii) earnings projections based on reasonable assumptions; (iv) the financial strength of the industry and the business itself and (v) the value and marketability of the collateral. In considering loans for accounts receivable and inventory, the Bank uses a declining scale for advances based on an aging report. Loans for inventory are limited to 50% for hard goods, 25% for soft goods and 0% for perishables. With respect to loans for the acquisition of equipment and other assets, the loan terms depend on the economic life of the respective assets.

         As of June 30, 2002, the classification of the commercial loans of the Bank and the respective percentage of the Bank's total loan portfolio of each are as follows:

                                                         Total Amount                 Percentage of
         Description                                 as of June 30, 2002         Total Loan Portfolio
         -----------                                 -------------------         --------------------
         Loans to finance agricultural production           268,654                      0.37%
              and other farm loans
         Commercial and industrial loans                 13,793,850                     19.13%

         Commercial loans involve a substantial amount of risk because there is generally a small market available for an asset that needs to be liquidated. Commercial loans for working capital needs are typically difficult to monitor.

    [X] The Bank also offers a large variety of consumer non-real estate loans. Set forth below are the primary categories of consumer loans offered by the Bank and the respective limits imposed by the Bank:

         * Unsecured Loans - Limited to 10% of annual gross income or tangible net worth of the borrower.
         * Vehicles - Loan to value limit depends on borrower's financial strength.

         *    Boats and Recreational Vehicles - down payment of 25% required.
         * Cash Value of Life Insurance - advances of up to 75% of cash value.
         *    Stocks - Loan to value limited to 70%.
         *    OTC Stock - Loan to value limited to 60%.
         *    US Government Bonds - Loan to value limited to 90%.
         *    Municipal Bonds - Loan to value limited to 60%.
         *    Deposit Loans - Loan to value limited to 95%.
         * Manufactured Housing - must be with real estate (loan to value limit vary with age of manufactured house).

         As of June 30, 2002, the classification of the consumer loans of the Bank and the respective percentage of the Bank's total loan portfolio of each are as follows:

                                                             Total Amount               Percentage of
         Description                                     as of June 30, 2002        Total Loan Portfolio
         -----------                                     -------------------        --------------------
         Individuals (household, personal, single          $  9,944,789                      13.79%
              pay, installment and other)
         Individuals (household, family, personal
              credit cards and overdraft protection)            173,739                       0.24%
         Boats                                                    9,377                       0.01%
         All other consumer loans                                31,023                       0.04%

         The risks associated with consumer lending are largely related to economic conditions and increase during economic downturns. Other major risk factors relating to consumer loans include high debt to income ratios and poor loan-to-value ratios. The Bank does very little sub-prime lending. All of the consumer loans set forth above require a debt service income ratio of no greater than 36% based on gross income.

         The Bank's lending activities are subject to a variety of lending limits imposed by federal law. Under South Carolina law, loans by the Bank to a single customer may not exceed 10% of the Bank's unimpaired capital, except that by two-thirds vote of the directors of the Bank such limit may be increased to 15% of the Bank's unimpaired capital. The Bank's Board of Directors has approved that increase in its lending limit. Based on the Bank's unimpaired capital as of December 31, 2001, the Bank's lending limit to a single customer is $1,268,271. Even with the increase, the size of the loans that the Bank is able to offer to potential customers is less than the size of the loans that the Bank's competitors with larger lending limits are able to offer. This limit affects the ability of the Bank to seek relationships with the area's larger businesses. However, the Bank may request other banks to participate in loans to customers when requested loan amounts exceed the Bank's legal lending limit.

..   Mortgage Loan Division. The Bank has established a mortgage loan division through which it has broadened the range of services that it offers to its customers. The mortgage loan division originates secured real estate loans to purchase existing or to construct new homes and to refinance existing mortgages. The following are the types of real estate loans originated by the Bank and the loan-to-value limits set by the Bank with respect to each type.

    [X]  Raw Land                                                                         65%
    [X]  Land Development                                                                 75%
    [X]  Commercial, multifamily and other nonresidential construction                    80%
    [X]  One to four family residential construction                                      85%
    [X]  Improved property                                                                85%
    [X]  Owner occupied, one to four family and home equity                          less than 90%
    [X]  Commercial property                                             70 - 80% (depending on type of property)

     As of June 30, 2002, the classification of the mortgage loans of the Bank and the respective percentage of the Bank's total loan portfolio of each are as follows:

                                                         Total Amount                Percentage of
         Description                                 as of June 30, 2002        Total Loan Portfolio
         -----------                                 -------------------        --------------------
         Secured by non-farm, non-residential          $  15,011,957                   20.82%
              properties
         Construction and land development                 8,709,106                   12.08%
         Farmland (including farm residential              2,525,035                    3.50%
              and other improvements)
         Revolving, open end loans secured by              2,693,653                    3.74%
              1-4 family extended under line of
              credit
         All other loans secured by 1-4 family            13,548,302                   18.79%
              residential (1st lien)
         All other loans secured by 1-4 family             4,141,334                    5.76%
              residential (junior lien)
         Secured by multi-family (5 or more)               1,238,979                    1.72%
              residential properties - condos
              and apartments

     Of these types, commercial real estate loans are the most risky because they are the most difficult to liquidate and often involve environmental issues that must be resolved before closing. Construction loans also involve risks due to weather delays and cost overruns.

         The Bank generates additional fee income by selling over 76% of its mortgage loans in the secondary market and cross-selling its other products and services to its mortgage customers. In 2001, the Bank sold mortgage loans in a total amount of $45,804,887, or 94% of the total number of mortgage loans originated by the Bank. To date, the Bank has sold approximately 94% of the total number of mortgage loans originated by the Bank.

         All FHA, VA and State Housing loans sold by the Bank involve the right to recourse. The FHA and VA loans are subject to recourse if the loan shows 60 days or more past due in the first 4 months or goes in to foreclosure within the first 12 months. The State Housing loans are subject to recourse if the loan becomes delinquent prior to purchase by State Housing or if final documentation is not delivered within 90 days of purchase. All investors have a right to require the Bank to repurchase a loan in the event the loan involved fraud. In 2001, of the 437 loans sold by the Bank, 53 were FHA or VA loans and 80 were State Housing loans. Such loans represented 24% of the dollar volume or 27% of the total number of loans sold by the Bank in 2001. In 2002, of the 269 loans that the Bank has sold through August 31, 2002, 45 were FHA or VA and 66 were State Housing loans. Such loans represented 35% of the dollar volume and 41% of the total number of loans sold to that date.


..    Other Banking Services. The Bank offers drive-through banking facilities.
     In 2001, the Bank implemented 24 Hour Telephone Banking and Online Banking, each of which allows the Bank's customers access to account information 24 hours a day, seven days a week. Other Bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks and automatic drafts for various accounts. The Bank is associated with a shared network of automated teller machines that may be used by the Bank's customers throughout South Carolina and other regions. The Bank also offers MasterCard and VISA credit card services through a correspondent bank as an agent for the Bank. Management of the Bank has established and intends to maintain relationships with correspondent banks and other financial institutions to provide other services requested by its customers. The Bank does not provide trust services. Although the Bank may operate a trust department in the future, it cannot do so without first obtaining regulatory approval.

..    Other Services. In addition to its banking services, the Bank offers securities brokerage services and life insurance products to its customers through a financial services division of the Bank. The Bank obtained an insurance agency license under South Carolina law to sell life insurance and has relationships with brokers and carriers. The Bank's financial services division uses professional money managers who diversify a client's portfolio into several different asset classes. Some of the products offered are mutual funds, annuities, stocks, bonds, insurance, IRAs and 401(k) rollovers.

Employees

         The Bank currently has 52 full-time employees and 3 part-time employees. The executive officers of the Holding Company are the only officers of the Holding Company, but they receive no compensation from the Holding Company. The Holding Company has no employees.


Competition

         The Bank faces strong competition for deposits, loans and other financial services from numerous other banks, thrifts, credit unions, other financial institutions and other entities that provide financial services, some of which are not subject to the same degree of regulation as the Bank. Because South Carolina law permits statewide branching by banks and savings and loan associations, many financial institutions in the state have branch networks. In addition, subject to certain conditions, South Carolina law permits interstate banking. Reflecting this opportunity provided by law plus the growth prospects of the Florence market, all of the four largest (in terms of local deposits) commercial banks in the City of Florence are branches of or affiliated with regional or super-regional banks.

         As of September 1, 2002, 12 banks and 3 savings institutions operated 35 offices within the city limits of Florence. Most of those institutions also have other branch offices in Florence County, as do some other banks that do not have branches in the City of Florence. In addition, six finance companies and six credit unions have offices located in the City of Florence. All of these institutions aggressively compete for business in the Bank's market area. Most of these competitors have been in business for many years, have established customer bases, are substantially larger than the Bank, have substantially higher lending limits than the Bank has and are able to offer certain services, including trust and international banking services, that the Bank is able to offer only through correspondents, if at all.

         The Bank attempts to compete by providing its customers with high-quality, prompt and knowledgeable personalized service at competitive rates, which is a combination that the Bank believes customers generally find lacking at larger institutions. The Bank also attempts to offer a wide variety of financial products and services at fees that are competitive with other financial institutions.

Properties

         The executive offices of the Holding Company and the Bank and the main office of the Bank are located at 2170 W. Palmetto Street in downtown Florence, South Carolina. The facility at that location is owned by the Bank. The Bank also owns an adjacent lot that is used as a Bank parking lot. The headquarters building is a two-story building having approximately 12,000 square feet. The building has six inside teller stations, two teller stations servicing four drive-through lanes and a night depository and automated teller machine drive-through lane that is accessible after the Bank's normal business hours.

         On April 26, 2000, the Bank opened a branch at 411 Second Loop Road in Florence, South Carolina. The Second Loop branch facility, which is owned by the Bank, is located on approximately one acre of land and contains approximately 3,000 square feet.

         On May 15, 2002, the Bank purchased an additional facility located at 2145 Fernleaf Drive in Florence, South Carolina. The Fernleaf Drive site contains approximately 0.5 acres of land and includes a 3,500 square feet building. The facility will serve as additional space for the operational activities of the Bank, including data processing and auditing. No customer services will be conducted in this facility.

Legal Proceedings

       The Holding Company and the Bank are involved from time to time in routine legal proceedings occurring in the ordinary course of business. As of the date hereof, there are no legal proceedings pending or known to be threatened against the Holding Company or the Bank that, in the opinion of management, would have a material adverse effect on the Holding Company's financial condition or results of operations.


Regulation of the Holding Company

       The Holding Company is a bank holding company within the meaning of the Federal Bank Holding Company Act of 1956, as amended (the "BHCA"), and the South Carolina Branching and Banking Efficiency Act, as amended (the "SC Act"), and is subject to supervision and regulation by the Federal Reserve and the State Board.

       The BHCA. Under the BHCA, the Holding Company is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Holding Company's activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries and engaging in other activities that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

       Investments, Control and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring all or substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control 5% or more of the voting shares of such bank (unless it already owns or controls the majority of such shares) or (iii) merging or consolidating with, or otherwise acquiring, another bank holding company.

       Under the BHCA, a bank holding company, unless it qualifies as a financial holding company under the Gramm-Leach-Bliley Act, is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities, unless the Federal Reserve has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined to be proper incidents to the business of a bank holding company include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial adviser, owning savings associations and making investments in certain corporations or projects designed primarily to promote community welfare. A bank holding company may engage, either directly or indirectly, in such activities without obtaining prior approval of the Federal Reserve if the bank holding company (i) is a "well-capitalized organization" and a "well-managed organization," (ii) conducts the activity in compliance with all orders and regulations of the Federal Reserve governing the activity and (iii) provides written notice to the Federal Reserve within ten business days after commencing the activity. Otherwise, a bank holding company must obtain prior approval of the Federal reserve before commencing any such activity.

       The Federal Reserve has adopted guidelines - a risk-based capital measure and a Tier 1 leverage measure - to assist in the assessment of the capital adequacy of bank holding companies. These guidelines only apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more. For bank holding companies, like the Holding Company, with less than $150 million in consolidated assets, the guidelines are applied on a bank-only basis unless (i) the parent bank holding company is engaged in nonbank activity involving significant leverage or (ii) the parent bank holding company has a significant amount of outstanding debt that is held by the general public. Neither of the two exceptions to the bank-only application apply to the Holding Company.

       The "Risk-Based Capital Ratio" is calculated by dividing the bank holding company's qualifying capital by its weighted risk assets (i.e. assets as adjusted to reflect their relative credit risks). The "Risk-Based Capital Ratio" compares the total capital account, which may include a limited amount of general reserves for loan losses, to weighted risk assets. The minimum level for this ratio is 8.0%, of which at least 4% should be Tier 1 capital. Tier 1 Capital is defined as common equity, retained earnings, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangibles. The Federal Reserve has also adopted a supplement and adjustment to the Risk-Based Capital Ratio calculations that is applicable to any bank holding company that has trading activity (the gross sum of trading assets and liabilities as reported in the bank holding company's most recent quarterly Y-9C Report), on a consolidated basis, equals 10% or more of total assets or $1 billion or more.


       The "Tier 1 Leverage Ratio," which measures the ratio of Tier 1 Capital (as defined above) to average total consolidated assets (quarterly average total assets reported on the bank holding company's most recent FR Y-9C Report), less goodwill. Although the most highly-rated bank holding companies are required to maintain a minimum Tier 1 Leverage Ratio of 3.0%, most bank holding companies are required to maintain higher Tier 1 Leverage Ratios. The Holding Company is required to maintain a minimum Tier 1 Leverage Ratio of 4.0%. However, the Federal Reserve may require higher ratios based on the circumstances and the bank holding company's risk profile.


       Subject to its capital requirements and certain other restrictions, the Holding Company is able to borrow money to make a capital contribution to the Bank, and such loans may be repaid from dividends paid from the Bank to the Holding Company (although the ability of the Bank to pay dividends is subject to regulatory restrictions). Any loans from the Holding Company to the Bank are likely to be unsecured and will be subordinated to claims of the Bank's depositors and possibly to claims of other creditors. The Holding Company is also able to raise capital for contribution to the Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws. Unlike the Bank, the Holding Company may, without regulatory approval, repurchase its own stock, subject to certain limitations.

       Source of Strength; Cross-Guarantee. The Federal Reserve requires the Holding Company to act as a source of financial and managerial strength to the Bank and to commit resources to support the Bank in circumstances in which the Holding Company might not otherwise do so. The Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial safety, soundness or stability of any subsidiary bank of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any subsidiary if the agency determines that divestiture may aid the bank's financial condition. The Bank may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other bank controlled by the Holding Company, which in effect makes the Holding Company's equity investments in healthy subsidiaries available to the FDIC to assist any failing or failed bank subsidiary of the Holding Company. The Holding Company currently has no plans to acquire another bank or non-bank subsidiary, although it may do so.

       The Gramm-Leach-Bliley Act. The Gramm-Leach-Bliley Act (the "GLBA"), most of the provisions of which became effective in March 2000, repeals the restrictions contained in sections 20 and 32 of the Glass-Steagall Act on banks affiliating with securities firms and allows banks to affiliate with insurance companies. The GLBA also creates a new "financial holding company" under the BHCA, which permits holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking and insurance company portfolio investment activities. The GLBA also permits the Federal Reserve and the Treasury Department to authorize additional activities that are "financial in nature" or "incidental" or "complementary" to financial activities. A bank holding company may become a financial holding company if each of its subsidiary banks is well-capitalized and well managed and has at least a "satisfactory" CRA rating. A financial holding company must provide notice to the Federal Reserve within 30 days after commencing activities previously determined by statute or by the Federal Reserve and Treasury Department to be permissible. At this time, the Holding Company does not intend to elect to become a financial holding company.

       Management of the Holding Company believes that the GLBA will not have a material adverse effect on its operations in the near-term. However, to the extent that it permits banks, securities firms and insurance companies to affiliate, the financial services industry may experience further consolidation. Such consolidation could result in a growing number of larger financial institutions that offer a wider variety of financial services than the Holding Company will offer and that can aggressively compete in the markets that the Holding Company serves.

       The SC Act. As a bank holding company registered under the SC Act, the Holding Company is subject to limitations on sale or merger and to regulation by the State Board. The Holding Company must receive the approval of the State Board prior to acquiring control of a bank or bank holding company or all or substantially all of the assets of a bank or a bank holding company. The Holding Company also must file with the State Board periodic reports with respect to its financial condition, operations and management, and the intercompany relationships between the Holding Company and its subsidiaries.

Regulation of the Bank

       The Bank is a state chartered bank insured by the FDIC and not a member of the Federal Reserve. As such, the Bank is subject to supervision and regulation by the FDIC and the State Board. Supervision, regulation and examination of banks by regulatory agencies are intended primarily for the protection of depositors rather than stockholders of the banks.

       South Carolina Law. Commercial banks chartered in South Carolina have only those powers granted by law or the regulations of the State Board. State law sets specific requirements for bank capital and regulates deposits in and loans and investments by banks, including the amounts, types and, in some cases, rates. In addition, the State Board regulates, among other activities, the payment of dividends, the opening of branches, loans to officers and directors, record keeping and the use of automated teller machines. The State Board periodically examines state banks to determine their compliance with the law and regulations, and state banks must make periodic reports of their condition to the State Board.

       FDIC Regulation. All banks insured by the FDIC are subject to periodic examination by the FDIC and to certain FDIC regulations. The FDIC may remove or suspend officers or directors of a bank to protect the bank's soundness. The FDIC requires insured banks to maintain specified levels of capital and certain security devices and procedures. The FDIC also administers a number of federal statutes such as the Community Reinvestment Act of 1977.

       Deposit Insurance. As an FDIC-insured institution, the Bank is required to pay semi-annual installments of deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which each insured depository institution is placed into a category based on (i) certain factors relating to the institution's capital, (ii) supervisory evaluations provided by the institution's primary federal regulator and (iii) other information the FDIC determines to be relevant to the institution's financial condition and the risk imposed to the applicable deposit insurance fund. The Bank then pays deposit insurance premiums (at annual rates currently ranging from .00% to .27% of deposits) based on that categorization. Institutions classified as "well-capitalized" (as defined by the FDIC) and considered financially sound with only a few minor weaknesses pay the lowest premium, while institutions that are "undercapitalized" (as defined by the FDIC) and considered to pose a substantial possibility of loss pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period. Based upon comparable organizations, the Bank was assessed $3,477 for the most recent semi-annual assessment period for which it was required to pay premiums.

       The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, order or any condition imposed in writing by, or written agreement with, the FDIC. The FDIC also may suspend deposit insurance temporarily prior to a hearing for a permanent termination of insurance if the institution has no tangible capital. The practical effect of suspension or termination of FDIC deposit insurance would be the closing of the Bank for the period of such suspension or termination, because FDIC insurance is required by the State Board at all times.

       Capital Requirements. Like the Federal Reserve, the FDIC has established a minimum leverage ratio and a minimum risk-based capital ratio for state nonmember banks, such as the Bank. State nonmember banks that have the highest examination rating, are not experiencing or anticipating significant growth and have well-diversified risks must maintain a minimum leverage ratio of Tier 1 Capital to total assets of 3%. All other banks are required to maintain a minimum leverage ratio of Tier 1 Capital to total assets of 4%. In addition, state nonmember banks are required to maintain a minimum ratio of total capital to total risk-weighted assets of 8%. For purposes of the risk-based capital ratio, the total capital may not be more than double Tier 1 Capital. In order to compute the amount of risk-weighted assets, all of a bank's balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four risk categories established by the FDIC. The aggregate dollar amount in each category is then multiplied by the risk weight assigned to that category by the FDIC, and the sum of the resulting weighted values for each risk category is the risk-weighted assets total. The capital requirements described above are minimum requirements, and the FDIC may require higher capital levels if warranted by the particular circumstances or risk profiles of individual institutions.

       The FDIC, the Federal Reserve and the OCC have adopted an interagency statement of policy to supplement their risk-based capital standards that allows the banking agency having jurisdiction to take various risk factors, and management's ability to monitor and control such risks, into account in analyzing a bank's capital adequacy. The standards specifically require a bank to quantify and monitor its level of interest rate risk exposure and maintain capital for such risk.

       In addition, the FDIC, the Federal Reserve and the OCC have adopted a policy that supplements and adjusts the risk-based capital ratio calculations with respect to banks with significant trading activities. Such banks must measure, and hold a sufficient amount of capital to cover, their exposure to general market risk arising from fluctuations in interest rates, equity prices, foreign exchange rates, commodity prices and exposure to specific risk associated with debt and equity positions in trading portfolios. Management of the Bank anticipates that the Bank will be able to maintain compliance with all applicable capital requirements.

       Federal banking regulators have broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators' powers depends on whether the institution in question is "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." The Bank currently qualifies as "well capitalized." Depending upon the capital category to which an institution is assigned, the regulators' corrective powers include requiring the submission of a capital restoration plan, placing limits on asset growth and other activities, requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired, restricting transactions with affiliates, restricting the interest rate the institution may pay on deposits, ordering a new election of directors of the institution, requiring that senior executive officers or directors be dismissed, prohibiting the institution from accepting deposits from correspondent banks, requiring the institution to divest certain subsidiaries, prohibiting the payment of principal or interest on subordinated debt and appointing a receiver for the institution.

       Dividends. Under South Carolina law, the Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the State Board, provided that the Bank received a composite rating of one or two at the last examination conducted by a state or federal regulatory authority. All other cash dividends require prior approval by the State Board. South Carolina law requires each state nonmember bank to maintain the same reserves against deposits as are required for a state member bank under the Federal Reserve Act. This requirement is not expected to limit the ability of the Bank to pay dividends on its common stock. In addition, as an FDIC-insured institution, the Bank is subject to regulation by the FDIC, which is statutorily authorized to determine whether the payment of dividends by an insured state nonmember bank would constitute an unsafe and unsound banking practice. In such an instance, the FDIC could prohibit the payment of dividends. Dividends paid by the Bank are paid to the Holding Company, and the Bank's payment of dividends to the Holding Company does not obligate the Holding Company to pay dividends to its shareholders.

       Insider Transactions. The Bank is subject to restrictions imposed by the Federal Reserve Act on loans or extensions of credit to affiliates, purchases of investments in the stock or other securities of affiliates, purchases of assets from affiliates and on the acceptance of the stock or other securities of affiliates as collateral for loans or extensions of credit. Extensions of credit by the Bank to its directors, executive officers and principal stockholders and to "related interests" of such directors, officers and principal stockholders are subject to regulatory limitations and reporting requirements. In addition, the Federal Reserve Act and related regulations may affect the terms upon which any person becoming a director, executive officer or principal stockholder of the Bank may obtain credit from banks with which the Bank maintains a correspondent relationship.

       Safety and Soundness Standards. The FDIC, the Federal Reserve, the OCC and the Office of Thrift Supervision have adopted a final regulation and Interagency Guidelines Establishing Standards for Safety and Soundness (the "Guidelines") implementing the requirement of the Federal Deposit Insurance Corporation Improvements Act of 1991 that the federal banking agencies establish certain standards to promote the safety and soundness of federally insured depository institutions. The Guidelines establish standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the Guidelines set out the safety and soundness standards that the agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines basically consist of goals to be achieved in each area, and each institution is responsible for establishing its own procedures to achieve those goals.

       An institution that fails to comply with any of the standards established by the Guidelines may be required to submit to its primary federal regulator a plan for achieving and maintaining compliance. Failure to submit an acceptable plan, or failure to comply with a plan that has been accepted by the appropriate regulator, is grounds for enforcement action. The rules and regulations of the agencies establish deadlines for the submission and review of such safety and soundness compliance plans.

       Truth-In-Savings Act. The Federal Reserve has adopted regulations implementing the Truth-in-Savings Act, which applies to accounts intended for use by and generally used by consumers primarily for personal, family or household purposes. These regulations contain, as key elements: (i) a requirement that institutions disclose, at the time an account is opened or upon request of a consumer, yields and interest rates, the frequency with which interest is compounded and credited, minimum balance information, fees, transaction limitations, features of time accounts and information relating to bonuses for all covered accounts; (ii) requirements that institutions calculate and disclose the annual percentage yield ("APY") in accordance with the regulations for each covered account and that the APY be disclosed in advertisements stating rates of return; (iii) a requirement that institutions provide 30 days' notice prior to making a change in any term required to be disclosed if such change may reduce the APY or adversely affect the consumer; and (iv) a requirement that interest be paid on entire balances rather than investable funds.

       Community Reinvestment Act Requirements. The Bank is subject to evaluation by the FDIC under the Community Reinvestment Act of 1977 ("CRA"). The Bank is evaluated under guidelines established for "small banks." These guidelines call for an evaluation of an institution's performance in meeting the credit needs of its entire community, including low- and moderate-income areas, consistent with the safe and sound operation of the institution. The relevant factors under these "small bank" guidelines include the bank's loan-to-deposit ratio within its community, the bank's percentage of loans and other lending activities within its community, the bank's record of lending to and engaging in other lending-related activities for borrowers of different income levels and businesses and farms of different sizes, the geographic distribution of the bank's loans and the bank's record of acting, if warranted, in response to written complaints about its performance in helping to meet credit needs in its community. The FDIC takes a bank's CRA performance into account in considering applications for approval of deposit insurance, establishment or relocation of branches and business combinations.

       Effect of Governmental Monetary Policies. The earnings of the Bank are affected by economic conditions and the monetary policies of the United States government and its agencies. The Federal Reserve's monetary policies have had, and will likely continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve have major effects upon the levels of bank loans, investments and deposits through the Federal Reserve's open market operations in United States government securities, its regulation of the discount rate on borrowing by member banks and its reserve requirements against member bank deposits.

       Other Regulations. The Bank's loan operations are subject to other federal laws applicable to credit transactions, such as the Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves; the Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit; the Fair Debt Collection Practices Act, governing the manner in which consumer debts may be collected by collection agencies; the Real Estate Settlement Procedures Act, requiring disclosure to homebuyers and sellers of settlement costs and prohibiting unnecessarily high settlement charges; and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act of 1978, which imposes a duty to maintain the confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services; and the Bank Secrecy Act, which imposes reporting obligations on banks with respect to large cash deposits.

     Enforcement Powers. The Financial Institutions Reform, Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. For such violations, civil penalties may be as high as the lesser of $1,000,000 a day or $5,000,000. Criminal penalties for some financial institution crimes have been increased to 20 years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnification or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

     Proposed Legislation and Regulatory Action. New regulations and statutes are regularly proposed that contain wide-ranging proposals for altering the structures, regulations, and competitive relationships of the nation's financial institutions. The Bank cannot predict whether or in what form any proposed regulation or statute will be adopted or the extent to which the Bank's business may be affected by any new regulation or statute.

 SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information as of September 1, 2002, concerning the number and percentage of shares of the common stock beneficially owned by each director and executive officer of the Holding Company, and by the Holding Company's directors and executive officers as a group. Except as set forth below, the Holding Company knows of no person who owns or controls, directly or indirectly, in excess of five percent of the outstanding common stock. Also shown are the percentage of shares that will be owned by such persons after the offering, based upon their current stated intentions to purchase shares in the offering, if the minimum number of shares offered hereby are sold and if the maximum number of shares offered hereby are sold. The purchase intentions of these people may change.

                                                                                           Percent of     Percent of
                                                      Amount and                          Class after    Class after
                                                       Nature of              Percent     Offering If     Offering If
           Name                   Title         Beneficial Ownership/(1)/    of Class    Minimum Sold    Maximum Sold
           ----                   -----         --------------------------   ---------   -------------   ------------
F. R. Saunders, Jr.          President, Chief           105,200/(2)/           6.92%        6.75%/(3)/      5.92%/(4)/
                            Executive Officer
                               and Director
Paul C. Saunders               Senior Vice              108,000/(5)/           7.11%        6.93%/(3)/      6.02%/(4)/
                                President,
                                Assistant
                              Secretary and
                                 Director
A. Dale Porter                Executive Vice            100,010/(5)/           6.59%        6.44%/(3)/      5.74%/(4)/
                             President, Chief
                                Financial
                                 Officer,
                              Secretary and
                                 Director
William P. Campbell              Director                20,000                1.38%        1.27%              *
Leonard A. Hoogenboom        Chairman of the             15,480/(6)/           1.07%           *               *
                            Board and Director
John M. Jebaily                  Director                 6,000/(7)/              *            *               *
Wilie Jones                      Director                 8,000/(8)/              *            *               *
Andrew G. Kampiziones            Director                 8,300/(9)/              *            *               *
Nathaniel Lockhart               Director                 2,000/(10)/             *            *               *
C. Dale Lusk, MD                 Director                20,000/(11)/          1.38%        1.59%              *
T. Daniel Turner                 Director                47,000/(12)/          3.25%        3.38%           4.05%
A. Joe Willis                    Director                44,000/(13)/          3.04%        2.80%           1.63
     Total (12 persons)                                 483,990/(14)/         29.15%       29.54%/(15)/    24.30%/(16)/


*    Less than 1%

(1) Assumes the exercise by such person of all options exercisable as of September 1, 2002 or within 60 days thereafter.
(2) Includes 5,400 shares owned by members of Mr. Saunders' family, 2,000 shares subject to options owned by Mr. Saunders' spouse, all of which are currently exercisable, and 70,000 shares subject to options owned by Mr. Saunders, all of which are currently exercisable.

(3) Includes an additional 6,250 shares subject to currently exercisable options.
(4) Includes an additional 62,500 shares subject to currently exercisable options.

(5)  Includes 70,000 shares subject to currently exercisable options.

(6)  Includes 480 shares owned by members of Mr. Hoogenboom's family.
(7)  Mr. Jebaily intends to purchase 6,250 shares in the offering.
(8)  Mr. Jones intends to purchase 1,500 shares in the offering.
(9) Includes 1,000 shares owned by a member of Mr. Kampiziones' family. Mr. Kampiziones intends to purchase 3,000 shares in the offering.

(10) Mr. Lockhart intends to purchase 3,000 shares in the offering.
(11) Dr. Lusk intends to purchase 5,000 shares in the offering.
(12) Includes 1,000 shares owned by a member of Mr. Turner's family. Mr. Turner intends to purchase 5% of the total number of shares of common stock sold in the offering (6,250 if the minimum is sold, 62,500 if the maximum is sold).

(13) Includes 43,800 shares owned by Mr. Willis' spouse.
(14) Includes 212,000 shares subject to options which are currently exercisable.
(15) Includes 230,750 shares subject to options which are currently exercisable or will be exercisable upon the closing of the offering.
(16) Includes 399,500 shares subject to options which are currently exercisable or will be exercisable upon the closing of the offering.

                                   MANAGEMENT

     Set forth below is the name, age as of July 1, 2002 and principal position with the Holding Company and the Bank of each person who is currently a director or executive officer of the Holding Company. The Holding Company's Board of Directors is currently fixed at twelve directors. The Holding Company's Articles of Incorporation divide the Board of Directors into three classes, with the members of one class to be elected each year for a three-year term. The year in which each director will stand for re-election is provided below.

     None of the directors are related except that F. R. Saunders, Jr. and Paul
C. Saunders are brothers.

1.   Class A - Terms to Expire at the 2005 Annual Meeting.

     F. R. Saunders, Jr., age 42, has been (i) President, Chief Executive Officer and director of the Bank since August 16, 1999, (ii) a director of the Holding Company since April 12, 2001 and (iii) President and Chief Executive Officer of the Holding Company since April 18, 2001. Mr. Saunders was Senior Market Manager of the branch of Centura Bank in Florence, South Carolina, from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank. Mr. Saunders was a Vice President and a director of Pee Dee State Bank from January 1990 until March 1998.

     William P. Campbell, age 73, has been a director of the Bank since January 21, 2000 and a director of the Holding Company since April 12, 2001. Mr. Campbell has been chairman of Computer Dimensions, Inc., a computer software company, since 1995.

     Leonard A. Hoogenboom, age 58, has been (i) Chairman of the Board and a director of the Bank since August 16, 1999 and (ii) Chairman of the Board and a director of the Holding Company since April 12, 2001. Mr. Hoogenboom has been the owner and chief executive officer of Hoogenboom & Co. CPA since 1984.


     T. Daniel Turner, age 55, has been a director of the Bank since August 16, 1999 and a director of the Holding Company since April 12, 2001. Mr. Turner has been the owner and president of Turner's Custom Auto Glass Inc., an auto glass installation company, since 1982. In addition, Mr. Turner has been vice president of Bob Smith Chevrolet GMC Geo, an automobile dealership, and owner of Carolina Connection, a billing service company, since 1993.


2.   Class B - Terms to Expire at the 2003 Annual Meeting.


     Paul C. Saunders, age 40, has been (i) Senior Vice President, Senior Consumer Services Officer, Assistant Secretary and a director of the Bank since August 16, 1999, (ii) Senior Vice President and Assistant Secretary of the Holding Company since April 18, 2001 and (iii) a director of the Holding Company since April 12, 2001. Mr. Saunders was Financial Sales Officer of the branch of Centura Bank in Florence, South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank. Mr. Saunders was a Vice President of Pee Dee State Bank from October 1987 until March 1998.


     Wilie Jones, age 42, has been a director of the Bank since August 16, 1999 and a director of the Holding Company since April 12, 2001. Mr. Jones has been an agent for New York Life Insurance Company since 1986 and the owner and president of Professional Insurance and Financial Services, Inc. since 1994.

     Andrew G. Kampiziones, age 71, has been a director of the Bank since August 16, 1999 and a director of the Holding Company since April 12, 2001. Mr. Kampiziones has been the sole owner and president and treasurer of Fairfax Development Corporation, a real estate development corporation, since December 1991. Mr. Kampiziones has also been a part-time professor at Francis Marion University since 1991 and at Florence/Darlington Technical College since 1992.

     Nathaniel Lockhart, age 51, has been a director of the Bank since August 16, 1999 and a director of the Holding Company since April 12, 2001. Mr. Lockhart has been employed by the U.S. Postal Service since 1972. Mr. Lockhart also has been president of Solid Vision, an investment group, since 1995, and he has been a co-owner of Accustaff Incorporated, a temporary staffing service, since 1986.

3.   Class C - Terms Expiring at the 2004 Annual Meeting.

     A. Dale Porter, age 51, has been (i) Executive Vice President, Chief Financial Officer, Cashier, Secretary and director of the Bank since August 16, 1999, (ii) Executive Vice President, Chief Financial Officer and Secretary of the Holding Company since April 18, 2001 and (iii) a director of the Holding Company since April 12, 2001. Mr. Porter was Regional Support Specialist-Operational of the region of Centura Bank in South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until October 1998, when he resigned to organize the Bank. Mr. Porter was Cashier and a director of Pee Dee State Bank from January 1978 until March 1998.

     John M. Jebaily, age 50, has been a director of the Bank since August 16, 1999 and a director of the Holding Company since April 12, 2001. Mr. Jebaily has been self-employed as a real estate agent in Florence since 1977.

     C. Dale Lusk, MD, age 43, has been a director of the Bank since August 16, 1999 and a director of the Holding Company since April 12, 2001. Dr. Lusk has been employed by Advanced Women's Care since March 2001. From February 1996 until March 2001, Dr. Lusk was employed by McLeod Physicians' Associates.

     A. Joe Willis, age 63, has been a director of the Bank since January 21, 2000 and a director of the Holding Company since April 12, 2001. Mr. Willis has been the president of Willis Chiromed, a chiropractic practice, since 1964.

                     COMPENSATION OF OFFICERS AND DIRECTORS

Compensation of Executive Officers

         The executive officers of the Holding Company are also executive officers of the Bank. The Holding Company does not pay any compensation to its executive officers. The following table sets forth the compensation paid to the Chief Executive Officer and each of the other executive officers of the Bank whose total salary and bonus for services rendered to the Bank during the fiscal year ended December 31, 2001 exceeded $100,000.

                           Summary Compensation Table


                                Annual Compensation                  Long Term Compensation
                                -------------------                  ----------------------
                                                                           Awards
                                                                           ------

(a)                           (b)           (c)           (d)                (g)                     (i)

Name and                                                              Securities Underlying        All other
Principal Position          Year       Salary($)       Bonus($)        Options/SARs(#)         Compensation($)
------------------          ----       ---------       --------        ---------------         ---------------
F. R. Saunders, Jr.         2001        $115,000       $ 46,400               $ -0-                 $ 6,630/(1)/
President and Chief         2000          91,847         29,550                 -0-                   2,750
Executive Officer           1999          80,000          -0-                70,000/(2)/                -0-


A. Dale Porter              2001        $ 90,000       $ 16,822               $ -0-                 $ 3,186/(3)/
Executive Vice President,   2000          83,837         22,050                 -0-                   2,505
Chief Financial Officer     1999          80,000           -0-               70,000/(2)/                -0-
and Secretary


Paul C. Saunders            2001        $ 82,000       $ 25,000               $ -0-                 $ 2,741/(3)/
Senior Vice President,      2000          67,000         22,050                 -0-                   2,045
and Assistant Secretary     1999          60,000          -0-                70,000/(2)/                -0-


(1) Of the amount shown, $4,146 represents the Bank's contributions to its 401(K) plan and $2,484 represents the value of the use of a Bank vehicle.

(2) Securities Underlying Options have been adjusted to reflect the Bank's one-for-one stock dividend that became effective April 1, 2002 immediately prior to the reorganization.
(3)  Amounts shown consist of the Bank's contributions to its 401(k) plan.

    Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
                                     Values

                (a)                          (d)                                      (e)
                               Number of Securities Underlying          Value of Unexercised In-the-Money
                            Unexercised Options/SARs at FY-End (#)        Options/SARs at FY-End ($)
                                 Exercisable/Unexercisable/(1)/           Exercisable/Unexercisable/(2)/
                                 ------------------------------           -----------------------------
Name
----
F. R. Saunders, Jr.                     52,500/17,500                          $ 105,000/$ 35,000
A. Dale Porter                          52,500/17,500                          $ 105,000/$ 35,000
Paul C. Saunders                        52,500/17,500                          $ 105,000/$ 35,000

(1) Pursuant to the Plan of Reorganization and Exchange between the Bank and the Holding Company and in accordance with the terms of the 1999 First Reliance Bank Employee Stock Option Plan (the "Option Plan"), each outstanding option under the Option Plan as of April 1, 2002, the effective date of the reorganization, was converted on such date into an option to purchase Holding Company common stock. F. R. Saunders, Jr., A. Dale Porter and Paul C. Saunders had each been granted options to purchase 70,000 shares of Bank common stock effective as of August 16, 1999. The options were 100% exercisable on August 16, 2002 and will expire on August 16, 2009.

(2) Based on a price of $7.00 per share, which was the price per share reported to the Holding Company for the last sale of Common Stock in 2001 of which the Holding Company is aware, as adjusted for the one-for-one stock dividend. The options have an as adjusted exercise price of $5.00 per share.

Compensation of Directors

       Directors who are also salaried employees of the Bank do not receive any additional compensation for service as directors. Other directors receive such compensation as is set from time to time by the Board of Directors. The Board of Directors set director fees for 2001 at $150 per meeting attended for each director and $250 per meeting attended for the Chairman of the Board. During 2001, the Bank paid a total of $11,000 in director fees. On January 17, 2002, the Board of Directors set director fees for 2002 at $225 per meeting attended for each director and $300 per meeting attended for the Chairman of the Board.

Employment Agreements

       F. R. Saunders, Jr. has an employment agreement with the Bank and the Holding Company providing for his employment by the Bank for a term of three years commencing on March 1, 2001 and ending on March 1, 2004, except that the agreement will be extended automatically each month for an additional month unless either party provides notice to the other to cease the automatic extensions; however the term of the agreement cannot be extended beyond the last day of the month during which Mr. Saunders turns 65. The employment agreement provides Mr. Saunders with an annual salary of $115,000, which may be increased, at the discretion of a Compensation Committee of the Board of Directors of the Bank following an annual review at the beginning of each fiscal year; provided that at no time may the Bank pay Mr. Saunders less than the median base salary of presidents and chief executive officers of banks in the Southeastern United States with similar total assets based on the then-current Sheshunoff Information Services Survey (or, for any year in which Sheshunoff does not provide a survey, the then-current surveys by the American Bankers Association and the Independent Bankers of America), unless the Compensation Committee determines to decrease Mr. Saunders' annual salary if the Bank does not maintain a CAMEL rating of at least "2."


       Mr. Saunders also is eligible to receive an incentive bonus equal to 5% of the Bank's consolidated pre-tax earnings for the year, if mutually agreeable individual and team performance criteria and budgeted profit targets are met. Failure to achieve budgeted profit targets will result in a decrease in the bonus in direct ratio to the shortfall. (For example, if budgeted consolidated pre-tax profit without regard to executive bonuses equals $1,000,000 and actual profit on the same basis equals $750,000, a shortfall of 25%, the 5% bonus target of $50,000 would be reduced by 25%.) If budgeted profit is missed by 60% or more, Mr. Saunders will not receive an annual bonus. If budgeted profit is exceeded by more than 10%, an addition to the 5% bonus may be awarded by the Compensation Committee and the Board of Directors. In no event may Mr. Saunders' bonus amount exceed an amount equal to 100% of Mr. Saunders' annual salary for the calendar year for which the bonus was paid. In addition, Mr. Saunders' bonus will not be paid

       (1) unless the Board of Directors determines that the Bank will continue to meet capital adequacy standards;

       (2) if the Bank or Mr. Saunders is subject to any regulatory disciplinary actions;

       (3) unless the capital, management, asset and liquidity components of the Bank's most recent CAMEL rating is "2" or better, and the Bank receives an overall CAMEL rating of "2" or better;

       (4) unless the Bank's current loan loss reserve is adequate and the loan portfolio quality is satisfactory based on the Board of Director's review of (a) the most recent report of the FDIC; (b) the audit report of the Bank's independent auditors for the calendar year then ended; and (c) any other credit review that the Board deems necessary; or

       (5) unless the overall financial condition of the Bank, including asset quality, is satisfactory, and will not be adversely affected by the payment of any bonus.


         Pursuant to his employment agreement, if the Holding Company conducts a public offering of its common stock, Mr. Saunders will be granted, effective as of the date of the closing of the offering, options to purchase that number of shares equal to 5% of the number of shares sold in the offering (in this case, 6,250 if the minimum number of shares are sold and 62,500 if the maximum number of shares are sold) at the offering price (in this case, $8.00 per share). Such options will be immediately exercisable. See "Share Ownership of Directors, Executive Officers and Certain Beneficial Owners."


         The employment agreement also requires the Bank to provide full health insurance coverage for Mr. Saunders, his spouse and his dependents and disability insurance coverage for Mr. Saunders until Mr. Saunders reaches age
65. In addition, the employment agreement requires the Bank to purchase and maintain term life insurance coverage providing a death benefit of $1,000,000 payable to any beneficiary or beneficiaries designated by Mr. Saunders. The policy is convertible to a policy owned by Mr. Saunders at Mr. Saunders' discretion and (1) at his expense, if the Bank terminates Mr. Saunders' employment for "Cause," as defined in the employment agreement, or if Mr. Saunders resigns other than for "Good Reason," as defined in the employment agreement, or by reason of his disability, death or retirement or (2) at the Bank's expense, if the Bank terminates Mr. Saunders' employment other than for Cause or if Mr. Saunders resigns for Good Reason. The policy will not be required to be paid-up after such conversion, and Mr. Saunders will be solely responsible for paying premiums on the policy after such conversion.

         Pursuant to his employment agreement, the Bank provides Mr. Saunders, during the term of the agreement, with an automobile to be used for business and personal purposes. Mr. Saunders has the authority to select the make and model of the automobile, which will be valued at no less than $25,000, excluding maintenance, repairs, taxes and insurance, and the purchase or lease will be approved by the Compensation Committee. Mr. Saunders may exchange the automobile every 24 months and the Bank pays for all ownership and operating costs of the automobile.

         The employment agreement provides that if Mr. Saunders resigns from the Bank for Good Reason or if the Bank terminates Mr. Saunders' employment other than for Cause, then the Bank shall continue to pay Mr. Saunders the annual salary he is receiving at the time plus an incentive bonus at a rate equal to the bonus Mr. Saunders received the previous year, on a monthly basis for a period of three years from the date of termination. The employment agreement further provides that if, after a "Change in Control," as defined in the employment agreement, Mr. Saunders resigns from the Bank for Good Reason or if the Bank terminates Mr. Saunders' employment other than for Cause, then the Bank shall continue to pay Mr. Saunders 150% of the annual salary he is receiving at the time, for a period of five years and the Bank shall pay Mr. Saunders a severance payment equal to three times the annual salary he is receiving at the time plus three times the incentive bonus he received for the year prior to the year of his termination of employment. The severance payment is payable over five years at such frequencies and in such amounts as Mr. Saunders shall dictate, but not more frequently than monthly. If Mr. Saunders resigned from the Bank for Good Reason or if the Bank terminated Mr. Saunders' employment other than for Cause as of September 1, 2002, the Bank would pay Mr. Saunders $161,400 each year for a period of three years. If a Change in Control had occurred prior to such resignation or termination, the Bank would pay Mr. Saunders $172,500 each year for five years and a severance payment equal to $484,200 over a five year period.


         The employment agreement also provides that Mr. Saunders agrees, for a period of two years after the termination of his employment, he will not manage, operate, be employed by, participate in or be connected in any manner with the management, operation or control of any community, commercial or consumer bank within a 25-mile radius of any branch of the Bank.

         A. Dale Porter has an employment agreement with the Bank and the Holding Company providing for his employment by the Bank for a term of three years commencing on March 1, 2001 and ending on March 1, 2004, except that the agreement will be extended automatically each month for an additional month unless either party provides notice to the other to cease the automatic extensions; however the term of the agreement cannot be extended beyond the last day of the month during which Mr. Porter turns 65. The employment agreement provides Mr. Porter with an annual salary of $90,000, which may be increased or decreased, at the discretion of a Compensation Committee of the Board of Directors of the Bank following an annual review at the beginning of each fiscal year; provided that at no time may the Bank pay Mr. Porter less than the median base salary of comparable executive officers of banks in the Southeastern United States with similar total assets based on the then-current Sheshunoff Information Services Survey (or, for any year in which Sheshunoff does not provide a survey, the then-current surveys by the American Bankers Association and the Independent Bankers of America). The Compensation Committee may decrease Mr. Porter's annual salary if the Bank does not maintain a CAMEL rating of at least "2."

     Mr. Porter also is eligible to receive an incentive bonus if mutually agreeable individual and team performance criteria and budgeted profit targets are met. Pursuant to his employment agreement, if the Holding Company conducts a public offering of its common stock, Mr. Porter will be granted, effective as of the date of the closing of the offering, options to purchase that number of shares equal to 5% of the number of shares sold in the offering (in this case, 6,250 if the minimum number of shares are sold and 62,500 if the maximum number of shares are sold) at the offering price (in this case, $8.00 per share). Such options will be immediately exercisable. See "Share Ownership of Directors, Executive Officers and Certain Beneficial Owners."

     In addition, the employment agreement requires the Bank to provide full health insurance coverage for Mr. Porter, his spouse and his dependents and disability insurance coverage for Mr. Porter until Mr. Porter reaches age 65. The employment agreement also requires the Bank to purchase and maintain term life insurance coverage providing a death benefit of $500,000 payable to any beneficiary or beneficiaries designated by Mr. Porter. The policy is convertible to a policy owned by Mr. Porter at Mr. Porter's discretion and (1) at his expense, if the Bank terminates Mr. Porter's employment for "Cause," as defined in the employment agreement, or if Mr. Porter resigns other than for "Good Reason," as defined in the employment agreement, or by reason of his disability, death or retirement or (2) at the Bank's expense, if the Bank terminates Mr. Porter's employment other than for Cause or if Mr. Porter resigns for Good Reason. The policy will not be required to be paid-up after such conversion, and Mr. Porter will be solely responsible for paying premiums on the policy after such conversion.

     The employment agreement provides that if Mr. Porter resigns from the Bank for Good Reason, or if the Bank terminates Mr. Porter's employment other than for Cause, then the Bank shall continue to pay Mr. Porter the annual salary he is receiving at the time plus an incentive bonus at a rate equal to the bonus Mr. Porter received the previous year, on a monthly basis for a period of three years from the date of termination. The employment agreement further provides that if, after a "Change in Control," as defined in the employment agreement, Mr. Porter resigns from the Bank for Good Reason or if the Bank terminates Mr. Porter's employment other than for Cause, then the Bank shall continue to pay Mr. Porter 110% of the annual salary he is receiving at the time, for a period of two years and the Bank shall pay Mr. Porter a severance payment equal to two times the annual salary he is receiving at the time plus two times the incentive bonus he received for the year prior to the year of his termination of employment. The severance payment is payable over four years at such frequencies and in such amounts as Mr. Porter shall dictate, but not more frequently than monthly. If Mr. Porter resigned from the Bank for Good Reason or if the Bank terminated Mr. Porter's employment other than for Cause as of September 1, 2002, the Bank would pay Mr. Porter $106,822 each year for three years. If a Change in Control had occurred prior to such resignation or termination, the Bank would pay Mr. Porter $99,000 each year for two years and a severance payment equal to $213,644 over a four year period.

     The employment agreement also provides that Mr. Porter agrees, for a period of one year after the termination of his employment, he will not manage, operate, be employed by, participate in or be connected in any manner with the management, operation or control of any community, commercial or consumer bank within a 25-mile radius of any branch of the Bank.

     Paul C. Saunders has an employment agreement with the Bank and the Holding Company providing for his employment by the Bank for a term of three years commencing on March 1, 2001 and ending on March 1, 2004, except that the agreement will be extended automatically each month for an additional month unless either party provides notice to the other to cease the automatic extensions; however the term of the agreement cannot be extended beyond the last day of the month during which Mr. Saunders turns 65. The employment agreement provides Mr. Saunders with an annual salary of $82,000, which may be increased or decreased, at the discretion of a Compensation Committee of the Board of Directors of the Bank, following an annual review at the beginning of each fiscal year provided that at no time may the Bank pay Mr. Saunders less than the median base salary of comparable executive officers of banks in the Southeastern United States with similar total assets based on the then-current Sheshunoff Information Services Survey (or, for any year in which Sheshunoff does not provide a survey, the then-current surveys by the American Bankers Association and the Independent Bankers of America). The Compensation Committee may decrease Mr. Saunders' annual salary if the Bank does not maintain a CAMEL rating of at least "2."

     Mr. Saunders also is eligible to receive an incentive bonus if mutually agreeable individual and team performance criteria and budgeted profit targets are met. Pursuant to his employment agreement, if the Holding Company conducts a public offering of its common stock, Mr. Saunders will be granted, effective as of the date of the closing of the offering, options to purchase that number of shares equal to 5% of the number of shares sold in the offering (in this case, 6,250 if the minimum number of shares are sold and 62,500 if the maximum number of shares are sold) at the offering price (in this case, $8.00 per share). Such options will be immediately exercisable. See "Share Ownership of Directors, Executive Officers and Certain Beneficial Owners."

     In addition, the employment agreement requires the Bank to provide full health insurance coverage for Mr. Saunders, his spouse and his dependents and disability insurance coverage for Mr. Saunders until Mr. Saunders reaches age
65. The employment agreement also requires the Bank to purchase and maintain term life insurance coverage providing a death benefit of $500,000 payable to any beneficiary or beneficiaries designated by Mr. Saunders. The policy is convertible to a policy owned by Mr. Saunders at Mr. Saunders' discretion and
(1) at his expense, if the Bank terminates Mr. Saunders' employment for "Cause," as defined in the employment agreement, or if Mr. Saunders resigns other than for "Good Reason," as defined in the employment agreement, or by reason of his disability, death or retirement or (2) at the Bank's expense, if the Bank terminates Mr. Saunders' employment other than for Cause or if Mr. Saunders resigns for Good Reason. The policy will not be required to be paid-up after such conversion, and Mr. Saunders will be solely responsible for paying premiums on the policy after such conversion.

         The employment agreement provides that if Mr. Saunders resigns from the Bank for Good Reason, or if the Bank terminates Mr. Saunders' employment other than for Cause, then the Bank shall continue to pay Mr. Saunders the annual salary he is receiving at the time plus an incentive bonus at a rate equal to the bonus Mr. Saunders received the previous year, on a monthly basis for a period of three years from the date of termination. The employment agreement further provides that if, after a "Change in Control," as defined in the employment agreement, Mr. Saunders resigns from the Bank for Good Reason or if the Bank terminates Mr. Saunders' employment other than for Cause, then the Bank shall continue to pay Mr. Saunders 110% of the annual salary he is receiving at the time, for a period of two years and the Bank shall pay Mr. Saunders a severance payment equal to two times the annual salary he is receiving at the time plus two times the incentive bonus he received for the year prior to the year of his termination of employment. The severance payment is payable over four years at such frequencies and in such amounts as Mr. Saunders shall dictate, but not more frequently than monthly. If Mr. Saunders resigned from the Bank for Good Reason or if the Bank terminated Mr. Saunders' employment other than for Cause as of September 1, 2002, the Bank would pay Mr. Saunders $107,000 each year for three years. If a Change in Control had occurred prior to such resignation or termination, the Bank would pay Mr. Saunders $90,200 each year for two years and a severance payment equal to $214,000 over a four year period.

     The employment agreement also provides that Mr. Saunders agrees, for a period of one year after the termination of his employment, he will not manage, operate, be employed by, participate in or be connected in any manner with the management, operation or control of any community, commercial or consumer bank within a 25-mile radius of any branch of the Bank.

Indemnification

     The Bylaws of the Holding Company provide for indemnification of directors, officers and employees. In addition, the Holding Company has an insurance policy covering its directors and officers.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                          CERTAIN RELATED TRANSACTIONS

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal security holders and their associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others, and which did not involve more than the normal risk of collectibility or present other unfavorable features. During 2001, the largest aggregate amount of indebtedness of directors, principal officers, principal security holders and their related associates to the Bank was $2,047,797, which represented 26.83% of the Bank's equity capital at the time. Of such amount, $131,515 was unsecured. As of September 1, 2002, the aggregate amount of indebtedness of directors, principal officers, principal security holders and their related associates to the Bank was $2,599,572, which represented 31.03% of the Bank's equity capital as of such date. Of such amount $80,050 was unsecured. All of these loans have been handled satisfactorily.

     In 2000, the Bank purchased three parcels of land from Eula Kampiziones, the wife of Andrew Kampiziones, an organizer and director of the Bank, and Fairfax Development Corporation, which is owned jointly by Mr. and Mrs. Kampiziones, for a total purchase price of $376,000. The Board of Directors of the Bank believed that the purchase price was a fair price for such property. The property was appraised at $376,000 in December 1999 by Fowler Appraisal Company. Construction of the Bank's branch office on the site was completed in 2001.

     F.R. Saunders, Jr. acted as the organizer of the Holding Company in 2001, but received no compensation for acting as the organizer. F.R. Saunders, Jr., Paul C. Saunders, A. Dale Porter, Charles E. Carroll, Leonard A. Hoogenboom, John M. Jebaily, Wilie Jones, Andrew G. Kampiziones, Nathaniel Lockhart, C. Dale Lusk, MD, Michael R. Miller, DMD, T. Daniel Turner and Danny L. Weatherford, Sr., acted as organizers of the Bank in 1999. None of them received compensation for acting as organizers.

                         SHARES ELIGIBLE FOR FUTURE SALE

     When the offering is completed, the Holding Company will have 2,698,230 shares outstanding if the maximum number of shares offered is sold. All shares sold in the offering will be freely tradable without restriction in the public market or registration under the Securities Act, unless those shares are held by "affiliates" as defined in Rule 144 under the Securities Act. Rule 144 defines an affiliate as "a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with" the issuer. Affiliates of a company generally include all directors, executive officers and principal shareholders of the company. Securities held by affiliates may be sold without registration only in accordance with Rule 144 or another exemption from the registration requirements.

                                  LEGAL MATTERS

     McNair Law Firm, P.A., Columbia, South Carolina, will pass upon the validity of the securities offered hereby for the Holding Company.

                                     EXPERTS

     The audited financial statements of the Bank for the year ended December 31, 2001, included in this Prospectus have been included herein in reliance upon the report of Tourville, Simpson & Caskey, LLP independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

                ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY

     This Prospectus is part of a registration statement on Form SB-2 filed by the Holding Company with the SEC. This Prospectus does not contain all of the information contained in the registration statement, certain parts of which have been omitted in accordance with the rules of the SEC. Any statements contained herein concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and, in each instance, reference is made to the copy of the filed document for a more complete description of the matter involved. The registration statement may be read and copied at the SEC's public reference room located at 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You may call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet web site that contains information regarding issuers, including the Holding Company, that file electronically with the SEC. The address of that web-site is http://www.sec.gov.

     The Holding Company intends to distribute annual reports containing audited financial statements to its shareholders. The Holding Company files annual and quarterly reports under the Exchange Act.

                          INDEX TO FINANCIAL STATEMENTS


First Reliance Bank - Independent Auditor's Report .............................    F-2

First Reliance Bank - Balance Sheets - December 31, 2001 and 2000 ..............    F-3

First Reliance Bank - Statements of Income - for the years ended
     December 31, 2001 and 2000 and for the period August 16, 1999 to
     December 31, 1999 .........................................................    F-4

First Reliance Bank - Statements of Changes in Shareholders' Equity and
     Comprehensive Income for the years ended December 31, 2001 and
     2000 and for the period August 16, 1999 to December 31, 1999 ..............    F-5

First Reliance Bank - Statements of Cash Flows for the years ended
     December 31, 2001 and 2000 and for the period August 16, 1999 to
     December 1999 .............................................................    F-6

First Reliance Bank - Notes to Financial Statements ............................    F-7

First Reliance Bancshares, Inc. - Condensed Consolidated Balance Sheets
     - June 30, 2002 and December 31, 2001 .....................................    F-22

First Reliance Bancshares, Inc. - Condensed Consolidated Statements of
     Income - Six months ended June 30, 2002 and 2001 ..........................    F-23

First Reliance Bancshares, Inc. - Condensed Consolidated Statements of
     Shareholders' Equity and Comprehensive Income - Six months
     ended June 30, 2002 and 2001 ..............................................    F-24

First Reliance Bancshares, Inc. - Condensed Consolidated Statements of
     Cash Flows - Six months ended June 30, 2002 and 2001 ......................    F-25

First Reliance Bancshares, Inc. - Notes to Condensed Consolidated
     Financial Statements ......................................................    F-26

               [LETTERHEAD OF TOURVILLE, SIMPSON & CASKEY, L.L.P.]



The Board of Directors
First Reliance Bank
Florence, South Carolina

We have audited the accompanying balance sheets of First Reliance Bank as of December 31, 2001 and 2000 and the related statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Reliance Bank as of December 31, 2001 and 2000 and the results of its operations and cash flows for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

Tourville, Simpson and Caskey, L.L.P.
Columbia, South Carolina
February 1, 2002

                              FIRST RELIANCE BANK

                                 Balance Sheets
                           December 31, 2001 and 2000

                                                                  2001              2000
                                                              ------------      ------------
Assets:
    Cash and cash equivalents:
      Cash and due from banks                                 $  1,987,594      $  2,412,552
     Federal funds sold                                          1,057,000         1,883,974
                                                              ------------      ------------
        Total cash and cash equivalents                          3,044,594         4,296,526
                                                              ------------      ------------

   Investment securities:
     Securities available-for-sale                              14,305,686        10,193,819
     Nonmarketable equity securities                               142,400            12,300
                                                              ------------      ------------
        Total investment securities                             14,448,086        10,206,119
                                                              ------------      ------------
   Loans receivable:
                                                                64,875,191        46,745,104
     Less allowance for loan losses                             (1,045,014)         (780,407)
                                                              ------------      ------------
        Loans, net                                              63,830,177        45,964,697

   Premises, furniture and equipment, net                        3,675,541         3,088,354
   Other real estate owned                                          86,988                 -
   Accrued interest receivable                                     687,611           553,739
   Deferred tax asset                                              330,118           199,103
   Other assets                                                     91,419            57,695
                                                              ------------      ------------
        Total assets                                          $ 86,194,534      $ 64,366,233
                                                              ============      ============

Liabilities:
   Deposits:
     Noninterest-bearing transaction accounts                 $ 12,175,551      $  7,849,035
     Interest-bearing transaction accounts                       9,251,381         2,697,866
     Savings                                                    14,237,621        10,832,906
     Time deposits $100,000 and over                            14,874,927        11,369,488
     Other time deposits                                        25,147,164        21,894,048
                                                              ------------      ------------
        Total deposits                                          75,686,644        54,643,343

   Securities sold under agreements to repurchase                1,927,164         2,067,011
   Accrued interest payable                                        472,848           347,548
   Other liabilities                                               252,471           216,467
   Income taxes payable                                            197,400            44,641
                                                              ------------      ------------
        Total liabilities                                       78,536,527        57,319,010
                                                              ------------      ------------

Commitments and contingencies (Notes 4 and 12)

Shareholders' Equity:
 Common stock, no par value, 2,000,000 shares authorized;
 724,115 and 723,518 shares issued and outstanding at
 December 31, 2001 and 2000, respectively                        7,179,263         7,173,293
 Retained earnings (deficit)                                       415,500          (201,054)
 Accumulated other comprehensive income                             63,244            74,984
                                                              ------------      ------------
        Total shareholders' equity                               7,658,007         7,047,223
                                                              ------------      ------------

        Total liabilities and shareholders' equity            $ 86,194,534      $ 64,366,233
                                                              ============      ============

The accompanying notes are an integral part of the financial statements.

                              FIRST RELIANCE BANK

                              Statements of Income
               for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999

                                                            2001            2000            1999
                                                        -----------     -----------     ----------
Interest income:
   Loans, including fees                                $ 5,236,089     $ 3,697,084     $  370,238
   Investment securities:
     Taxable                                                766,410         422,465         22,329
     Tax exempt                                              93,623           1,155           --
   Federal funds sold                                       149,072         280,343        143,282
   Other interest income                                      6,332          19,146          5,025
                                                        -----------     -----------     ----------
     Total                                                6,251,526       4,420,193        540,874
                                                        -----------     -----------     ----------

Interest expense:
   Time deposits $100,000 and over                          784,115         496,167         55,518
   Other deposits                                         2,018,091       1,497,317        105,288
   Other interest expense                                    84,100          61,322         12,527
                                                        -----------     -----------     ----------
     Total                                                2,886,306       2,054,806        173,333
                                                        -----------     -----------     ----------

Net interest income                                       3,365,220       2,365,387        367,541

Provision for loan losses                                   347,000         628,312        163,000
                                                        -----------     -----------     ----------

Net interest income after provision for loan losses       3,018,220       1,737,075        204,541
                                                        -----------     -----------     ----------

Other operating income:
   Service charges on deposit accounts                      504,582         327,697         41,268
   Residential mortgage origination fees                    716,203         424,654         42,876
   Securities and insurance brokerage commissions            82,279            --             --
   Credit life insurance commissions                         51,320          74,638         17,001
   Other service charges, commissions, and fees              28,828          14,981          1,560
   Gain of sales of securities available-for-sale             7,413            --             --
   Other income                                              12,937          12,800          6,091
                                                        -----------     -----------     ----------
     Total                                                1,403,562         854,770        108,796
                                                        -----------     -----------     ----------

Other operating expenses:
   Salaries and benefits                                  1,876,552       1,151,218        426,044
   Occupancy expense                                        167,849          96,000         76,570
   Furniture and equipment expense                          244,136          70,462         25,614
   Other operating expenses                               1,204,593         811,747        444,217
                                                        -----------     -----------     ----------
     Total                                                3,493,130       2,129,427        972,445
                                                        -----------     -----------     ----------

Income (loss) before income taxes                           928,652         462,418       (659,108)

Income tax expense (benefit)                                312,098         169,400       (165,036)
                                                        -----------     -----------     ----------

Net income (loss)                                       $   616,554     $   293,018     $ (494,072)
                                                        ===========     ===========     ==========

Earnings per share:
Basic earnings per share                                $      0.85     $      0.40     $    (0.68)
Diluted earnings per share                              $      0.81     $      0.39     $    (0.68)

The accompanying notes are an integral part of the financial statements.

                               FIRST RELIANCE BANK

     Statements of Changes in Shareholders' Equity and Comprehensive Income for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999

                                                                                 Accumulated
                                           Common Stock            Retained         Other
                                    --------------------------     Earnings     Comprehensive
                                      Shares         Amount        (Deficit)    Income (Loss)      Total
                                    -----------   ------------    -----------  ---------------  ------------
Issuance of common stock                723,518    $ 7,173,293    $        --    $        --    $ 7,173,293

Net income (loss) for the period                                     (494,072)                     (494,072)

Other comprehensive income,
 net of tax benefit of $3,694                                                         (6,290)        (6,290)
                                                                                                -----------

Comprehensive income                                                                               (500,362)
                                    -----------    -----------    -----------    -----------    -----------

Balance, December 31, 1999              723,518      7,173,293       (494,072)        (6,290)     6,672,931

Net income                                                            293,018                       293,018

Other comprehensive income,
 net of tax expense of $41,868                                                        81,274         81,274
                                                                                                -----------

Comprehensive income                                                                                374,292
                                    -----------    -----------    -----------    -----------    -----------
Balance, December 31, 2000
                                        723,518      7,173,293       (201,054)        74,984      7,047,223
Net income
                                                                      616,554                       616,554
Other comprehensive income,
 net of tax benefit of $10,677                                                       (11,740)       (11,740)
                                                                                                -----------
Comprehensive income
                                                                                                    604,814
                                                                                                -----------
Exercise of stock options
                                            597          5,970                                        5,970
                                    -----------    -----------    -----------    -----------    -----------

Balance, December 31, 2001              724,115    $ 7,179,263    $   415,500    $    63,244    $ 7,658,007
                                    ===========    ===========    ===========    ===========    ===========

The accompanying notes are an integral part of the financial statements.

                              FIRST RELIANCE BANK

                            Statements of Cash Flows
                 for the years ended December 31, 2001 and 2000
             and for the period August 16, 1999 to December 31, 1999

                                                                         2001            2000            1999
                                                                     ------------    ------------    ------------
Cash flows from operating activities:
   Net income (loss)                                                 $    616,554    $    293,018    $   (494,072)
   Adjustments to reconcile net income (loss) to net cash
        provided (used) by operating activities:
     Provision for loan losses                                            347,000         628,312         163,000
     Depreciation and amortization expense                                286,087          97,080          17,911
     Gain on sales of available-for-sales securities                       (7,413)             --              --
     Accretion and premium amortization                                    16,063         (37,446)         (4,270)
     Disbursements for mortgages held for sale                        (45,804,887)    (18,691,129)             --
     Proceeds from sales of mortgages held for sale                    47,105,221      18,680,490              --
     Deferred income tax provision (benefit)                             (120,339)        (30,373)       (165,036)
     Increase in interest receivable                                     (133,872)       (439,767)       (113,972)
     Increase in interest payable                                         125,300         277,436          70,112
     Increase in other assets                                             (62,172)        (22,813)        (62,789)
     Increase in other liabilities                                        188,764         167,966          51,274
                                                                     ------------    ------------    ------------
        Net cash provided (used) by operating activities                2,548,893         922,774        (537,842)
                                                                     ------------    ------------    ------------

Cash flows from investing activities:
   Purchases of securities available-for-sale                         (15,117,538)     (9,673,349)     (1,236,288)
   Maturities of securities available-for-sale                          9,600,496         870,692              --
   Proceeds from sales of securities available-for-sale                 1,374,108              --              --
   Purchase of Federal Home Loan Bank stock                              (130,100)        (12,300)             --
   Net increase in loans to customers                                 (19,599,802)    (30,067,602)    (16,677,768)
   Purchases of premises and equipment                                   (844,826)     (2,311,737)       (863,701)
                                                                     ------------    ------------    ------------
        Net cash used by investing activities                         (24,717,662)    (41,194,296)    (18,777,757)
                                                                     ------------    ------------    ------------

Cash flows from financing activities:
   Net increase in demand deposits, interest-bearing
    transaction accounts and savings accounts                          14,284,746      12,612,795       8,767,012
   Net increase in certificates of deposit and other time deposits      6,758,555      24,035,209       9,228,327
   Net increase in securities sold under agreements to repurchase        (139,847)      2,067,011              --
   Issuance of common stock, net of direct costs                            5,970              --       7,173,293
                                                                     ------------    ------------    ------------
        Net cash provided by financing activities                      20,909,424      38,715,015      25,168,632
                                                                     ------------    ------------    ------------

Net (decrease) increase in cash and cash equivalents                   (1,259,345)     (1,556,507)      5,853,033

Cash and cash equivalents, beginning of period                          4,296,526       5,853,033              --
                                                                     ------------    ------------    ------------

Cash and cash equivalents, end of period                             $  3,037,181    $  4,296,526    $  5,853,033
                                                                     ============    ============    ============

Cash paid during the period for:
    Income taxes                                                     $    279,677    $    197,000    $         --
    Interest                                                         $  2,761,006    $  1,777,370    $    103,221

Supplemental noncash investing and financing activities:
    Foreclosures on loans                                            $     86,988    $         --    $         --

The accompanying notes are an integral part of the financial statements.

                               FIRST RELIANCE BANK

Note 1 - Summary of  Significant Accounting Policies

Organization - First Reliance Bank (the Bank) was incorporated on August 9, 1999 and commenced business on August 16, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, South Carolina. The Bank is a state-chartered bank, and its deposits are insured by the Federal Deposit Insurance Corporation.

Management's Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Significant Group Concentrations of Credit Risk - Most of the Bank's activities are with customers located within Florence County in South Carolina. The types of securities in which the Bank invests are discussed in Note 3. The types of lending in which the Bank engages are discussed in Note 4. The Bank does not have any significant concentrations with any one industry or customer.


Securities Available-for-Sale - Securities available-for-sale are carried at amortized cost and adjusted to estimated market value for presentation by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.


Nonmarketable Equity Securities - The Bank had $142,400 and $12,300 of stock in the Federal Home Loan Bank at December 31, 2001 and 2000, respectively, which is carried at cost.

Loans - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Bank's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans, which are deemed to be uncollectible, are charged off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged off are added to the allowance.

                              FIRST RELIANCE BANK

Other Real Estate Owned - Other real estate owned includes real estate acquired through foreclosure and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in-substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral, and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is carried at the lower of cost (principal balance at the date of foreclosure) or fair value minus estimated costs to sell. Any write-downs at the date of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent changes in the valuation allowance, and gains and losses on disposal are included in other expenses.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. Leasehold improvements are being amortized over 20 years. The cost of assets sold or otherwise disposed of and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

Retirement Benefits - A trusteed retirement savings plan is sponsored by the Bank and provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation. At its discretion, the Bank can make matching contributions up to 6% of the participants' compensation. The Bank charged $21,141, $13,323, and $3,821 to earnings for the retirement savings plan in 2001, 2000, and 1999, respectively.

Stock-Based Compensation - Financial Accounting Standards Board (FASB) Statement
(SFAS) 123, Accounting for Stock-Based Compensation, allows a company to either adopt the fair value method or continue using the intrinsic valuation method presented under Accounting Principles Board (APB) Opinion 25 to account for stock-based compensation. The fair value method recommended in SFAS 123 requires compensation cost to be measured at the grant date based on the value of the award and to be recognized over the service period. The intrinsic value method measures compensation cost based on the excess, if any, of the quoted market price of the stock at the grant date over the amount an employee must pay to acquire the stock. The Bank has elected to use APB Opinion 25 to account for stock options granted and has disclosed in the footnotes pro forma net income and earnings per share information as if the fair value method had been applied. See Note 14.

Earnings Per Share - Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options and are determined using the treasury stock method. See Note 13.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999 are as follows:

                                                                   2001        2000        1999
                                                                 ---------   ---------   --------

Unrealized gains (losses) on available-for-sale securities:      $ (15,004)  $ 123,142   $ (9,984)
Reclassification adjustment for gains realized
 in net income                                                      (7,413)          -          -
                                                                 ---------   ---------   --------

Net unrealized gains (losses) on securities                        (22,417)    123,142     (9,984)

Tax effect                                                          10,677     (41,868)     3,694
                                                                 ---------   ---------   --------
Net-of-tax amount                                                $ (11,740)  $  81,274   $ (6,290)
                                                                 =========   =========   ========

Statements of Cash Flows - For purposes of reporting cash flows in the financial statements, the Bank considers certain highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.


Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

                              FIRST RELIANCE BANK

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In July 2001, the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented, or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Bank adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Bank adopted SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Bank adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the financial statements since the Bank did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

Reclassifications - Certain captions and amounts in the 2000 and 1999 financial statements were reclassified to conform with the 2001 presentation.

Note 2 - Cash and Due from Banks

The Bank is required to maintain balances with The Bankers Bank, a correspondent bank, sufficient to cover all cash letter transactions. At December 31, 2001, the requirement was met by the cash balance in the account and by the line available for federal funds.

Note 3 - Investment Securities

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2001 and 2000 were:

                                                                 Gross Unrealized
                                               Amortized    -------------------------  Estimated Fair
                                                  Cost         Gains         Losses         Value
                                              -----------   -----------    ----------  --------------
December 31, 2001
U.S. Government agencies and corporations     $ 6,209,906       129,073    $      827   $ 6,338,152
Mortgage-backed securities                      3,376,873        40,151             -     3,417,024
Muncipals                                       3,113,998             -        86,697     3,027,301
Commercial paper                                1,514,169        12,688         3,648     1,523,209
                                              -----------   -----------    ----------   -----------
                                              $14,214,946   $   181,912    $   91,172   $14,305,686
                                              ===========   ===========    ==========   ===========
December 31, 2000
U.S. Government agencies and corporations       7,931,524       100,200    $      662     8,031,062
Mortgage-backed securities                      1,659,831        13,006           840     1,671,997
Commercial paper                                  489,307         1,453             -       490,760
                                              -----------   -----------    ----------   -----------
                                              $10,080,662   $   114,659    $    1,502   $10,193,819
                                              ===========   ===========    ==========   ===========

For the year ended December 31, 2001, proceeds from the sales of securities available-for-sale amounted to $1,374,108. Gross realized gains amounted to $7,413. There were no gross realized losses. The tax provision applicable to the net realized gains was $2,565. There were no sales of securities in 2000 or 1999.

                               FIRST RELIANCE BANK

The following is a summary of maturities of securities available-for-sale as of December 31, 2001. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                             Securities
                                                         Available-For-Sale
                                                  -----------------------------
                                                     Amortized       Estimated
                                                       Cost         Fair Value
                                                  ------------     ------------
Due in one year or less                           $  1,377,530     $  1,390,655
Due after one year but within five years             4,174,757        4,277,237
Due after five years but within  ten years           1,628,523        1,646,904
Due after ten years                                  3,657,263        3,573,866
                                                  ------------     ------------
                                                    10,838,073       10,888,662
Mortgage-backed securities                           3,376,873        3,417,024
                                                  ------------     ------------

   Total                                          $ 14,214,946     $ 14,305,686
                                                  ============     ============


At December 31, 2001 and 2000, securities with amortized costs of $4,231,635 and $870,980 and estimated fair values of $4,269,785 and $893,999, respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

Note 4 - Loans

Major classifications of loans receivable at December 31, 2001 and 2000 are summarized as follows:

                                        2001              2000
                                    -----------       ------------
Mortgage loans on real estate:
   Residential 1-4 family           $ 11,720,240      $  8,136,803
   Commercial                         15,029,012         8,586,673
   Construction                        6,748,992         6,236,815
   Second mortgages                    4,266,248         3,826,872
   Equity lines of credit              1,641,940           783,979
                                    ------------      ------------
                                      39,406,432        27,571,142
Commercial and industrial             13,977,706         8,813,976
Consumer                              11,310,260        10,218,626
Other                                    180,793           141,360
                                    ------------      ------------
                                    $ 64,875,191      $ 46,745,104
   Total gross loans                ============      ============


The Bank identifies impaired loans through its normal internal loan review process. Loans on the Bank's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2001, management has determined that no impairment of loans existed.


Transactions in the allowance for loan losses for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999 are summarized below:

                              FIRST RELIANCE BANK

                                                   2001          2000          1999
                                                -----------    ---------    ---------
Balance, beginning of year                      $   780,407    $ 163,000    $       -
Provision charged to operations                     347,000      628,312      163,000
Recoveries on loans previously charged-off           44,977        1,220            -
Loans charged-off                                  (127,370)     (12,125)           -
                                                -----------    ---------    ---------
 Balance, end of year                           $ 1,045,014    $ 780,407    $ 163,000
                                                ===========    =========    =========

As of December 31, 2001, there were $146,436 in loans past due ninety days or more and $8,872 of loans in nonaccrual status. There was $6,684 in loans past due ninety days or more and no loans in nonaccrual status at December 31, 2000.

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes the Bank's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2001 and 2000:

                                           2001               2000
                                        -----------       -----------
 Commitments to extend credit           $10,831,678       $ 4,389,596
 Standby letters of credit                  211,894           104,648

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Bank's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Florence County and surrounding areas.

Note 5 - Premises and Equipment

Premises and equipment consisted of the following at December 31, 2001 and 2000:

                                                   2001            2000
                                               -----------     -----------
 Land                                          $  958,609      $  958,609
 Building                                       2,299,424       1,669,752
 Furniture and equipment                          762,230         436,349
 Construction in progress                               -         110,727
                                               ----------      ----------
    Total                                       4,020,263       3,175,437
 Less, accumulated depreciation                   344,722          87,083
                                               ----------      ----------
    Premises and equipment, net                $3,675,541      $3,088,354
                                               ==========      ==========

Depreciation expense for the years ended December 31, 2001, 2000, and 1999 amounted to $257,639, $76,150, and $10,933, respectively.

                               FIRST RELIANCE BANK

Note 6 - Deposits

At December 31, 2001, the scheduled maturities of time deposits were as follows:

Maturing In                                             Amount
------------                                        -------------
2002                                                $  36,236,949
2003                                                    2,652,109
2004                                                      347,428
2005                                                      357,647
2006                                                      427,958
                                                    -------------
    Total                                           $  40,022,091
                                                    =============

Note 7 - Short-Term Borrowings

Short-term borrowings payable at December 31, 2001 and 2000 are securities sold under agreements to repurchase which generally mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                     2001            2000
                                                  -----------    ------------
December 31 balance                               $ 1,927,164    $ 2,067,011
Average rate paid on December 31                         1.24%          5.11%
Average balance during the year                   $ 2,537,906    $ 1,154,850
Average interest rate during the year                    3.09%          5.31%
Maximum month-end balance during the year         $ 3,494,493    $ 2,227,685

Under the terms of the repurchase agreement, the Bank sells an interest in securities issued by United States Government agencies and agrees to repurchase the same securities the following business day. As of December 31, 2001, the par value and market value of the securities held by the third-party for the underlying agreements were $4,232,966 and $4,269,785, respectively. See Note 3.

Note 8 - Restrictions on Shareholders' Equity

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends are payable only from the positive undivided profits of the Bank. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. At December 31, 2001, the Bank's undivided profits were $415,500.

Note 9 - Other Operating Expenses

Other operating expenses for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999 are summarized below:

                                             2001         2000         1999
                                          ----------   ----------   ----------
Professional fees                         $  159,249   $  100,183   $  113,245
Office supplies, forms, and stationery       154,504      121,412       61,065
Advertising                                   85,479       62,580       38,669
Data processing and supplies                 202,444      125,126       64,096
Loan origination expenses                     28,986       36,839       25,777
Employee education and conventions            84,457       15,440        6,701
Computer and software                        120,350       84,300       25,088
Other                                        369,124      265,867      109,576
                                          ----------   ----------   ----------
     Total                                $1,204,593   $  811,747   $  444,217
                                          ==========   ==========   ==========

                              FIRST RELIANCE BANK

Note 10 - Income Taxes

Income tax expense (benefit) for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999 are summarized as follows:

                                                                2001             2000           1999
                                                             -----------     -----------     -----------
Currently payable
    Federal                                                  $  390,653      $  222,627      $        -
    State                                                        41,783          19,014               -
                                                             -----------     -----------     -----------
      Total current                                             432,436         241,641               -
                                                             -----------     -----------     -----------
 Deferred
    Federal                                                    (116,950)        (26,116)       (149,008)
    State                                                       (14,065)         (4,257)        (19,722)
                                                             -----------     -----------     ----------
      Total deferred                                           (131,015)        (30,373)       (168,730)
                                                             -----------     -----------     -----------

      Total income tax expense (benefit)                     $  301,421      $  211,268      $ (168,730)
                                                             ===========     ===========     ===========

Income tax expense (benefit) is allocated as follows:

                                                                2001            2000            1999
                                                             -----------     -----------     -----------
    To continuing operations                                 $  312,098      $  169,400      $ (165,036)
    To shareholders' equity                                     (10,677)         41,868          (3,694)
                                                             -----------     -----------     -----------

                                                                301,421         211,268        (168,730)
                                                             ===========     ===========     ===========

The components of deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 are as follows:

                                                                                 2001             2000
                                                                             -----------     ------------
 Deferred tax assets:
    Allowance for loan losses                                                $  435,598      $   302,003
    Organizational costs                                                         37,634           51,747
                                                                             -----------     ------------
      Total gross deferred tax assets                                           473,232          353,750
    Less, valuation allowance                                                   (86,908)         (86,908)
                                                                             -----------     ------------
      Total net deferred tax assets                                             386,324          266,842
                                                                             -----------     ------------

 Deferred tax liabilities:
    Unrealized gain on securities available-for-sale                             27,498           38,174
    Accumulated depreciation                                                     28,708           29,565
                                                                             -----------     ------------
         Total gross deferred tax liabilities                                    56,206           67,739
                                                                             -----------     ------------
      Net deferred tax asset recognized                                      $  330,118      $   199,103
                                                                             ===========     ============

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2001, management has determined that it is more likely than not that $386,324 of the total deferred tax asset will be realized and, accordingly, has established a valuation allowance of $86,908.

                              FIRST RELIANCE BANK

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999 follows:

                                                                 2001             2000           1999
                                                             -----------      -----------     -----------
Tax expense at statutory rate                                $  315,742       $  157,222      $ (224,097)
State income tax, net of federal income tax benefit              18,294           12,549         (29,448)
Establishment of valuation allowance                                  -                -          86,908
Other, net                                                      (21,938)            (371)          1,601
                                                             -----------      -----------     -----------

                                                             $  312,098       $  169,400      $ (165,036)
                                                             ===========      ===========     ===========

Note 11 - Related Party Transactions

Certain parties (principally certain directors and executive officers of the Bank, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2001 and 2000, the Bank had related party loans totaling $1,846,262 and $1,539,142, respectively. During 2001, $1,028,657 of advances were made to related parties and repayments totaled $721,537.

Deposits from related parties held by the Bank at December 31, 2001 and 2000 totaled $3,027,551 and $827,376, respectively.

At December 31, 2001 and 2000, the Bank had securities sold under agreements to repurchase with related parties of $400,082 and $2,054,544, respectively.

In 2000, the Bank purchased land for the Second Loop Road branch, which opened in 2001, from a director for $376,897.

The Bank used a broker, who is also a director, to purchase two tracts of land in 1999. The commissions paid to this director totaled $17,375 for the period August 16, 1999 to December 31, 1999.

Note 12 - Commitments and Contingencies

In the ordinary course of business, the Bank may, from time to time, become a party to legal claims and disputes. At December 31, 2001, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

                              FIRST RELIANCE BANK

Note 13 - Earnings Per Share

Net income per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Net income per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options. There were no dilutive common share equivalents outstanding during 1999; therefore, basic earnings per share and diluted earnings per share were the same for 1999.

                                                                        2001            2000             1999
                                                                     ----------      ----------      ------------
Net income per share - basic computation:

Net income available to common shareholders                          $  616,554      $  293,018      $  (494,072)
                                                                     ==========      ==========      ===========

Average common shares outstanding - basic                               723,733         723,518          723,518
                                                                     ==========      ==========      ===========

Net income per share - basic                                         $     0.85      $     0.40      $     (0.68)
                                                                     ==========      ==========      ===========

Net income per share - diluted computation:

Net income available to common shareholders                          $  616,554      $  293,018      $  (494,072)
                                                                     ==========      ==========      ===========

Average common shares outstanding - basic                               723,733         723,518          723,518

Incremental shares from assumed conversion of stock options              35,838          33,803                -
                                                                     ----------      ----------      -----------

Average common shares outstanding - diluted                             759,571         757,321          723,518
                                                                     ==========      ==========      ===========

Net income per share - diluted                                       $     0.81      $     0.39      $     (0.68)
                                                                     ==========      ==========      ===========

                              FIRST RELIANCE BANK

Note 14 - Stock Compensation Plan

Effective August 16, 1999, the Bank established the 1999 First Reliance Bank Employee Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 119,000 shares of the Bank's common stock to directors, officers, or employees of the Bank. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire, unexercised or are canceled become available for reissuance. At December 31, 2001, there were 7,003 options available for grant.

As discussed in Note 1, the Bank applies APB Opinion 25 in accounting for its stock compensation plans. Accordingly, no compensation cost has been recognized for any options issued by the Bank. Had compensation cost for the Bank's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Bank's net income (loss) and earnings (losses) per share would have been reduced to the pro forma amounts indicated below:

                                             2001          2000         1999
                                          ---------     ---------    -----------
 Net Income:
    As reported                           $ 616,554     $ 293,018    $ (494,072)
    Pro forma                             $ 538,854     $ 212,211    $ (523,933)

 Basic earnings per share:
    As reported                                0.85          0.40         (0.68)
    Pro forma                                  0.74          0.29         (0.72)

 Diluted earnings per share:
    As reported                                0.81          0.39         (0.68)
    Pro forma                                  0.71          0.28         (0.72)

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                              2001         2000            1999
                                              ----       --------       --------
Dividend yield                                 N/A          0.00%          0.00%
Expected volatility                            N/A          0.00%          0.00%
Risk-free interest rate                        N/A          6.52%          5.96%
Expected life                                  N/A       10 years       10 years


There were no options granted during 2001. The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2000 and 1999 were $5.84 and $4.44, respectively.

                              FIRST RELIANCE BANK

A summary of the status of the Bank's stock option plan as of December 31, 2001, 2000 and 1999, and changes during the period is presented below:

                                                     2001                       2000                        1999
                                         -------------------------     -----------------------    -----------------------
                                                         Weighted-                  Weighted-                   Weighted-
                                                          Average                    Average                     Average
                                                          Exercise                   Exercise                    Exercise
                                           Shares          Price        Shares        Price        Shares         Price
                                         --------       ---------      --------     ---------     --------      ---------
 Outstanding at beginning of year          114,000       $   0.07       111,000       $  10.00             -     $       -
 Granted                                         -              -         3,500          12.33       111,500         10.00
 Exercised                                    (597)         10.00             -              -             -             -
 Cancelled                                  (2,003)         10.00          (500)         10.00          (500)        10.00
                                           -------                     --------                     --------
 Outstanding at end of year                111,400       $  10.07       114,000       $  10.07       111,000     $   10.00
                                           =======                     ========                     ========

The following table summarizes information about stock options outstanding under the Bank's plan at December 31, 2001:
                                                     Outstanding    Exercisable
                                                     -----------    -----------
 Number of options                                       111,400          81,775
 Weighted average remaining life                      7.65 years      7.64 years
 Weighted average exercise price                    $      10.07     $     10.03
 High exercise price                                $      12.34     $     12.34
 Low exercise price                                 $      10.00     $     10.00

Note 15 - Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2001, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

                              FIRST RELIANCE BANK


The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2001 and 2000.

                                                                                                          To Be Well-
                                                                                                      Capitalized Under
                                                                                For Capital           Prompt Corrective
                                                         Actual             Adequacy Purposes         Action Provisions
                                                  ---------------------   ---------------------    ----------------------
                                                    Amount       Ratio      Amount       Ratio       Amount       Ratio
                                                  ---------     -------   ---------     -------     --------     --------
December 31, 2001
   Total capital (to risk-weighted assets)        $8,455,137      12.32%  $6,788,240     8.00%    $8,472,803      10.00%
   Tier 1 capital (to risk-weighted assets)        7,594,763      11.07%   3,389,120     4.00%     5,083,682       6.00%
   Tier 1 capital (to average assets)              7,594,763       8.96%   2,745,040     4.00%     3,431,300       5.00%

December 31, 2000
   Total capital (to risk-weighted assets)        $7,457,218      19.22%  $3,103,864     8.00%    $3,879,829      10.00%
   Tier 1 capital (to risk-weighted assets)        6,972,239      17.97%   1,551,932     4.00%     2,327,898       6.00%
   Tier 1 capital (to average assets)              6,972,239      11.03%   2,528,858     4.00%     3,161,073       5.00%

Note 16 - Unused Lines of Credit

As of December 31, 2001, the Bank had unused lines of credit to purchase federal funds from unrelated banks totaling $11,160,300. These lines of credit are available on a one to fourteen day basis for general corporate purposes.

Note 17 - Fair Value of Financial Instruments

The fair value of a financial instrument is the amount for which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

Investment Securities - For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Nonmarketable Equity Securities - The carrying amount of nonmarketable equity securities is a reasonable estimate of fair value since no ready market exists for these securities.

                              FIRST RELIANCE BANK

Loans - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Securities Sold Under Agreements to Repurchase - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis.

The carrying values and estimated fair values of the Bank's financial instruments as of December 31, 2001 and 2000 were as follows:

                                                                  2001                            2000
                                                        ---------------------------     ---------------------------
                                                          Carrying   Estimated Fair      Carrying    Estimated Fair
                                                           Amount        Value            Amount         Value
                                                        ------------ --------------     ------------ --------------
Financial Assets:
    Cash and due from banks                             $  1,987,594  $  1,987,594      $  2,412,552  $   2,412,552
    Federal funds sold                                     1,057,000     1,057,000         1,883,974      1,883,974
    Investments securities available-for-sale             14,305,686    14,305,686        10,193,819     10,193,819
    Nonmarketable equity securities                          142,400       142,400            12,300         12,300
    Loans                                                 64,875,191    64,997,633        46,745,104     46,254,512
    Allowance for loan losses                             (1,045,014)   (1,045,014)         (780,407)      (780,407)
    Accrued interest receivable                              687,611       687,611           553,739        553,739

Financial Liabilities:
    Demand deposit, interest-bearing transaction,
      and savings accounts                              $ 35,664,553  $ 35,664,553      $ 21,379,807  $  21,379,807
    Certificates of deposit                               40,022,091    40,524,281        33,263,536     33,452,272
    Securities sold under agreements to repurchase         1,927,164     1,927,164         2,067,011      2,067,011
    Accrued interest payable                                 472,848       472,848           347,548        347,548

                                                          Notional   Estimated Fair       Notional   Estimated Fair
                                                           Amount        Value             Amount        Value
                                                        ------------ --------------     ------------ --------------
Off-Balance-Sheet Financial Instruments:
    Commitments to extend credit                        $ 10,831,678  $ 10,831,678      $  4,389,596  $   4,389,596
    Standby letters of credit                                211,894       211,894           104,648        104,648

                         FIRST RELIANCE BANCSHARES, INC.


           Financial Statements - June 30, 2002 and December 31, 2001



           See notes to condensed consolidated financial statements.

                        FIRST RELIANCE BANCSHARES, INC.

                      Condensed Consolidated Balance Sheets

                                                                              June 30, 2002        December 31, 2001
                                                                            ------------------    -------------------
Assets:                                                                        (Unaudited)
  Cash and cash equivalents:
    Cash and due from banks                                                    $  3,097,771           $  1,987,594
    Federal funds sold                                                              370,000              1,057,000
                                                                               ------------           ------------
      Total cash and cash equivalents                                             3,467,771              3,044,594
                                                                               ------------           ------------

Securities available-for-sale                                                    16,217,221             14,305,686
Nonmarketable equity securities                                                     218,100                142,400
                                                                               ------------           ------------
      Total investment securities                                                16,435,321             14,448,086

Loans receivable                                                                 75,517,170             64,875,191
Less allowance for loan losses                                                   (1,125,739)            (1,045,014)
                                                                               ------------           ------------
      Loans, net                                                                 74,391,431             63,830,177

Premises and equipment, net                                                       3,960,591              3,675,541
Other real estate owned                                                              69,208                 86,988
Accrued interest receivable                                                         732,230                687,611
Other assets                                                                        416,633                421,537
                                                                               ------------           ------------

      Total assets                                                             $ 99,473,185           $ 86,194,534
                                                                               ============           ============

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
  Noninterest-bearing transaction accounts                                     $ 14,051,222           $ 12,175,551
  Interest-bearing transaction accounts                                          15,313,098              9,251,381
  Savings                                                                        13,742,331             14,237,621
  Time deposits $100,000 and over                                                18,288,913             14,874,927
  Other time deposits                                                            24,785,860             25,147,164
                                                                               ------------           ------------
      Total deposits                                                             86,181,424             75,686,644

Federal funds purchased                                                             183,000                   --
Securities sold under agreement to repurchase                                     1,339,562              1,927,164
Advances from Federal Home Loan Bank                                              3,000,000                   --
Accrued interest payable                                                            470,693                472,848
Other liabilities                                                                   243,034                449,871
                                                                               ------------           ------------
      Total liabilities                                                          91,417,713             78,536,527
                                                                               ------------           ------------

Shareholders' Equity:
Common stock, $.01 par value; 5,000,000 shares authorized,
 1,448,830 and 724,115 shares issued and outstanding at June 30, 2002
 and December 31, 2001, respectively                                                 14,488                  7,241
Surplus                                                                           7,143,891              7,172,022
Retained earnings                                                                   743,915                415,500
Accumulated other comprehensive income                                              153,178                 63,244
                                                                               ------------           ------------

    Total shareholders' equity                                                    8,055,472              7,658,007
                                                                               ------------           ------------

    Total liabilities and shareholders' equity                                 $ 99,473,185           $ 86,194,534
                                                                               ============           ============


           See notes to condensed consolidated financial statements.

                        FIRST RELIANCE BANCSHARES, INC.

                   Condensed Consolidated Statements of Income
                                   (Unaudited)


                                                        Six Months Ended June 30,            Three Months Ended June 30,
                                                    -------------------------------        ------------------------------
                                                         2002              2001                 2002              2001
                                                    ------------      -------------        ------------      ------------
Interest income:
  Loans, including fees                             $  2,853,333      $   2,570,840        $  1,451,679      $  1,306,002
  Investment securities:
    Taxable                                              326,201            466,568             165,932           267,646
    Nontaxable                                            99,413             23,340              58,110            20,254
    Nonmarketable equity securities                        4,426              1,281               2,183             1,281
  Federal funds sold and other                            37,776             87,358              18,168            31,045
                                                    ------------      -------------        ------------      ------------
    Total                                              3,321,149          3,149,387           1,696,072         1,626,228
                                                    ------------      -------------        ------------      ------------

Interest expense:
  Deposits                                             1,097,506          1,477,136             528,950           732,347
  Advances from Federal Home Loan Bank                    39,637                  -              19,957                 -
  Federal funds purchased and securities
   sold under agreements to repurchase                    10,199             55,180               4,658            28,733
                                                    ------------      -------------        ------------      ------------
    Total                                              1,147,342          1,532,316             553,565           761,080
                                                    ------------      -------------        ------------      ------------

Net interest income                                    2,173,807          1,617,071           1,142,507           865,148
Provision for loan losses                                218,161            162,500             127,761            90,000
                                                    ------------      -------------        ------------      ------------
Net interest income after provision for
  loan losses                                          1,955,646          1,454,571           1,014,746           775,148
                                                    ------------      -------------        ------------      ------------
Other operating income:
  Residential mortgage origination fees                  307,171            319,009             143,277           196,211
  Service charges on deposit accounts                    252,394            275,923             133,239           151,029
  Brokerage fees                                          46,856             30,603              14,636            16,158
  Gain on sales of securities available for sale          12,414                  -              12,414                 -
  Credit life insurance commissions                       14,323             25,779               6,718             8,292
  Other charges, commissions and fees                     39,254             18,746              19,308             5,088
                                                    ------------      -------------        ------------      ------------
    Total                                                672,412            670,060             329,592           376,778
                                                    ------------      -------------        ------------      ------------

Other operating expenses:
  Salaries and employee benefits                       1,270,653            893,698             686,927           463,744
  Occupancy expense                                       62,589             54,655              37,683            34,427
  Furniture and equipment expense                        111,681             68,714              55,020            38,022
  Loss on the sale of other real estate                    7,334                  -                   -                 -
  Other operating expenses                               718,090            566,008             362,939           318,701
                                                    ------------      -------------        ------------      ------------
    Total                                              2,170,347          1,583,075           1,142,569           854,894
                                                    ------------      -------------        ------------      ------------

Income before income taxes                               457,711            541,556             201,769           297,032
Income tax expense                                       129,296            184,990              45,342            94,260
                                                    ------------      -------------        ------------      ------------

Net income                                          $    328,415      $     356,566        $    156,427      $    202,772
                                                    ============      =============        ============      ============
Earnings per share
Basic earnings per share                            $       0.23      $        0.25        $       0.11      $       0.14
Diluted earnings per share                          $       0.22      $        0.23        $       0.10      $       0.13


           See notes to condensed consolidated financial statements.

                        FIRST RELIANCE BANCSHARES, INC.

   Condensed Consolidated Statement of Shareholders' Equity and Comprehensive
             Income for the six months ended June 30, 2002 and 2001
                                   (Unaudited)


                                                                                         Accumulated
                                    Common Stock                           Retained        Other
                             --------------------------                    Earnings     Comprehensive
                               Shares         Amount         Surplus       (Deficit)       Income         Total
                             -----------    -----------    -----------    -----------   -------------  -----------
Balance,
 December 31, 2000               723,518    $     7,235    $ 7,166,058    $  (201,054)   $    74,984   $ 7,047,223

Net income for
 the period                                                                   356,566                      356,566

Other comprehensive
 income (loss), net of tax
 benefit of $27,493                                                                         (54,251)       (54,251)
                                                                                                       -----------

Comprehensive income                   -              -              -              -              -       302,315
                             -----------    -----------    -----------    -----------    -----------   -----------

Balance,
 June 30, 2001                   723,518    $     7,235    $ 7,166,058    $   155,512    $    20,733   $ 7,349,538
                             ===========    ===========    ===========    ===========    ===========   ===========

Balance,
 December 31, 2001               724,115    $     7,241    $ 7,172,022    $   415,500    $    63,244   $ 7,658,007

Net income
 for the period                                                               328,415                      328,415

Other comprehensive
 income (loss), net of tax
 expense of $50,696                                                                           89,934        89,934
                                                                                                       -----------

Comprehensive income                                                                                       418,349
                                                                                                       -----------
Two for one stock split          724,415          7,244         (7,244)                                          -

Costs associated with
 stock offering                                                (23,884)                                    (23,884)

Exercise of stock options            300              3          2,997              -              -         3,000
                             -----------    -----------    -----------    -----------    -----------   -----------

Balance,
 June 30, 2002                 1,448,830    $    14,488    $ 7,143,891    $   743,915    $   153,178   $ 8,055,472
                             ===========    ===========    ===========    ===========    ===========   ===========


            See notes to condensed consolidated financial statements.

                        FIRST RELIANCE BANCSHARES, INC.

                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)


                                                                                    Six Months Ended June 30,
                                                                                  ----------------------------
                                                                                      2002            2001
                                                                                  ------------    ------------
Cash flows from operating activities:
  Net income                                                                      $    328,415    $    356,566
  Adjustments to reconcile net income to net cash used
   by operating activities:
    Provision for loan losses                                                          218,161         162,500
    Depreciation and amortization expense                                              144,943          80,076
    Accretion and premium amortization                                                  28,142             506
    Deferred income tax provision                                                        4,791         (38,210)
    Gains on sales of securities available-for-sale                                    (12,414)              -
    Losses on sales of other real estate                                                 7,334               -
    Increase in interest receivable                                                    (44,619)        (79,171)
    Increase (decrease) in interest payable                                             (2,155)        243,351
    (Increase) decrease in other assets                                                (67,059)         17,679
                                                                                  ------------    ------------
      Net cash provided by operating activities                                        398,702         922,734
                                                                                  ------------    ------------

Cash flows from investing activities:
  Net increase in loans made to customers                                          (10,848,615)     (7,760,405)
  Purchases of securities available-for-sale                                        (7,121,958)     (7,689,405)
  Maturities of securities available-for-sale                                        2,080,997       5,587,403
  Proceeds on sales of securities available-for-sale                                 3,254,328               -
  Purchase of securities held-to-maturity                                                    -      (1,283,394)
  Purchase of Federal Home Loan Bank stock                                             (75,700)       (130,100)
  Proceeds on sales of other real estate                                                79,646               -
  Purchases of premises and equipment                                                 (413,517)       (723,287)
                                                                                  ------------    ------------
    Net cash used by investing activities                                          (13,044,819)    (11,999,188)
                                                                                  ------------    ------------

Cash flows from financing activities:
  Net increase in deposits                                                          10,494,780      10,020,740
  Net increase in federal funds purchased                                              183,000               -
  Net increase (decrease) in securities sold under agreements to
repurchase                                                                            (587,602)      1,332,927
  Advances from the Federal Home Loan Bank                                           3,000,000               -
  Stock issuance costs                                                                 (23,881)              -
  Proceeds from the exercise of stock options                                            2,997               -
                                                                                  ------------    ------------
    Net cash provided by financing activities                                       13,069,294      11,353,667
                                                                                  ------------    ------------

Net increase in cash and cash equivalents                                              423,177         277,213

Cash and cash equivalents, beginning                                                 3,044,594       4,296,526
                                                                                  ------------    ------------

Cash and cash equivalents, end                                                    $  3,467,771    $  4,573,739
                                                                                  ============    ============

Cash paid during the period for:
Income taxes                                                                      $    381,167    $    159,677
Interest                                                                          $  1,149,497    $  1,288,965


            See notes to condensed consolidated financial statements.

                         FIRST RELIANCE BANCSHARES, INC.


              Notes to Condensed Consolidated Financial Statements
                                   (Unaudited)

Note 1 - Basis of Presentation


The accompanying financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they are condensed and omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders. The financial statements as of June 30, 2002 and for the interim periods ended June 30, 2002 and 2001 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The financial information as of December 31, 2001 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in First Reliance Bank's 2001 Annual Report on Form 10-KSB.


Note 2 - Earnings Per Share


A reconciliation of the numerators and denominators used to calculate basic and diluted earnings per share for the three and six month periods ended June 30, 2002, and 2001 are as follows:

                                                                                   Six Months Ended June 30, 2002
                                                                         ---------------------------------------------------
                                                                             Income            Shares           Per Share
                                                                          (Numerator)       (Denominator)         Amount
                                                                         -------------     ---------------    --------------
Basic earnings per share
Income available to common shareholders                                  $    328,415           1,448,588     $        0.23
                                                                                                              =============
Effect of dilutive securities
Stock options                                                                       -              59,921
                                                                         ------------       -------------
Diluted earnings per share
Income available to common shareholders
 plus assumed conversions                                                $    328,415           1,508,509     $        0.22
                                                                         ============       =============     =============

                                                                                   Six Months Ended June 30, 2001
                                                                         ---------------------------------------------------
                                                                             Income            Shares           Per Share
                                                                          (Numerator)       (Denominator)         Amount
                                                                         -------------     ---------------    --------------
Basic earnings per share
Income available to common shareholders                                  $    356,566           1,447,036     $        0.25
                                                                                                              =============

Effect of dilutive securities

Stock options                                                                      -               80,072
                                                                         ------------       -------------
Diluted earnings per share
Income available to common shareholders
 plus assumed conversions                                                $   356,566            1,527,108     $        0.23
                                                                         ============       =============     =============

                                                                                  Three Months Ended June 30, 2002
                                                                         ----------------------------------------------------
                                                                             Income            Shares           Per Share
                                                                          (Numerator)       (Denominator)         Amount
                                                                         -------------     ---------------    --------------
Basic earnings per share
Income available to common shareholders                                  $    156,427           1,448,830     $        0.11
                                                                                                              =============
Effect of dilutive securities
Stock options                                                                       -              67,944
                                                                         ------------       -------------

                        FIRST RELIANCE BANCSHARES, INC.


Diluted earnings per share

Income available to common shareholders
 plus assumed conversions                                                $    156,427           1,516,774     $        0.10
                                                                         ============       =============     =============

                                                                                  Three Months Ended June 30, 2001
                                                                         ----------------------------------------------------
                                                                             Income            Shares           Per Share
                                                                          (Numerator)       (Denominator)         Amount
                                                                         -------------     ---------------    --------------
Basic earnings per share

Income available to common shareholders                                  $    202,772           1,447,036     $        0.14
                                                                                                              =============
Effect of dilutive securities

Stock options                                                                       -              79,574
                                                                         ------------       -------------
Diluted earnings per share

Income available to common shareholders
 plus assumed conversions                                                $    202,772           1,526,610     $        0.13
                                                                         ============       =============     =============


Note 3 - Comprehensive Income


Comprehensive income includes net income and other comprehensive income, which is defined as nonowner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the six month and three month periods ended June 30, 2002 and 2001:

                                                                            Pre-tax          (Expense)         Net-of-tax
                                                                            Amount            Benefit           Amount
                                                                        -------------     ---------------    --------------
For the Six Months Ended June 30, 2002:
Unrealized gains (losses) on securities available-for-sale               $    153,044       $    (55,171)     $      97,873
Plus: reclassification adjustment for gains realized
 in net income                                                                (12,414)             4,475             (7,939)
                                                                         ------------       ------------      -------------

Net unrealized gains (losses) on securities                                   140,630            (50,696)            89,934
                                                                         ------------       ------------      -------------

Other comprehensive income                                               $    140,630       $    (50,696)     $      89,934
                                                                         ============       ============      =============

                                                                             Pre-tax          (Expense)         Net-of-tax
                                                                             Amount            Benefit           Amount
                                                                         -------------     ---------------    --------------
For the Six Months Ended June 30, 2001:

Unrealized gains (losses) on securities available-for-sale                $    (81,744)     $     27,493       $     (54,251)
Plus: reclassification adjustment for gains realized
 in net income                                                                       -                 -                   -
                                                                          ------------      ------------       -------------
Net unrealized gains (losses) on securities                                    (81,744)           27,493             (54,251)
                                                                          ------------      ------------       -------------

Other comprehensive income                                                $    (81,744)     $     27,493       $     (54,251)
                                                                          ============      ============       =============

                                                                             Pre-tax          (Expense)         Net-of-tax
                                                                             Amount            Benefit           Amount
                                                                         -------------     ---------------    --------------
For the Three Months Ended June 30, 2002:

Unrealized gains (losses) on securities available-for-sale                $    279,563      $      (95,306)    $     184,257

                         FIRST RELIANCE BANCSHARES, INC.


Plus: reclassification adjustment for gains realized
 in net income                                                 (12,414)      4,475       (7,939)
                                                             ---------   ---------    ---------
Net unrealized gains (losses) on securities                    267,149     (90,831)     176,318
                                                             ---------   ---------    ---------

Other comprehensive income                                   $ 267,149   $ (90,831)   $ 176,318
                                                             =========   =========    =========

                                                              Pre-tax    (Expense)    Net-of-tax
                                                              Amount      Benefit       Amount
                                                             ----------  ---------    ----------
For the Three Months Ended June 30, 2001:
Unrealized gains (losses) on securities available-for-sale   $ (47,977)  $  16,012    $ (31,965)
Plus: reclassification adjustment for gains realized
 in net income                                                       -           -            -
                                                             ---------   ---------    ---------
Net unrealized gains (losses) on securities                    (47,977)  $  16,012      (31,965)
                                                             ---------   ---------    ---------

Other comprehensive income                                   $ (47,977)  $  16,102    $ (31,965)
                                                             =========   =========    =========

Accumulated other comprehensive income consists solely of the unrealized gain on securities available-for-sale, net of the deferred tax effects.

Note 4 - Advances from the Federal Home Loan Bank

Advances from the Federal Home Loan Bank of Atlanta were $3,000,000 as of June 30, 2002. Of this amount, the following have scheduled maturities greater than one year:

             Maturing on        Interest Rate                       Principal
                   07/16/03     2.530%                              $   500,000
                   01/16/04     3.040%                                  500,000
                   01/17/12     3.825% - fixed, callable 01/17/05     1,000,000
                                                                    -----------
                                                                    $ 2,000,000
                                                                    ===========

Note 5 - Reorganization

On April 1, 2002 First Reliance Bank (the "Bank") became a wholly owned subsidiary of First Reliance Bancshares, Inc. (the "Company"), a South Carolina corporation pursuant to a statutory share exchange between the Bank and the Company, whereby each outstanding share of common stock of the Bank was exchanged for one share of common stock of the Company.

Note 6 - Shareholders' Equity

We declared a two-for-one stock split in the form of a stock dividend effected April 1, 2002. Share and per share data for all periods presented herein have been adjusted to give effect to the split.

Note 7 - Commitments

In June of 2002 we entered into an agreement with Jack Henry and Associates to bring our data processing in house. We believe that because of the increases, and projected future increases, in the volume of transactions, this will lower our future expenses. Also, our current data processing expense is currently variable depending on volume. In house processing will stabilize this expense and allow Management to more accurately forecast performance. The cost of this project will be approximately $1,100,000 and should be completed during the first quarter of 2004. We paid 25% to Jack Henry and Associates in June 2002 and will pay the remainder of the cost over the life of the project. We are amortizing the cost of the project over three years.

                         FIRST RELIANCE BANCSHARES, INC.


During the second quarter of 2002, we purchased property for $275,000 with the intention of converting it to an operations center. Renovations have begun and are estimated to have a total cost of approximately $617,000. We plan to put the operations center in use in the first quarter of 2003.

                         FIRST RELIANCE BANCSHARES, INC.

                             STOCK SUBSCRIPTION FORM

DEADLINE FOR SUBMISSION OF STOCK SUBSCRIPTION FORM


The offering period ends at 5:00 p.m., Florence, South Carolina time, on ______________, 2002, unless continued by the Board of Directors of the Holding Company as provided in the Prospectus to no later than _______________, 2003. Your stock subscription form, properly executed and with full payment as described below, must be received by the Holding Company by the deadline, or it will be considered void. Completed stock subscription forms with proper payment should be mailed to A. Dale Porter, Subscription Agent, First Reliance Bancshares, Inc., 2170 W. Palmetto Street, Florence, South Carolina, 29501 or delivered to him at that address.

Your subscription will be filled according to the provisions of the Prospectus. If you need help completing this form, please write to Mr. Porter at the above address or call him at (843) 662-8802.


NUMBER OF SHARES AND PAYMENT

Enter the number of shares (the "Shares") of Common Stock of First Reliance Bancshares, Inc. you wish to purchase. Multiply by $8.00 per Share and enter the Total Amount Due. THE MINIMUM PURCHASE IS 200 SHARES AND THE MAXIMUM PURCHASE IS 50,000 SHARES. Payment by bank draft or check should be made payable to "The Bankers Bank, as escrow depository for First Reliance Bancshares, Inc." THE BOARD OF DIRECTORS HAS RESERVED THE RIGHT TO REJECT ANY SUBSCRIPTION RECEIVED IN THE OFFERING, IN WHOLE OR IN PART.

================================================================================

Total Number of Shares      Subscription Price       Amount Due

________________________    X $8.00 =                $ ___________________



Enclosed is a bank draft or check made payable to "The Bankers' Bank, as escrow depository for First Reliance Bancshares, Inc." for


         $ ____________________

================================================================================

TELEPHONE NUMBERS

Please give us your daytime and evening telephone numbers. We will need to call you if we cannot execute your subscription as given or if we have any questions about your subscription. Please include your area code.

================================================================================

         Daytime Telephone (   )   -      Evening Telephone (   )   -
                           --------------          -----------------------

================================================================================

STOCK REGISTRATION

Print the name(s) in which you want the Shares registered and the mailing address of one registered holder. Enter the social security or taxpayer identification number of one registered holder. Only one number is required. Check only the box that shows how you want the legal ownership of the Shares to appear. If necessary, mark "Other" and enter the correct type of owner, such as corporation, trust or estate. To purchase Shares for a trust, include the date of the trust agreement and trust title.

================================================================================


________________________________________________________________________________
              Name(s) in which your Shares are to be registered


________________________________________________________________________________
              Name(s) in which your Shares are to be registered


________________________________________________________________________________
Street Address                      City                               County

South Carolina
--------------------------------------------------------------------------------
State                                                                  Zip Code


________________________________________________________________________________
              Social Security Number or Taxpayer Identification Number

[_]   Individual                          [_]   Joint Tenants with Right of
                                                Survivorship
[_]   Tenants in Common                   [_]   Uniform Gift to Minors
[_]   Other __________________________



================================================================================

ACKNOWLEDGMENT

Please read the following Acknowledgment statement carefully. Sign and date the form where indicated by the "X." When purchasing as a custodian, corporate officer, partner, trustee or in a similar capacity, include your full title.

================================================================================

I hereby acknowledge receipt of the Prospectus and that I understand that subscriptions are not transferable and that, after delivery to Mr. Porter on behalf of First Reliance Bancshares, Inc., this subscription may not be modified or revoked without the consent of the Board of Directors of the Holding Company. I certify that this stock subscription is for my account only and that I have no present agreement or understanding regarding any subsequent sale or transfer of the Shares. I further certify that (i) I am a resident of South Carolina and have no present intention of changing my state of residence and (ii) this subscription does not violate purchase limitations set forth more fully in the Prospectus. Under penalties of perjury, I certify that the social security or taxpayer identification number given above is correct and that I am not subject to backup withholding tax.


X__________________________________________________________________
       Signature                                        Date

X__________________________________________________________________
       Signature                                        Date

                  THIS SUBSCRIPTION IS NOT VALID UNLESS SIGNED

================================================================================

                    SHARES ARE NOT BANK DEPOSITS OR ACCOUNTS
                   AND ARE NOT FEDERALLY INSURED OR GUARANTEED

                                     [LOGO]

                         FIRST RELIANCE BANCSHARES, INC.



                             125,000 SHARES MINIMUM
                            1,250,000 SHARES MAXIMUM

                                  COMMON STOCK

                                   Prospectus

                              _______________, 2002

         The Holding Company has not authorized anyone to give any information or make any representation about the offering that differs from, or adds to, the information in this Prospectus or in its documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it. The delivery of this Prospectus and/or the sale of shares of common stock do not mean that there have not been any changes in the Holding Company's condition since the date of this Prospectus. If you are in a jurisdiction other than South Carolina or if you are a person to whom it is unlawful to direct offers to sell the securities offered by this Prospectus, then the offer presented by this Prospectus does not extend to you. This Prospectus speaks only as of its date except where it indicates that another date applies.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         The Registrant's Articles of Incorporation, subject to certain exceptions described below, eliminate the liability of a director to the Registrant or its stockholders for monetary damages for any breach of a fiduciary duty as a director. This provision does not eliminate or limit the liability of a director resulting or arising from (a) a breach of the director's duty of loyalty, (b) acts or omissions not in good faith or involving gross negligence, intentional misconduct or a knowing violation of law, (c) unlawful distributions or (d) a transaction from which the director derived an improper personal benefit.

         The Registrant's Bylaws provide that, to the fullest extent permitted by South Carolina law, the Registrant will indemnify all persons whom it may indemnify, including directors and officers, so long as such persons have conducted themselves in good faith and reasonably believed their conduct not to be opposed to the Bank's best interests. Under Sections 33-8-510, 33-8-550 and 33-8-560 of the South Carolina Business Corporation Act of 1988, as amended, a South Carolina corporation is authorized generally to indemnify its directors and officers in civil or criminal actions if they acted in good faith and reasonably believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. In addition, the Bylaws authorize the Board of Directors to obtain insurance protecting directors, officers, employees and agents of the Registrant against liability asserted against or incurred by them in connection with their activities on behalf of the Registrant, whether or not the Registrant would have the power to indemnify them under law.

Item 25. Other Expenses of Issuance and Distribution

         The estimated expenses payable by the Registrant in connection with the offering described in this Registration Statement are as follows:


SEC registration fee                                         $   920
Blue Sky qualification fees and expenses                         500
Printing, engraving & Edgar expenses                          15,000
Transfer Agent's fees                                          3,000
Legal fees and expenses                                       50,000
Accounting fees and expenses                                  10,000
Other (including postage)                                     10,000
                                                             -------
         Total                                               $89,420
                                                             =======


Item 26.  Recent Sales of Unregistered Securities.

         On April 1, 2002, the Registrant completed its acquisition of First Reliance Bank, a South Carolina banking corporation, pursuant to a statutory share exchange whereby each outstanding share of common stock of First Reliance Bank was exchanged for one share of common stock of the Registrant. The shares of common stock of the Registrant issued in connection with the share exchange were not registered under the Securities Act of 1933, as amended, in reliance upon the exemption from registration set forth in Section 3(a)(12) thereof.

Item 27. Exhibits.

                  See Exhibit Index.

Item 28. Undertakings.

         The Registrant hereby undertakes that it will:


         (1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) include any additional or changed material information on the plan of distribution.


         (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, State of South Carolina, on September 16, 2002.

                                                FIRST RELIANCE BANCSHARES, INC.



                                                By:/s/ F. R. Saunders, Jr.
                                                   __________________________
                                                   F. R. Saunders, Jr.
                                                   President and Chief Executive
                                                   Officer


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


Signature                                            Title                              Date
---------                                            -----                              -----

/s/ F. R. Saunders, Jr.
____________________________________        President, Chief Executive Officer          September 16, 2002
F. R. Saunders, Jr.                         and Director (principal executive
                                            officer)

/s/ A. Dale Porter
____________________________________        Executive Vice President, Chief             September 16, 2002
A. Dale Porter                              Financial Officer, Secretary and
                                            Director (principal financial and
                                            accounting officer)

                  *
____________________________________        Director                                    September 16, 2002
William P. Campbell

                  *
____________________________________        Chairman of the Board                       September 16, 2002
Leonard A. Hoogenboom                       and Director

                  *
____________________________________        Director                                    September 16, 2002
John M. Jebaily

                  *                         Director                                    September 16, 2002
____________________________________
Wilie Jones

____________________________________        Director
Andrew G. Kampiziones

                  *
____________________________________        Director                                    September 16, 2002
Nathaniel Lockhart

                  *
____________________________________        Director                                    September 16, 2002
C. Dale Lusk, MD

                  *
____________________________________        Senior Vice President                       September 16, 2002
Paul C. Saunders                            Assistant Secretary,
                                            and Director

____________________________________        Director
T. Daniel Turner

                  *                         Director          September 16, 2002
____________________________________
A. Joe Willis

* /s/ F. R. Saunders, Jr.
____________________________________
Attorney in Fact

                                  EXHIBIT INDEX


Exhibit                                                                         Sequential
Number      Description of Document                                              Page No.
------      -----------------------                                             ----------
2.*         Plan of Reorganization and Exchange between First Reliance
            Bancshares, Inc. and First Reliance Bank (incorporated by
            reference to Exhibit 2 to the Registrant's current report on Form
            8-K12g-3 dated April 1, 2002)

3(i)*       Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K12g-3 dated April 1,
            2002)

3(ii)* Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant's current report on Form 8-K12g-3 dated April 1, 2002)

4*          Specimen Stock Certificate (incorporated by reference to Exhibit 4 to the Registrant's current report on Form 8-K12g-3 dated April 1,
            2002)

5           Opinion of McNair Law Firm, P.A.

10.1(a)*    Executive Employment Agreement dated August 21, 2001 -
            F. R. Saunders, Jr. (incorporated by reference to Exhibit 10.4 to the Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2002)

10.1(b)*    Amendment 1 to Executive Employment Agreement dated June 1, 2002 -
            F. R. Saunders, Jr. (incorporated by reference to Exhibit 10.5(b) to the Registrant's quarterly report On Form 10-QSB for the quarter ended June 30, 2002)

10.2(a)*    Executive Employment Agreement dated August 21, 2001-
            A. Dale Porter (incorporated by reference to Exhibit 10.5 to the
            Registrant's quarterly report on Form 10-QSB for the quarter ended
            March 31, 2002)

10.2(b)*    Amendment 1 to Executive Employment Agreement dated June 1, 2002 -
            A. Dale Porter (incorporated by reference to Exhibit 10.6(b) to the
            Registrant's quarterly report On Form 10-QSB for the quarter ended
            June 30, 2002)

10.3(a)*    Executive Employment Agreement dated August 21, 2001 -
            Paul C. Saunders (incorporated by reference to Exhibit 10.6 to the Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2002)

10.3(b)*    Amendment 1 to Executive Employment Agreement dated June 1, 2002 -
            Paul C. Saunders (incorporated by reference to Exhibit 10.7(b) to the Registrant's quarterly report On Form 10-QSB for the quarter ended June 30, 2002)

10.4(a)* 1999 First Reliance Bank Employee Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant's quarterly report on Form 10-QSB for the quarter ended March 31, 2002)

10.4(b)*    Amendment No. 1 to 1999 First Reliance Bank Employee Stock Option
            Plan (incorporated by reference to Exhibit 10.2 to the Registrant's quarterly report on Form 10-QSB for the quarter ended March 31,
            2002)

10.4(c)*    Amendment No. 2 to 1999 First Reliance Bank Employee Stock Option
            Plan (incorporated by reference to Exhibit 10.3 to the Registrant's quarterly report on Form 10-QSB for the quarter ended June 30, 2002)

21**            Subsidiaries of the Registrant

23(i)           Consent of McNair Law Firm, P.A. (included in Exhibit 5)

23(ii)          Consent of Tourville, Simpson & Caskey LLP

24** Power of Attorney (Filed as part of the signature page of the Registration Statement)

99              Escrow Agreement by and between First Reliance Bancshares, Inc.
                and The Bankers Bank


*       Incorporated by reference, all other Exhibits are filed herewith.

**      Previously filed.